As filed with the Securities and Exchange Commission on August 23, 2005

Registration No. 333-126524

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1 to

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOUNTAIN NATIONAL BANCSHARES, INC.

(Exact name of small business issuer in its charter)

Tennessee	6021	75-3036312
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

300 East Main Street
Sevierville, Tennessee 37862
(865) 428-7990
(Address and telephone number of principal executive offices)

Dwight Grizzell
300 East Main Street
Sevierville, Tennessee 37862
(865) 428-7990
(Name, address and telephone number of agent for service)

Copies to:

Bob F. Thompson
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200

     Approximate date of proposed sale to the public: As soon practicable after the effective date of this registration statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 23, 2005

416,500 Shares

MOUNTAIN NATIONAL BANCSHARES, INC.

     Mountain National Bancshares, Inc. is offering a maximum of 416,500 shares and a minimum of 291,500 shares of its common stock. For each share of common stock purchased, a subscriber will also receive a warrant to purchase one (1) share of common stock at an exercise price of $25.20. Mountain National is first making the offering to shareholders of record as of the close of business on August 12, 2005, and will thereafter offer the shares and warrants to other prospective purchasers if the existing shareholders do not purchase all of the shares prior to September 14, 2005, which date may be extended by an additional seven (7) days by Mountain National’s board of directors. This offering will expire upon the earlier of the sale of all 416,500 shares of common stock or 5:00 p.m. Sevierville time on September 30, 2005, unless extended for up to an additional fifteen days by our board of directors. Subscriptions will be accepted beginning at 8.00 a.m. eastern daylight time on Wednesday, August 31, 2005 and the shares are being offered on a first-come first-served basis. We will reject any subscriptions tendered after all 416,500 shares have been subscribed for.

     The shares being offered will be quoted on the over-the-counter, or OTC, bulletin board under the symbol “MNTB.OB.” On August 22, 2005, the bid and asked prices of the shares as reported on the OTC bulletin board were $26.10 and $28.50 per share.

     Shares offered in this offering will be sold directly by us through the efforts of our employees, officers and directors. While this offering is open, we intend to invest the proceeds we receive in short-term, interest bearing accounts. Investing in our common stock involves risks. See “Risk Factors” beginning on page 6 of this prospectus.

		Total	Total
	Per share	Minimum (1)	Maximum (1)
Public offering price	$24.00	$6,996,000	$9,996,000
Net Proceeds, before expenses, to Mountain National	$24.00	$6,996,000	$9,996,000

(1)	We expect the offering expenses to be approximately $100,000, including filing fees, legal and accounting fees, printing fees and other miscellaneous fees and costs.

     Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The securities are not savings accounts, deposits or obligations of any bank and are not insured by the FDIC or any other governmental agency.

The date of this prospectus is August __, 2005

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the risk factors and our financial statements and related notes appearing elsewhere in this prospectus, to understand this offering fully.

     Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Mountain National Bancshares, Inc.” or “Mountain National” as used in this prospectus refer to Mountain National Bancshares, Inc. and its subsidiaries including Mountain National Bank, which we sometimes refer to as the bank, our bank subsidiary or our bank.

Mountain National Bancshares and Mountain National Bank

History

     Mountain National Bancshares, Inc., a Tennessee corporation, is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. Mountain National Bancshares, Inc. was incorporated in March 2002 to serve as the holding company for Mountain National Bank. The reorganization of Mountain National Bank into a holding company structure was consummated on July 1, 2002.

     Mountain National Bank is organized as a national banking association. It applied to the Office of the Comptroller of the Currency, or the “OCC,” and the Federal Deposit Insurance Corporation, or the “FDIC,” on February 16, 1998 to become an insured national banking association. It received approval from the OCC to organize as a national banking association on June 16, 1998 and commenced business on November 23, 1998. Mountain National Bank’s principal business is to accept demand and savings deposits from the general public and to make residential mortgage, commercial and consumer loans.

Operations

     We conduct our banking activities from our main office located in Sevierville, Tennessee and through five additional branch offices in Sevier County, Tennessee. We operate two branch offices in Gatlinburg, a branch office in Seymour, a branch office in Pigeon Forge and a branch office in Kodak, Tennessee. We have also received approval to open, and have begun construction on, an additional branch office in Pigeon Forge, Tennessee which we expect will be open during the third quarter of 2005.

     Our banking operations primarily target individuals and small businesses in Sevier County and the surrounding area. We offer a variety of retail banking services. We seek savings and other time and demand deposits from consumers and businesses in our primary market area by offering a full range of deposit accounts, including savings, demand deposit, retirement, including individual retirement accounts, or “IRA’s,” and professional and checking accounts, as well as certificates of deposit. Our primary sources of funding for lending activities include savings and demand deposits, income from investments, loan principal payments and borrowings. We use the deposit funds we receive to originate mortgage, commercial, and consumer loans, and to make other authorized investments. In addition, we currently maintain 13 full-service ATMs throughout our market area. In addition to traditional deposit-taking and lending services, we also provide a variety of checking accounts, savings programs, night depository services, safe deposit facilities and credit card plans. The retail nature of our commercial banking operations allows for diversification of depositors and borrowers, and we do not believe that we are dependent on a single or a few customers.

Management

     We believe that the banking experience and extensive business experience of our officers and directors in our market area allow us to take advantage of the opportunities that our market affords. Our management team includes the following senior officers:

     • Dwight Grizzell, our Chief Executive Officer, has over 33 years of banking experience. He served as Regional President of BankFirst for Sevier County from 1997 to 1998. Prior to that, he was the President/CEO and director of First National Bank of Gatlinburg. Mr. Grizzell began his career with Third National Bank in Nashville, Tennessee in 1972.

     • Michael L. Brown serves as Executive Vice President – Chief Operating Officer of Mountain National and the bank. Mr. Brown has been with Mountain National since its inception in 2002 and with the bank since 1998. Prior to joining the bank, Mr. Brown served as a Senior Vice President of First National Bank of Gatlinburg from 1995 to 1997, which later was purchased by BankFirst where he continued to serve in that capacity until joining Mountain National Bank in 1998. Mr. Brown has 24 years of banking experience.

     • Grace D. McKinzie serves as Executive Vice President – Chief Lending Officer of Mountain National and the bank. Ms. McKinzie has been with Mountain National since its inception in 2002 and with the bank since 1998. Ms. McKinzie is a native of Gatlinburg and began her banking career with The First National Bank of Gatlinburg where she served for more than 20 years prior to the formation of Mountain National.

Location of Executive Offices

     The address and phone number of our executive offices are:

300 East Main Street
Sevierville, Tennessee 37862
(865) 428-7990

The Offering

Common stock offered.	A maximum of 416,500 shares and a minimum of 291,500 shares of common stock, $1.00 par value per share, together with warrants to purchase shares of common stock (one warrant for each share purchased) at an exercise price of $25.20.

Warrants.	For every one (1) share of common stock that a subscriber purchases in this offering, the subscriber will receive a warrant to purchase one (1) share of common stock at an exercise price of $25.20 per share. The warrants will be exercisable in whole or in part beginning on the first anniversary of the consummation of this offering and will be exercisable for one year thereafter.

Offering price.	$24.00 per share.

Common stock outstanding after this offering.	1,653,884 shares of common stock will be outstanding if we sell the minimum number of shares being offered, and 1,778,884 shares will be outstanding if we sell the maximum number of shares.

Net proceeds.	We anticipate that our net proceeds from the offering of our common stock will be approximately $9,896,000. If all of the warrants are subsequently exercised we will receive an additional $10,456,800 in proceeds.

Use of proceeds.	We intend to use the net proceeds as working capital to fund future internal growth and for general corporate purposes.

Risk Factors.	See “Risk Factors” on page 6 for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

OTC bulletin board symbol.	MNTB.OB

     The number of shares outstanding after the offering is based upon our shares outstanding as of June 30, 2005 and excludes a total of 190,320 shares issuable under outstanding options granted under our stock option plan at that date. Of these options 156,115 are exercisable as of June 30, 2005, at a weighted average exercise price of $9.97 per share.

Summary Consolidated Financial Data

     The following table sets forth summary historical consolidated financial data from our consolidated financial statements and should be read in conjunction with our consolidated financial statements including the related notes and “Management’s Discussion and Analysis or Plan of Operation” beginning on page 30. Except for the data under “Performance Ratios” and “Asset Quality Ratios,” the summary historical consolidated financial data as of December 31, 2004, December 31, 2003, December 31, 2002, and December 31, 2001, and for the years ended December 31, 2004, 2003, 2002 and 2001 is derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus and the summary historical consolidated financial data as of and for the six months ended June 30, 2005, and June 30, 2004, is derived from unaudited consolidated financial statements for those periods, which are also included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2005, do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 31, 2005.

	At or for the Year Ended			At or for the Six Months
	December 31,			Ended June 30,
	2004	2003	2002	2001(1)	2005	2004

					(unaudited)
Statement of Financial Condition Data:
Total assets	$289,230,503	$224,468,675	$200,083,844	$155,761,514	$320,310,839	$249,481,470
Loans, net	206,896,783	177,703,487	144,773,151	101,582,687	227,821,517	185,422,130
Securities	50,705,432	22,255,902	24,624,148	34,837,673	55,168,384	35,833,514
Deposits	245,072,019	196,930,058	175,888,303	142,531,651	269,284,364	219,425,888
Stockholders’ equity	16,538,913	14,498,690	13,012,753	11,521,454	17,970,247	14,721,246

Income Statement Data:
Interest income	13,318,293	11,698,836	10,553,161	9,401,057	8,744,722	6,093,654
Interest expense	3,633,855	3,322,733	3,614,476	4,408,103	2,903,345	1,597,354

Net interest income	9,684,438	8,376,103	6,938,685	4,992,954	5,841,377	4,496,300
Provision for possible loan losses	468,000	735,000	779,945	465,608	198,000	234,000

Net interest income after provision for possible loan losses	9,216,438	7,641,103	6,158,740	4,527,346	5,643,377	4,262,300
Non-interest income	2,371,504	2,022,974	1,874,493	1,267,977	1,299,056	1,102,380
Non-interest expense	8,220,925	7,061,891	6,058,547	4,649,754	4,901,937	3,882,644

Income before income taxes	3,367,017	2,602,186	1,974,686	1,145,569	2,040,496	1,482,036
Income taxes	1,233,545	938,910	565,704	—	679,462	543,152

Net income	$2,133,472	$1,663,276	$1,408,982	$1,145,569	$1,361,034	$938,884

Per Share Data: (2)
Basic earnings per common share	$1.61	$1.26	$1.06	$0.87	$1.00	$0.71
Weighted average shares outstanding –basic	1,328,140	1,323,684	1,323,184	1,323,184	1,355,539	1,323,737
Diluted earnings per common share	$1.50	$1.19	$1.01	$0.82	$0.93	$0.66
Weighted average shares outstanding-diluted	1,424,730	1,398,064	1,390,909	1,397,965	1,456,107	1,415,293
Book value	$12.42	$10.95	$9.83	$8.71	$13.19	$11.12
Common shares outstanding at end of period	1,332,096	1,324,184	1,323,184	1,323,184	1,362,384	1,323,737

Performance Ratios:
Return on average shareholders’ equity	14.53%	12.56%	12.13%	10.50%	15.79%	12.80%
Return on average assets	0.85%	0.80%	0.90%	0.88%	0.90%	0.80%
Average equity as a percentage of average assets	7.07%	6.40%	7.38%	8.7%	5.71%	6.27%
Net interest margin (3)	4.25%	4.47%	4.58%	4.28%	4.42%	4.38%
Net interest spread (4)	4.03%	4.24%	4.23%	3.64%	3.48%	3.69%

	At or for the Year Ended			At or for the Six Months
	December 31,			Ended June 30,
	2004	2003	2002	2001(1)	2005	2004

					(unaudited)
Asset Quality Ratios:
Allowance for loan losses to nonaccrual loans	1,418%	741%	1,003%	N/A	677,834%	4,653%
Allowance for loan losses to total loans, net of unearned income	1.09%	1.19%	1.09%	0.83%	1.06%	1.11%
Nonperforming assets to total loans	0.09%	0.97%	0.17%	0.02%	0.00%	0.86%
Nonaccrual loans to total loans, net of unearned income	0.08%	0.16%	0.11%	N/A	0.00%	0.02%
Net loan charge-offs to average loans	0.17%	0.12%	0.03%	0.96%	0.02%	0.16%
Net charge-offs as a percentage of:
Provision for loan losses	70.1%	25.6%	4.1%	40.8%	22.9%	124.8%
Allowance for loan losses	14.4%	8.8%	2.0%	22.4%	1.9%	14.0%

Capital Ratios:
Leverage (5)	8.08%	8.87%	6.67%	7.79%	7.69%	8.57%
Tier 1 risked-based capital	9.94%	10.10%	8.20%	10.26%	9.57%	10.08%
Total risk-based capital	10.96%	11.64%	9.22%	11.02%	10.54%	11.35%

(1)	Financial data as of and for the year ended December 31, 2001, is for Mountain National Bank.

(2)	As adjusted to reflect the 5% stock dividend paid on January 31, 2005, and the 5% stock dividend paid on December 31, 2003.

(3)	Net interest margin is the result of net interest income for the period divided by average interest–earning assets.

(4)	Net interest spread is the result of the difference between interest yield earned on interest–earning assets less the average rate paid on interest–bearing liabilities.

(5)	Leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.

RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock in this offering. Investing in our common stock involves a high degree of risk. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition or operating results could be materially harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

We have a concentration of credit exposure to borrowers dependent on the tourism industry.

     Due to the predominance of the tourism industry in Sevier County, Tennessee, which is adjacent to the Great Smokey Mountains National Park and the home of the Dollywood theme park, a significant portion of Mountain National Bank’s commercial loan portfolio is concentrated within that industry. The predominance of the tourism industry also makes our business more seasonal in nature than may be the case with banks in other market areas. Mountain National Bank maintains ten primary concentrations of credit by industry, of which five are directly related to the tourism industry. At June 30, 2005, approximately $70 million in loans, representing approximately 30% of our total loans, were to businesses and individuals whose ability to repay depends to a significant extent on the tourism industry in the markets we serve. We also have additional loans that would be considered related to the tourism industry in addition to the five categories included in the industry concentration amounts noted above. Growth of the tourism industry in Sevier County has remained strong during recent years and we anticipate that this trend will continue; however, if the tourism industry experiences an economic slowdown and, as a result, the borrowers in this industry are unable to perform their obligations under their existing loan agreements, our earnings could be negatively impacted, causing the value of our common stock to decline.

We are geographically concentrated in Sevier County, Tennessee, and changes in local economic conditions impact our profitability.

     We operate primarily in Sevier County, Tennessee, and substantially all of our loan customers and most of our deposit and other customers live or have operations in Sevier County. Accordingly, our success significantly depends upon the growth in population, income levels, deposits and housing starts in Sevier County, along with the continued attraction of business ventures to the area. Our profitability is impacted by the changes in general economic conditions in this market. Additionally, unfavorable local or national economic conditions could reduce our growth rate, affect the ability of our customers to repay their loans to us and generally affect our financial condition and results of operations.

     We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, we cannot give any assurance that we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.

Our continued growth may require the need for additional capital and further regulatory approvals which, if not obtained, could adversely impact our profitability and implementation of our current business plan.

     To continue to grow, we will need to provide sufficient capital to Mountain National Bank through earnings generation, additional equity offerings, the issuance of additional trust preferred securities or borrowed funds or any combination of these sources of funds. Should we incur indebtedness, we could be required to obtain certain regulatory approvals beforehand if we are not well-capitalized under regulatory standards. Should our growth exceed our expectations, we may need to raise additional capital over our projected capital needs. However, our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand and grow our operations could be materially impaired. Should we not be able to obtain such approvals or otherwise not be able to grow our asset base, our ability to attain our long-term profitability goals will be more difficult.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

     If loan customers with significant loan balances fail to repay their loans according to the terms of these loans, our earnings would suffer. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of any collateral securing the repayment of our loans. We maintain an allowance for loan losses in an attempt to cover the inherent risks associated with lending. In determining the size of this allowance, we rely on an analysis of our loan portfolio based on volume and types of loans, internal loan classifications, trends in classifications, volume and trends in delinquencies, nonaccruals and charge-offs, national and local economic conditions, other factors and other pertinent information. If our assumptions are inaccurate, our current allowance may not be sufficient to cover potential loan losses, and additional provisions may be necessary which would decrease our earnings.

     In addition, federal and state regulators periodically review our loan portfolio and may require us to increase our provision for loan losses or recognize loan charge-offs. Their conclusions about the quality of our loan portfolio may be different than ours. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on our operating results.

Fluctuations in interest rates could reduce our profitability.

     Changes in interest rates may affect our level of interest income, the primary component of our gross revenue, as well as the level of our interest expense, our largest recurring expenditure. Interest rate fluctuations are caused by many factors which, for the most part, are not under our direct control. For example, national monetary policy plays a significant role in the determination of interest rates. Additionally, competitor pricing and the resulting negotiations that occur with our customers also impact the rates we collect on loans and the rates we pay on deposits.

     As interest rates change, we expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” may work against us, and our earnings may be negatively affected.

     Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. A decline in the market value of our assets may limit our ability to borrow additional funds or result in our lenders requiring additional collateral from us under our loan agreements. As a result, we could be required to sell some of our loans and investments under adverse market conditions, upon terms that are not favorable to us, in order to maintain our liquidity. If those sales are made at prices lower than the amortized costs of the investments, we will incur losses.

We may issue additional common stock or other equity securities, including upon exercise of the warrants being offered in this offering, in the future which could dilute the ownership interest of existing shareholders.

     In order to maintain our capital at desired or regulatorily-required levels, we may be required to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. We may sell these shares at prices below the public offering price of the shares offered by this prospectus, and the sale of these shares may significantly dilute your ownership as a shareholder. We could also issue additional shares in connection with acquisitions of other financial institutions. In addition, we are issuing one warrant to purchase a share of common stock for every share of common stock purchased in this offering. If these warrants, which have an exercise price of $25.20 and are exercisable beginning one year after we consummate this offering, are exercised, our shareholders may have their ownership interest diluted.

Our common stock is currently traded on the over-the-counter, or OTC, bulletin board and has substantially less liquidity than the average stock quoted on a national securities exchange.

     Although our common stock is publicly traded on the OTC bulletin board, our common stock has substantially less daily trading volume than the average trading market for companies quoted on the Nasdaq

National Market, or any national securities exchange. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Although we believe that this offering will improve the liquidity of the market for our common stock, no assurance can be given that the offering will increase the volume of trading in our common stock.

     The market price of our common stock may fluctuate in the future, and these fluctuations may be unrelated to our performance. General market price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

We may not be able to sell all of the shares we are offering which will result in an inability to raise the net proceeds we need for the growth we have planned.

     We do not have firm-commitment underwriters for this offering and instead are offering our shares for purchase directly through our officers, directors and employees; if we do not receive subscriptions for the minimum number of shares we are not required to close this offering. As a result, we may return your investment to you, without interest, if we do not sell the minimum number of shares in this offering. Further, the offering may extend until October 15, 2005 and during the offering period it is unlikely that shareholders will be able to sell shares for prices above the offering price.

Loss of our senior executive officers or other key employees could impair our relationship with our customers and adversely affect our business.

     We have assembled a senior management team which has substantial background and experience in banking and financial services and in the Sevier County, Tennessee banking market. Loss of the services of any of these key personnel could negatively impact our business because of their skills, years of industry experience, customer relationships and the potential difficulty of promptly replacing them.

Our business is dependent on technology, and an inability to invest in technological improvements may adversely affect our results of operations and financial condition.

     The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. We have made significant investments in data processing, management information systems and internet banking accessibility. Our future success will depend in part upon our ability to create additional efficiencies in our operations through the use of technology, particularly in light of our past and projected growth strategy. Many of our competitors have substantially greater resources to invest in technological improvements. There can be no assurance that our technological improvements will increase our operational efficiency or that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

We may be unable to satisfy regulatory requirements relating to our internal control over financial reporting.

     Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal control over financial reporting and have our auditor attest to such evaluation for the year ended December 31, 2006. Although we have prepared an internal plan of action for compliance, we have not completed the evaluation as of the date of this filing. Compliance with these requirements is expected to be expensive and time-consuming and may negatively impact our results of operations. Further, we may not meet the required deadlines. If we fail to timely complete this evaluation, or if our auditors cannot timely attest to our evaluation, we may be subject to regulatory scrutiny and a loss of public confidence in our internal control over financial reporting and as a result our stock price may be negatively impacted.

We are subject to various statutes and regulations that may limit our ability to take certain actions.

     We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various regulatory agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

     The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

If a change in control or change in management is delayed or prevented, the market price of our common stock could be negatively affected.

     Certain federal and state regulations may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers.

Competition with other banking institutions could adversely affect our profitability.

     We face significant competition in our primary market area from a number of sources, including five commercial banks and one savings institution. As of June 30, 2004, there were 42 commercial bank branches and four savings institutions branches located in Sevier County. Citizens National Bank, Sevier County Bank, and Tennessee State Bank are community banks that are domiciled in Sevier County and with which we compete. Regional bank holding companies operating in Sevier County include SunTrust Bank, which operates three offices in Sevier Country, Home Federal Bank FSB, which operates a total of four branches in Sevier County, and BB&T, which operates eight branches in Sevier County.

     Most of our competitors have been in existence for a longer period of time, are better established, have substantially greater financial resources and have more extensive facilities than we do. Because of the size and established presence of our competitors in our market area, these competitors have longer-term customer relationships than we maintain and are able to offer a wider range of services than we offer.

FORWARD-LOOKING STATEMENTS

     Certain of the statements made herein under the caption “Management’s Discussion and Analysis or Plan of Operation,” and elsewhere, including information incorporated herein by reference to other documents, are “forward-looking statements” within the meaning and subject to the protections of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Mountain National Bancshares. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

     All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation those described under “Risk Factors” in this prospectus and the following:

•	the effects of future economic or business conditions nationally and in our local market;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in banking, securities and tax laws and regulations;

•	the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;

•	credit risks of borrowers;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services;

•	the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates;

•	the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and the possible failure to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	changes in accounting policies, rules and practices;

•	changes in technology or products that may be more difficult, or costly, or less effective, than anticipated;

•	the effects of war or other conflict, acts of terrorism or other catastrophic events that may affect general economic conditions; and

•	other factors and risks described in any of our subsequent reports that we make with the Securities and Exchange Commission (the “Commission”) under the Exchange Act.

     All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this report, or after the respective dates on which such statements otherwise are made.

THE OFFERING

Minimum/Maximum

     We are offering a minimum of 291,500 shares and a maximum of 416,500 shares of our common stock for a price of $24.00 per share, for a total minimum amount of gross proceeds of $6,996,000 and a total maximum amount of gross proceeds of $9,996,000, in each case before deducting the estimated $100,000 of expenses we expect to incur in this offering. Investors must purchase at least 100 shares to participate in this offering but are not limited in the maximum number of shares they can purchase. If we do not sell the minimum number of shares being offered by this prospectus, we will not be required to accept any subscriptions and will return your subscription fee to you, without interest.

Director and Executive Officer Participation

     Our directors and executive officers have indicated to us that they anticipate that they will subscribe for a minimum of 158,000 shares in this offering.

Warrants

     For every share of common stock that a purchaser purchases under this offering, the purchaser will receive a warrant to purchase one (1) share of common stock at an exercise price of $25.20 per share. The warrants will be exercisable in whole or in part at any time beginning on the first anniversary of the consummation of this offering and will be exercisable for one year thereafter. The warrants may be exercised by the payment of the warrant exercise price in cash, check, or money order. Holders of warrants, as such, will not have any voting or other rights as shareholders of ours until such time as they exercise the warrants in accordance with the terms of the warrant agreement. The warrants are detachable from the shares and may be transferred separately. Both the purchase price and the number of shares available for purchase under the warrants are subject to anti-dilutive adjustments upon the occurrence of certain events such as a stock dividend, stock split or a reclassification of common stock.

     In the event that we merge or consolidate with or into any other corporation, or otherwise transfer our property, assets, and business substantially in our entirety to a successor corporation, there will thereafter be deliverable upon any exercise of a warrant the number of shares of common stock or other securities or property (including cash) to which a holder of the number of shares of common stock which would otherwise have been deliverable upon the exercise of such warrant would have been entitled upon such merger, consolidation, sale or transfer, if such warrant had been exercised in full immediately prior thereto.

Preference for Existing Shareholders

     We are first offering the shares and warrants to our existing shareholders as of the close of business on August 12, 2005. If after fourteen days from August 31, 2005, our existing shareholders have not purchased all of the shares we are offering, we will offer any unsold shares to persons who were not existing shareholders of ours as of the close of business on August 12, 2005. We reserve the right, in our sole discretion, to extend the fourteen day initial period in which only our existing shareholders are allowed to purchase shares in the offering for an additional seven days if our board of directors determines to do so.

Offering period

     We will begin accepting subscriptions for the shares at 8:00 a.m. eastern daylight time on Wednesday, August 31, 2005 and the offering period for the shares will end when all of the shares of the common stock are sold or 5:00 p.m., Sevierville time, on September 30, 2005, whichever will occur first. We may extend this date at our discretion for additional periods not exceeding a total of fifteen (15) additional days (i.e., until October 15, 2005). We will promptly notify subscribers of any extensions.

How to Participate in This Offering

     Purchasers must follow the following procedure if participating in this offering:

1.	Complete, date and sign each of the subscription agreement and warrant agreement which are included with this prospectus. Make sure you follow the instructions within the subscription and warrant agreements when completing them. You will need to execute and return two original signature pages to the Warrant Agreement.

2.	Make a check payable to the order of “Mountain National Bancshares, Inc.,” in the amount of $24.00 times the number of shares you wish to purchase.

3.	Persons participating in this offering must purchase at least 100 shares but are not limited in the maximum number of shares that they can purchase.

4.	Beginning no earlier than 8:00 a.m. eastern daylight time on Wednesday, August 31, 2005, return the completed subscription agreement and check to:

In person: Mountain National Bancshares, Inc.
Michael Brown
300 East Main Street
Sevierville, Tennessee 37862

By mail: Mountain National Bancshares, Inc. Michael Brown P.O. Box 6519 Sevierville, Tennessee 37864

5.	If we accept your subscription, upon receipt of proper payment and a completed and duly executed subscription agreement and warrant agreement, you will be entitled to receive a certificate representing the number of shares purchased, which will be validly issued, fully paid and nonassessable. Certificates will be mailed as soon as reasonably possible following consummation of the offering. You will also receive a fully-executed copy of the warrant agreement for you to keep in your files.

6.	The subscription agreement is irrevocable.

Our Discretion

     We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date of this offering and to not offer the shares in those states where existing shareholders or prospective purchasers reside, where compliance with the state’s securities laws would require that we register the shares for issuance under the state’s securities laws or where compliance with those laws would not be in our, or our shareholders’, best interests. If the offering is over subscribed, we plan to accept subscriptions on a first-come, first-served basis. We will notify all subscribers within ten business days after the earlier of the final expiration date or the sale of all of the shares being offered in this offering whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds, without interest.

USE OF PROCEEDS

     We estimate that our net proceeds from our sale of the 416,500 shares of common stock we are offering will be approximately $9,896,000 after deducting estimated offering expenses payable by us assuming a public offering price of $24.00 per share. If we are only able to sell the minimum number of shares we are offering, our net proceeds, after deducting estimated offering expenses payable by us assuming a $24.00 public offering price per share will be $6,896,000.

     We will invest approximately $8,000,000 of the net proceeds in Mountain National Bank where these proceeds would be available for general corporate purposes, including funding Mountain National Bank’s lending and investment activities associated with its expected continued growth. We will retain the remaining approximately $2,000,000 and use it for our general corporate purposes and working capital to position us for future internal growth. Pending these uses, the net proceeds will be invested by us in a variety of short-term assets, including federal funds, interest-bearing deposits in other banks and similar investments.

PRICE RANGE OF OUR COMMON STOCK

     There is not a large market for our shares, which are quoted on the OTC bulletin board under the symbol “MNBT.OB” and are not traded on any national exchange. Trading is generally limited to private transactions and, therefore, there is limited reliable information available as to the number of trades or the prices at which our stock has traded. Management has reviewed the limited information available regarding the range of prices at which our common stock has been sold. The following table sets forth the estimated price range for sales of common stock for each quarter of the last two years or for the first and second quarters of 2005 and through the date hereof. This data is provided for information purposes only and should not be viewed as indicative of the actual or market value of our common stock:

	High	Low
2003:
First quarter	$15.00	$14.00
Second quarter	14.00	14.00
Third quarter	15.00	15.00
Fourth quarter	15.00	15.00
2004:
First quarter	$15.40	$15.00
Second quarter	20.82	20.82
Third quarter	21.00	21.00
Fourth quarter	21.00	21.00
2005:
First quarter	$24.00	$21.00
Second quarter	24.00	23.00
Third quarter (through August 22, 2005)	29.00	22.50

     These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

     As of June 30, 2005 we had approximately 1,905 holders of record of our common stock. We have no other class of securities issued or outstanding.

DIVIDEND POLICY

     Dividends from Mountain National Bank are our primary source of funds to pay dividends on our capital stock. Under the National Bank Act, Mountain National Bank may, in any calendar year without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years

(less any required transfers to surplus). The need to maintain adequate capital in Mountain National Bank also limits dividends that may be paid to us. The OCC and Federal Reserve have the general authority to limit the dividends paid by insured banks and bank holding companies, respectively, if such payment may be deemed to constitute an unsafe or unsound practice. If, in the particular circumstances, the OCC determines that the payment of dividends would constitute an unsafe or unsound banking practice, the OCC may, among other things, issue a cease and desist order prohibiting the payment of dividends. This rule is not expected to adversely affect Mountain National Bank’s ability to pay dividends to us. Additional information regarding restrictions on the ability of Mountain National Bank to pay dividends to us is contained in this prospectus under “Description of Business- Supervision and Regulation.”

     During January 2005 our board of directors approved a five percent stock dividend to shareholders of record as of January 7, 2005. The dividend was paid to shareholders on or about January 31, 2005. In lieu of fractional shares, we made a total cash payment of $16,244.59, based on a price of $24.01 per share. The total number of shares issued pursuant to the dividend was 63,482. No cash dividends have been declared or paid by us since our incorporation.

CAPITALIZATION

     The following table sets forth our capitalization and certain capital ratios as of June 30, 2005. Our capitalization is presented on an actual basis and on an as adjusted basis to reflect the sale of 416,500 shares of our common stock in this offering and our receipt of approximately $9.9 million in estimated net proceeds from this offering, assuming a public offering price of $24.00 per share and after deducting the estimated expenses of this offering.

	June 30, 2005
	Actual	As Adjusted
	(Dollars in thousands)
Shareholders’ equity:
Common stock, par value $1.00; 2,400,000 shares authorized: 1,362,384 issued and outstanding at June 30, 2005 — As adjusted: 1,778,884 issued and outstanding	$1,362	$1,779
Additional paid-in capital	13,783	23,363

Retained earnings	3,221	3,221
Accumulated other comprehensive income (loss), net	(397)	(397)

Total shareholders’ equity	$17,969	$27,966

Capital ratios:

Leverage (1)	7.69%	10.54%
Risk-based capital (2)
Tier 1	9.57%	13.02%
Total	10.54%	13.96%

(1)	Leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets for the quarter ended June 30, 2005. As adjusted calculation assumes that proceeds from offering would have been received as the last transaction for the quarter ended June 30, 2005.

(2)	The as adjusted calculations for the risk-based capital ratios assume that the proceeds from the offering are invested in assets which carry a 100% risk-weighting as of June 30, 2005.

DESCRIPTION OF BUSINESS

Mountain National

     Mountain National is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. We provide a full range of banking services through its banking subsidiary, Mountain National Bank.

     Mountain National’s main office is located at 300 East Main Street, Sevierville, Tennessee 37862. Mountain National was incorporated as a business corporation in March 2002 under the laws of the State of Tennessee for the purpose of acquiring 100% of the issued and outstanding shares of common stock of Mountain National Bank. In June 2002 we received approval from the Federal Reserve Bank of Atlanta to become a bank holding company. Effective July 1, 2002, we entered into a reorganization with Mountain National Bank pursuant to which we acquired 100% of the outstanding shares of Mountain National Bank and the shareholders of Mountain National Bank became our shareholders.

     At December 31, 2004, our assets consisted primarily of our ownership of the capital stock of the bank.

     We are authorized to engage in any activity permitted by law to a corporation, subject to applicable federal and state regulatory restrictions on the activities of bank holding companies. Our holding company structure provides us with greater flexibility than our bank would otherwise have relative to expanding and diversifying our business activities through newly formed subsidiaries or through acquisitions. While our management has no present plans to engage in any other business activities, management may from time to time study the feasibility of establishing or acquiring subsidiaries to engage in other business activities to the extent permitted by law.

Mountain National Bank

     Mountain National Bank is organized as a national banking association. It applied to the Office of the Comptroller of the Currency, or the “OCC,” and the Federal Deposit Insurance Corporation, or the “FDIC,” on February 16, 1998 to become an insured national banking association. Mountain National Bank received approval from the OCC to organize as a national banking association on June 16, 1998 and commenced business on November 23, 1998. Its principal business is to accept demand and savings deposits from the general public and to make residential mortgage, commercial and consumer loans.

Other Subsidiaries

     On April 1, 2005, Mountain National Bank formed a subsidiary, MNB Holdings, Inc. and subsequently transferred to this new subsidiary its ATM machines, vehicles, excess bank land that will not be used for bank branching, approximately $6 million of investments, approximately $90 million in real estate secured loans, and $25,000 cash in exchange for 100% of the common stock of the subsidiary. The bank presently leases the ATM machines and vehicles from this subsidiary.

     On April 1, 2005, MNB Holdings, Inc., formed a subsidiary, MNB Investments, Inc. and transferred approximately $6 million of investments, approximately $90 million in real estate secured loans, and the $25,000 cash to this subsidiary in exchange for 100% of the common stock of the subsidiary. MNB Investments is a Nevada corporation that manages the investment portfolio it received.

     On April 1, 2005, MNB Investments, Inc., formed a subsidiary, MNB Real Estate, Inc., and transferred approximately $90 million in real estate loans to this subsidiary in exchange for 100% of the common stock of the subsidiary. MNB Investments, Inc. is a real estate investment trust and maintains the loan portfolio and purchases additional loans from Mountain National Bank with the receipts of principal payments from the loans it owns. These loans are primarily secured by real estate and are originated by Mountain National Bank. MNB Real Estate has contracted with Mountain National Bank to service these loans for a fee, and allows Mountain National Bank to pledge certain consumer one to four family secured loans in its portfolio for advances the bank receives from the Federal Home Loan Bank.

Our Banking Business

     General. Our banking business consists primarily of traditional commercial banking operations, including taking deposits and originating loans. We conduct our banking activities from our main office located in Sevierville, Tennessee and through five additional branch offices in Sevier County, Tennessee. We operate two branch offices in Gatlinburg, a branch office in Pigeon Forge, a branch office in Seymour, and a branch office in Kodak, Tennessee. The retail nature of our commercial banking operations allows for diversification of depositors and borrowers, and we do not believe that we are dependent on a single or a few customers.

     We offer a variety of retail banking services. We seek savings and other time and demand deposits from consumers and businesses in our primary market area by offering a full range of deposit accounts, including savings, demand deposit, retirement, including individual retirement accounts, or “IRA’s,” and professional and checking accounts, as well as certificates of deposit. We use the deposit funds we receive to originate mortgage, commercial, and consumer loans, and to make other authorized investments. In addition, we currently maintain 13 full-service ATMs throughout our market area. Because the bank is a member of a number of payment systems networks, bank customers may also access banking services through ATMs and point of sale terminals throughout the world. In addition to traditional deposit-taking and lending services, we also provide a variety of checking accounts, savings programs, night depository services, safe deposit facilities, and credit card plans.

     In addition to our six existing locations, we purchased property and have begun construction on a seventh location on Wears Valley Road in Pigeon Forge. Our bank has received approval from the OCC for this new branch and we expect to complete construction during the third quarter of 2005. We also regularly evaluate additional sites for future expansion in and around our existing markets.

     The banking industry is significantly affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, the housing industry, and financial institutions. Deposits at commercial banks are influenced by economic conditions, including interest rates and competing investment instruments, levels of personal income and savings, among others. Lending activities are also influenced by a number of economic factors, including demand for and supply of housing, conditions in the construction industry, local economic and seasonal factors, and availability of funds. Our primary sources of funding for lending activities include savings and demand deposits, income from investments, loan principal payments and borrowings. For additional information relating to our deposits and loans, refer to “Management’s Discussion and Analysis or Plan of Operation.”

     Market Areas. Our primary market area is Sevier County, located in eastern Tennessee. We intend to continue our focus on this primary market area in the future, although we can make no assurances that we will not pursue attractive opportunities for expansion to adjacent markets. Additionally, even with our current market area focus, some of our business may come from areas contiguous to our primary market area.

Lending Activities

     General. We concentrate on developing a diversified loan portfolio consisting of first mortgage loans secured by residential properties, loans secured by commercial properties, and other commercial and consumer loans.

     Real Estate Lending. We originate permanent and construction loans having terms of up to 30 years and secured by residential real estate comprised of single-family dwellings and multi-family dwellings of up to four units. All of our residential real estate loans consist of conventional loans that are not insured or guaranteed by government agencies. We have developed a portfolio of residential real estate loans consisting primarily of adjustable rate mortgage loans, or “ARM loans,” which reprice from between one and five years after origination. We also originate and hold in our portfolio traditional fixed-rate mortgage loans in appropriate circumstances.

     We emphasize the origination of ARM loans over fixed-rate loans because the interest we earn on ARM loans tends to more closely track changes in market rates of interest. There are, however, certain unquantifiable borrower credit risks associated with ARM loans that may not be present in fixed-rate loans, particularly the increased risks of delinquency and nonpayment by certain borrowers that accompanies rising interest rates on outstanding ARM loans as they adjust in response to higher market rates of interest. These delinquency and nonpayment risks may be exacerbated if we use discounting as a marketing incentive to originate ARM loans bearing initial rates of interest that are below the rates borrowers would otherwise be required to pay if we did not offer initial discounting. Additionally, although ARM loans allow us to increase the sensitivity of our asset base to changes in interest rates, the extent of this interest sensitivity will be limited by any periodic and lifetime interest rate adjustment limits associated with individual loans.

          Although we generally believe that ARM loans reduce our interest rate risk exposure because we believe that repricing of ARM loans will generally better match changes in our cost of funds than will fixed-rate loans, we can make no assurances that the yields we earn on ARM loans will be sufficient to offset increases in our cost of funds in the future. For additional information relating to our sensitivity to interest rates and our efforts to manage our exposure to risks associated with changes in market rates of interest, refer to the discussion under “Management’s Discussion and Analysis or Plan of Operation – Discussion of Financial Condition – Interest Rate Sensitivity Management.”

          From time to time we originate a limited number of permanent, conventional residential mortgage loans that we sell on a servicing-released basis to private institutional investors such as savings institutions, banks, life insurance companies and pension funds. We originate these loans on terms and conditions similar to those required for sale to the Federal Home Loan Mortgage Corporation, or “FHLMC,” and the Federal National Mortgage Association, or “FNMA,” except that we occasionally offer these loans with higher dollar limits than are permissible for FHLMC or FNMA-eligible loans.

          The loan-to-value ratios we require for the residential mortgage loans we originate are determined based on guidelines established by our bank’s board of directors pursuant to applicable law.

          Consumer Lending. We originate consumer loans that typically fall into the following categories:

•	loans secured by junior liens on real estate, including home improvement and home equity loans, which have an average maturity of about ten years and generally are limited to 85% of appraised value;

•	loans secured by personal property, such as automobiles, recreational vehicles or boats, which typically have 36 to 60 month maturities;

•	loans to our depositors secured by their time deposit accounts or certificates of deposit;

•	unsecured personal loans and personal lines of credit; and

•	credit card loans.

     Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or that are secured by rapidly depreciating assets such as automobiles. Where consumer loans are unsecured or secured by depreciating assets, the absence of collateral or the insufficiency of any repossessed collateral to serve as an adequate source of repayment of the outstanding loan balance poses greater risk of loss to us. When a deficiency exists between the outstanding balance of a defaulted loan and the value of collateral repossessed, the borrower’s financial instability and life situations that led to the default (which may include job loss, divorce, illness or personal bankruptcy, among other things) often does not warrant substantial further collection efforts. Furthermore, the application of various federal and state laws, including federal bankruptcy and state insolvency laws, may limit the amount that we can recover in the event a consumer defaults on an unsecured or undersecured loan.

     Construction Lending. We offer single-family residential construction loans to borrowers for construction of one-to-four family residences in our primary market area. Typically, we limit our construction lending to construction-permanent loans and make these loans to individuals building their primary residences. We also originate a limited number of construction loans to selected local builders for construction of single-family dwellings.

     Our construction loans may have fixed or adjustable interest rates and are underwritten in accordance with the same standards that we apply to permanent mortgage loans, with the exception that our construction loans generally provide for disbursement of the loan amount in stages during a construction period of up to 12 months, during which period the borrower is required to make monthly payments of accrued interest on the outstanding loan balance. We typically require a maximum loan-to-value ratio of 80% on construction loans we originate. While our construction loans generally convert to permanent loans following construction, the construction loans we extend to builders generally require repayment in full upon the completion of construction, or, alternatively, may be assumed by the borrower.

     Construction lending affords us the opportunity to earn higher interest rates and fees with shorter terms to maturity than does single-family permanent mortgage lending. Construction lending, however, is generally considered to involve a higher degree of risk than single-family permanent mortgage lending because of the inherent difficulty in estimating both a property’s value at completion of the project and the projected cost of the project. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to complete the project. If the estimate of value upon completion proves inaccurate, we may be confronted at, or prior to, the maturity of the loan with collateral of insufficient value to assure full repayment. Construction projects may also be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. Loans to builders to construct homes for which no purchaser has been identified carry more risk because the builder’s ability to repay the loan is often dependent on the builder’s ability to sell the property prior to the time the construction loan becomes due. We address these risks by adhering to strict underwriting policies and disbursement procedures, and by closely monitoring the construction project.

     Commercial Lending. We originate secured and unsecured loans for commercial, corporate, business, and agricultural purposes, and we engage in commercial real estate activities consisting primarily of loans for hotels, motels and restaurants, and to a limited extent, loans for retail store outlets and service providers such as insurance agencies. Currently we concentrate our commercial lending efforts on originating loans to small businesses for purposes of providing working capital, capital improvements, construction and leasehold improvements. These loans typically have one-year maturities, if they are unsecured loans, or, in the case of small business loans secured by real estate, have an average maturity of seven years. We are eligible to participate in the Small Business Administration’s guaranteed commercial loan program, but have only one loan outstanding under the program at this time.

     Commercial lending, while generally considered to involve a higher degree of credit risk than long-term financing of residential properties, generally provides higher yields and greater interest rate sensitivity than do residential mortgage loans. The higher risks inherent in commercial lending include risks specific to the business venture, delays in leasing the collateral and excessive collateral dependency, vacancy, delays in obtaining or inability to obtain permanent financing, and difficulties we may experience in exerting influence over or acquiring the collateral following a borrower’s default. Moreover, commercial loans often carry larger loan balances to single borrowers or groups of related borrowers than do residential real estate loans. With respect to commercial real estate lending, the borrower’s ability to make principal and interest payments on loans secured by income-producing properties is typically dependent on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market or in the economy generally. We attempt to mitigate the risks inherent in commercial lending by, among other things, securing our loans with adequate collateral and extending commercial loans only to persons located in our primary market area.

     Creditworthiness and Collateral. We require each prospective borrower to complete a detailed loan application which we use to evaluate the applicant’s creditworthiness. All loan applications are reviewed and approved or disapproved in accordance with guidelines established by our bank’s board of directors. We also require that loan collateral be appraised by independent appraisers approved by our bank’s board of directors, and require borrowers to maintain fire and casualty insurance on collateral in accordance with guidelines established by our bank’s board of directors. Title insurance is required for all real property collateral. We also typically require borrowers of conventional residential real estate loans having loan-to-value ratios in excess of 80% to carry private mortgage insurance covering that portion of the loan in excess of 80% of the appraised collateral value, provided such insurance is available and economically feasible.

     Loan Originations. We originate loans primarily for our own portfolio but, subject to market conditions, we may sell certain loans we originate in the secondary market. Initially, most of our loans are originated based on referrals and to walk-in customers. We also use various methods of local advertising to stimulate originations.

     Secondary Market Activities. We engage in secondary mortgage market activities, principally the sale of certain residential mortgage loans on a servicing released basis, subject to market conditions. Secondary mortgage market activities permit us to generate fee income and sale income to supplement our principal source of income — net interest income resulting from the interest margin between the yield on mortgage portfolios and the interest paid on savings deposits and time deposit certificates.

     Income from Lending Activities. Our lending activities generate interest and loan origination fee income. Loan origination fees are calculated as a percentage of the principal amount of the mortgage loans we originate and are charged to the borrower by the bank for originating the loan. We also receive loan fees and charges related to existing loans, which include late charges and assumption fees.

     Loan Delinquencies and Defaults. When a borrower fails to make a required loan payment for 30 days, we classify the loan as delinquent. If the delinquency exceeds 90 days and is not cured through the bank’s normal collection procedures, we institute more formal recovery efforts. If a foreclosure action is initiated and the loan is not reinstated, paid in full or refinanced, the property is sold at a judicial or trustee sale at which, in some instances, the bank acquires the property. Thereafter, such acquired property is recorded in the bank’s records as “other real estate owned” until the property is resold. In some cases, we may finance resales of other real estate owned, which may involve our origination of “loans to facilitate” that typically involve a lower down payment or a longer term.

Investment Activities

          Our investment securities portfolio is an integral part of our total assets and liabilities management strategy. We use our investments, in part, to further our interest rate risk management objective of reducing our sensitivity to interest-rate fluctuations. Our primary objective in making investment determinations with respect to our securities portfolio is to achieve a high degree of maturity and rate matching between these assets and our interest-bearing liabilities. In order to achieve this goal, we concentrate our investments, which constituted approximately 17.22% of our total assets at June 30, 2005, in U.S. government securities or other securities of similar low risk. The U.S. government and other investment-grade securities in which we invest typically have maturities ranging from 30 days to 30 years.

Sources of Funds

          General. Deposits are the primary source of funds we use to support our lending activities and other general business activities. Other sources of funds include loan repayments, loan sales and borrowings. Although deposit activity is significantly influenced by fluctuations in interest rates and general market conditions, loan repayments are a relatively stable source of funds. We also use short-term borrowings to compensate in periods where our normal funding sources are insufficient to satisfy our funding needs. We use long-term borrowings to support extended activities and to extend the term of our liabilities.

          Deposits. We offer a variety of programs designed to attract both short-term and long-term deposits from the general public in our market areas. These programs include savings accounts, NOW accounts, demand deposit accounts, money market deposit accounts, fixed-rate and variable-rate certificate of deposit accounts of varying maturities, retirement accounts and certain other accounts. We particularly focus on promoting long-term deposits, such as IRA accounts and certificates of deposit.

          Borrowings. Mountain National Bank became a member of the Federal Home Loan Bank of Cincinnati, or the “FHLB of Cincinnati,” in December 2001. The FHLB of Cincinnati functions as a central reserve bank that provides credit for member institutions. As a member, Mountain National Bank is required to own capital stock in the FHLB of Cincinnati. Membership in the FHLB of Cincinnati entitles the bank, provided certain standards related to creditworthiness have been met, to apply for advances on the security of the FHLB of Cincinnati stock it holds as well as on the security of certain of its residential mortgage loans and other assets (principally, its investment securities that are obligations of, or guaranteed by, the United States). The FHLB of Cincinnati makes advances to the bank pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Interest rates on FHLB of Cincinnati advances are variable, and adjust to reflect actual conditions existing in the credit markets. The uses for which we may employ funds received pursuant to FHLB of Cincinnati advances are prescribed by the various lending programs, which also prescribe borrowing limitations. Acceptable uses prescribed by the FHLB of Cincinnati have included expansion of residential mortgage lending and funding short-term liquidity needs. Depending on the particular credit program under which we borrow, borrowing limitations are generally based on the FHLB of Cincinnati’s assessment of our creditworthiness. The FHLB of Cincinnati is required to review the credit limitations and standards to which we are subject at least once every six months.

          Financing. In August of 1998, the bank completed an offering of common stock which yielded proceeds of $12,000,000. On November 7, 2003, we completed the sale, through our wholly owned statutory trust subsidiary, MNB Capital Trust I, of $5,500,000 of trust preferred securities, which we refer to as “Capital Securities,” which mature on December 31, 2033 and have a liquidation amount of $50,000 per Capital Security. Interest on the Capital Securities is to be paid quarterly on the last day of each March, June, September and December and is reset quarterly based on the three-month LIBOR plus 305 basis points. We used the net proceeds from the offering of Capital Securities to pay off an outstanding line of credit.

Competition

          We operate principally in Sevier County, Tennessee, where as of June 30, 2004, we maintained a 15% share of the deposit market for the county. From June 30, 1999 to June 30, 2004, total deposits for all commercial banks and savings associations in the Sevier County market have increased approximately 38% from approximately $1.06 billion to approximately $1.46 billion. During that same time period we have increased our deposits within Sevier County from approximately $26 million to approximately $219.5 million, an increase of 744%.

          In 2000, Sevier County had an estimated population of 71,170 and an estimated median household income of approximately $34,719. One of the fastest growing counties in Tennessee, the economic base of Sevier County is a mix of tourism, retail sales and manufacturing with the tourism industry benefiting from the county’s location adjacent to the Great Smokey Mountains National Park and several theme parks, including Dollywood.

          We face significant competition in our primary market area from a number of sources, including five commercial banks and one savings institution. As of June 30, 2004, there were 42 commercial bank branches and four savings institutions branches located in Sevier County. Citizens National Bank, Sevier County Bank, and Tennessee State Bank are community banks that are domiciled in Sevier County and with which we compete. Regional bank holding companies operating in Sevier County include SunTrust Bank, which operates three offices in Sevier Country, Home Federal Bank FSB, which operates a total of four branches in Sevier County, and BB&T, which operates eight branches in Sevier County.

          The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, the Gramm-Leach-Bliley Act of 1999 and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. Mortgage banking firms, finance companies, real estate investment trusts, insurance companies, leasing companies, factors, and certain government agencies provide additional competition for loans and for certain financial services. We also compete for deposit accounts with a number of other financial intermediaries, including securities brokerage firms, money market mutual funds, government and corporate securities, and credit unions. The primary criteria on which institutions compete for deposits and loans are interest rates, loan origination fees and range of services offered.

          Most of our competitors have been in existence for a longer period of time, are better established, have substantially greater financial resources and have more extensive facilities than we do. Because of the size and established presence of our competitors in our market area, these competitors have longer-term customer relationships than we maintain and are able to offer a wider range of services than we offer.

          As evidenced by our deposit and loan growth, as described in “Management’s Discussion and Analysis or Plan of Operation,” we have been able to compete with our larger more established competitors by attracting customers from existing financial institutions as well as from growth in our communities by focusing on providing a high level of customer service and by providing the products most important to our customers. During our relatively short operating history, we have been successful in hiring a staff with significant local bank experience and that shares our commitment to providing our customers with the highest levels of customer service. While focusing on customer service, we are also able to offer our customers most of the banking services offered by our local competitors, including Internet banking, investment services, and sweep accounts.

Employees

          We currently employ a total of 122 full-time equivalent, or “FTE,” employees. We employ 49 FTE employees at our main office, including three executive officers. In addition to a President and Chief Executive Officer, our bank employs an Executive Vice President and Senior Credit Officer, and an Executive Vice President and Chief Operating Officer. The remaining employees provide staff support in the teller, new accounts, loan processing, accounting and secretarial functions. The Bank has 14 FTE employees at its two Gatlinburg branches, 10 FTE employees at its Pigeon Forge branch, 7 FTE employees at its Seymour branch, 4 FTE employees at its Kodak branch, and 38 FTE employees at its Operations Center. Branch employees include teller, new account, and lending personnel. We are not a party to any collective bargaining agreements with our employees, and we consider relations with our employees to be good.

Seasonality

          Due to the predominance of the tourism industry in Sevier County, which is adjacent to the Great Smokey Mountains National Park and the home of the Dollywood theme park, a significant portion of our commercial loan portfolio is concentrated within that industry. The predominance of the tourism industry also makes our business more seasonal in nature than may be the case with banks and financial institutions in other market areas. Growth in the tourism industry in Sevier County has remained strong during recent years and we anticipate that this trend will continue.

Supervision and Regulation

Supervision and Regulation

          Bank holding companies and banks are extensively regulated under federal and state law. This discussion is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be a complete description of the statutes or regulations applicable to Mountain National’s and Mountain National Bank’s business. Supervision, regulation, and examination of Mountain National and Mountain National Bank and their respective subsidiaries by the bank regulatory agencies are intended primarily for the protection of bank depositors rather than holders of our capital stock. Any change in applicable law or regulation may have a material effect on Mountain National’s business.

Bank Holding Company Regulation

          Mountain National, as a bank holding company, is subject to supervision and regulation by the Board of Governors of the Federal Reserve System, or “Federal Reserve” under the Bank Holding Company Act, or “BHC Act.” Bank holding companies are generally limited to the business of banking, managing or controlling banks, and other activities that the Federal Reserve determines to be so closely related to banking, or managing or controlling banks, as to be a proper incident thereto. Mountain National is required to file with the Federal Reserve periodic reports and such other information as the Federal Reserve may request. The Federal Reserve examines Mountain National, and may examine non-bank subsidiaries we may acquire.

          The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company, and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company, may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

          The Gramm-Leach-Bliley Act of 1999, or “GLB Act,” substantially revised the statutory restrictions separating banking activities from certain other financial activities. Under the GLB Act, bank holding companies that are “well-capitalized” and “well-managed”, as defined in Federal Reserve Regulation Y, have and maintain “satisfactory” Community Reinvestment Act, or “CRA,” ratings, and meet certain other conditions, can elect to become “financial holding companies”. Financial holding companies and their subsidiaries are permitted to acquire or engage in otherwise impermissible activities such as insurance underwriting, securities underwriting, travel agency activities, broad insurance agency activities, merchant banking, and other activities that the Federal Reserve determines to be financial in nature or complementary thereto. In addition, under the merchant banking authority added by the GLB Act and Federal Reserve regulation, financial holding companies are authorized to invest in companies that engage in activities that are not financial in nature, as long as the financial holding company makes its investment with the intention of limiting the term of its investment and does not manage the company on a day-to-day basis, and the invested company does not cross-market with any of the financial holding company’s controlled depository institutions. Financial holding companies continue to be subject to the overall oversight and supervision of the Federal Reserve, but the GLB Act applies the concept of functional regulation to the activities conducted by subsidiaries. For example, insurance activities would be subject to supervision and regulation by state insurance authorities. While Mountain National has no present plans to become a financial holding company, it may elect to do so in the future in order to exercise the broader activity powers provided by the GLB Act. The GLB Act also includes consumer privacy provisions, and the federal bank regulatory agencies have adopted extensive privacy rules implementing the GLB Act.

          Mountain National is a legal entity separate and distinct from Mountain National Bank. Various legal limitations restrict Mountain National Bank from lending or otherwise supplying funds to Mountain National. Both we and our bank are subject to Section 23A of the Federal Reserve Act and implementing Federal Reserve Regulation W. Section 23A defines “covered transactions”, which include extensions of credit, and limits a bank’s covered transactions with any affiliate to 10% of such bank’s capital and surplus. All covered and exempt transactions between a bank and its affiliates must be on terms and conditions consistent with safe and sound banking practices, and banks and their subsidiaries are prohibited from purchasing low-quality assets from the bank’s affiliates. Finally, Section 23A requires that all of a bank’s extensions of credit to its affiliates be appropriately secured by acceptable collateral, generally United States government or agency securities. Mountain National and Mountain National Bank also are subject to Section 23B of the Federal Reserve Act, which generally limits covered and other transactions among affiliates to be on terms, including credit standards, that are substantially the same or at least as favorable to the bank or its subsidiary as those prevailing at the time for similar transactions with unaffiliated companies.

          The BHC Act permits acquisitions of banks by bank holding companies, such that Mountain National and any other bank holding company located in Tennessee may now acquire a bank located in any other state, and any bank holding company located outside Tennessee may lawfully acquire any bank based in another state, subject to certain deposit percentage limitations, age of bank charter requirements, and other restrictions. Federal law also permits national and state-chartered banks to branch interstate through acquisitions of banks in other states. Under Tennessee law, in order for an out-of-state bank or bank holding company to establish a branch in Tennessee, the bank or bank holding company must purchase an existing bank, bank holding company, or branch of a bank in Tennessee which has been in existence for at least three years. De novo interstate branching is permitted under Tennessee law on a reciprocal basis. The Bank is eligible to be acquired by any bank or bank holding company, whether interstate or intrastate, since it has now been in existence for three years.

          Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. In addition, under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), where a bank holding company has more than one bank or thrift subsidiary, each of the bank holding company’s subsidiary depository institutions are responsible for any losses to the Federal Deposit Insurance Corporation (“FDIC”) as a result of an affiliated depository institution’s failure. As a result, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments that qualify as capital under regulatory rules. However, any loans from the holding company to such subsidiary banks likely will be unsecured and subordinated to such bank’s depositors and perhaps to other creditors of the bank.

Bank Regulation

          Mountain National Bank is subject to supervision, regulation, and examination by the OCC which monitors all areas of its operations, including reserves, loans, mortgages, issuances of securities, payment of dividends, establishment of branches, capital adequacy, and compliance with laws. Mountain National Bank is a member of the FDIC and, as such, its deposits are insured by the FDIC to the maximum extent provided by law. See “FDIC Insurance Assessments”.

          While the OCC has authority to approve branch applications, national banks are required by the National Bank Act to adhere to branching laws applicable to state chartered banks in the states in which they are located. With prior regulatory approval, Tennessee law permits banks based in the state to either establish new or acquire existing branch offices throughout Tennessee and in other states on a reciprocal basis. Mountain National Bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states’ laws. Tennessee law, with limited exceptions, currently permits branching across state lines either through interstate merger or branch acquisition. Tennessee, however, only permits an out-of-state bank, short of an interstate merger, to branch into Tennessee through branch acquisition if the home state of the out-of-state bank permits Tennessee-based banks to acquire branches there.

          The OCC has adopted a series of revisions to its regulations, including expanding the powers exercisable by operating subsidiaries of a bank. These changes also modernize and streamline corporate governance, investment and fiduciary powers. The OCC also has the ability to preempt state laws purporting to regulate the activities of national banks.

          The OCC has adopted the Federal Financial Institutions Examination Council’s (“FFIEC”) rating system, which assigns each financial institution a confidential composite rating based on an evaluation and rating of six essential components of an institution’s financial condition and operations including Capital Adequacy, Asset Quality, Management, Earnings, Liquidity and Sensitivity to market risk, as well as the quality of risk management practices. For most institutions, the FFIEC has indicated that market risk primarily reflects exposures to changes in interest rates. When regulators evaluate this component, consideration is expected to be given to (i) management’s ability to identify, measure, monitor, and control market risk, (ii) the institution’s size, (iii) the nature and complexity of its activities and its risk profile, and (iv) the adequacy of its capital and earnings in relation to its level of market risk exposure. Market risk is rated based upon, but not limited to: an assessment of the sensitivity of the financial institution’s earnings or the economic value of its capital to adverse changes in interest rates, foreign exchange rates, commodity prices, or equity prices; management’s ability to identify, measure, monitor, and control exposure to market risk; and the nature and complexity of interest rate risk exposure arising from nontrading positions.

          The GLB Act requires banks and their affiliated companies to adopt and disclose privacy policies regarding the sharing of personal information they obtain from their customers with third parties. The GLB Act also permits bank subsidiaries to engage in “financial activities” through subsidiaries similar to those permitted to financial holding companies. See the discussion regarding the GLB Act in “Bank Holding Company Regulation” above.

Community Reinvestment Act

          Mountain National and Mountain National Bank are subject to the CRA and the federal banking agencies’ implementing regulations. Under CRA, all banks and thrifts have a continuing and affirmative obligation, consistent with their safe and sound operation, to help meet the credit needs for their entire communities, including low-and moderate-income neighborhoods. CRA requires a depository institution’s primary federal regulator, in connection with its examination of the institution, to assess the institution’s record of assessing and meeting the credit needs of the communities served by that institution, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the institution’s record is made available to the public. Further, such assessment is required of any institution which has applied to: (i) charter a national bank; (ii) obtain deposit insurance coverage for a newly-chartered institution; (iii) establish a new branch office that accepts deposits; (iv) relocate an office; (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution, or (vi) expand other activities, including engaging in financial services activities authorized by the GLB Act. A less than “satisfactory” CRA rating will slow, if not preclude, expansion of banking activities and prevent a company from becoming a financial holding company. Mountain National Bank has a “satisfactory” CRA rating.

          The GLB Act and implementing federal bank regulations have made various changes to CRA. Among other changes, CRA agreements with private parties must be disclosed and annual CRA reports must be made to a bank’s primary federal regulator. A bank holding company will not be permitted to become or remain a financial holding company and no new activities authorized under the GLB Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a “satisfactory” CRA rating in its latest CRA examination.

          Our bank is also subject to, among other things, the provisions of the Equal Credit Opportunity Act (the “ECOA”) and the Fair Housing Act (the “FHA”), both of which prohibit discrimination based on race or color, religion, national origin, sex, and familial status in any aspect of a consumer or commercial credit or residential real estate transaction. In 1994, the Department of Housing and Urban Development, the Department of Justice (the “DOJ”), and the federal banking agencies issued an Interagency Policy Statement on Discrimination in Lending in order to provide guidance to financial institutions in determining whether discrimination exists, how the agencies will respond to lending discrimination, and what steps lenders might take to prevent discriminatory lending practices. The DOJ has also increased its efforts to prosecute what it regards as violations of the ECOA and FHA.

Payments of Dividends

          Mountain National is a legal entity separate and distinct from our bank. The prior approval of the OCC is required if the total of all dividends declared by a national bank (such as Mountain National Bank) in any calendar year will exceed the sum of such bank’s net profits for the year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends that would be greater than such bank’s undivided profits after deducting statutory bad debts in excess of such bank’s allowance for possible loan losses.

          In addition, we and our bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national or state member bank or a bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC and the Federal Reserve have indicated that paying dividends that deplete a national or state member bank’s capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC and the Federal Reserve have each indicated that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

Capital

          The Federal Reserve and the OCC have risk-based capital guidelines for bank holding companies and national banks, respectively. These guidelines require a minimum ratio of capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) of 8%. At least half of the total capital must consist of common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill and certain core deposit intangibles (“Tier 1 capital”). Voting common equity must be the predominant form of capital. The remainder may consist of non-qualifying preferred stock, qualifying subordinated, perpetual, and/or mandatory convertible debt, term subordinated debt and intermediate term preferred stock and up to 45% of pretax unrealized holding gains on available-for-sale equity securities with readily determinable market values that are prudently valued, and a limited amount of any loan loss allowance (“Tier 2 capital” and, together with Tier 1 capital, “Total Capital”).

          In addition, the Federal Reserve and the OCC have established minimum leverage ratio guidelines for bank holding companies and national banks respectively, which provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets (“leverage ratio”) equal to 3%, plus an additional cushion of 1.0% to 2.0% if the institution has less than the highest regulatory rating. The guidelines also provide that institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Higher capital may be required in individual cases depending upon an institution’s risk profile. All bank holding companies and banks are expected to hold capital commensurate with the level and nature of their risks, including the volume and severity of their problem loans. Lastly, the Federal Reserve’s guidelines indicate that the Federal Reserve will continue to consider a “tangible Tier 1 leverage ratio” (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve and OCC have not advised us or our bank of any specific minimum leverage ratio or tangible Tier 1 leverage ratio applicable to them.

          The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), among other things, requires the federal banking agencies to take “prompt corrective action” regarding depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, and “critically undercapitalized”. A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

          All of the federal banking agencies have adopted regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the Total Capital ratio, Tier 1 capital ratio, and the leverage ratio. Under the regulations, a national bank will be (i) well capitalized if it has a Total Capital ratio of 10% or greater, a Tier 1 capital ratio of 6% or greater, and a leverage ratio of at least 5%, and is not subject to any written agreement, order, capital directive, or prompt corrective action directive by a federal bank regulatory agency to meet and maintain a specific capital level for any capital measure, (ii) adequately capitalized if it has a Total Capital ratio of 8% or greater, a Tier 1 capital ratio of 4% or greater, and a leverage ratio of 4% or greater (3% in certain circumstances), (iii) undercapitalized if it has a Total Capital ratio of less than 8%, a Tier 1 capital ratio of less than 4% (3% in certain circumstances), (iv) significantly undercapitalized if it has a total capital ratio of less than 6% or a Tier I capital ratio of less than 3%, or a leverage ratio of less than 3%, or (v) critically undercapitalized if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

          On March 1, 2005, the Federal Reserve adopted changes to its capital rules that permit qualified trust preferred securities and other restricted capital elements to be included as Tier 1 capital up to 25% of core capital, net of goodwill and intangibles. We expect that it will continue to treat our $5.5 million of trust preferred securities as Tier 1 capital.

          As of December 31, 2004, our and the bank’s consolidated capital ratios were as follows:

	Regulatory	Mountain	Mountain
	Minimum	National	National Bank
Tier 1 capital ratio	4.0%	9.94%	9.65%
Total capital ratio	8.0%	10.96%	10.67%
Leverage ratio	3.0-5.0%	8.08%	7.85%

FDICIA

          FDICIA directs that each federal banking regulatory agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the federal regulatory agencies deem appropriate.

          FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the depository institution’s total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards.

          FDICIA also contains a variety of other provisions that may affect the operations of Mountain National and Mountain National Bank, including reporting requirements, regulatory standards for real estate lending, “truth in savings” provisions, the requirement that a depository institution give 90 days’ prior notice to customers and regulatory authorities before closing any branch, and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC. Mountain National Bank is well capitalized, and brokered deposits are not restricted.

Enforcement Policies and Actions

          The Federal Reserve and the OCC monitor compliance with laws and regulations. Violations of laws and regulations, or other unsafe and unsound practices, may result in these agencies imposing fines or penalties, cease and desist orders, or taking other enforcement actions. Under certain circumstances, these agencies may enforce these remedies directly against officers, directors, employees and others participating in the affairs of a bank or bank holding company.

Fiscal and Monetary Policy

          Banking is a business that depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, the earnings and growth of Mountain National and our bank are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on Mountain National and our subsidiary bank cannot be predicted.

          In 2004, the Federal Reserve raised the targeted federal funds rate and the discount rate five times for a total of 1.25%. Through May of 2005, the Federal Reserve raised these rates by a total of 0.75% and indicated that further increases were likely in the future.

FDIC Insurance Assessments

          Mountain National Bank is subject to FDIC deposit insurance assessments. Mountain National Bank’s deposits are primarily insured by the FDIC’s Bank Insurance Fund (“BIF”). The FDIC assesses deposits under a risk-based premium schedule. Each financial institution is assigned to one of three capital groups, “well capitalized,” “adequately capitalized” or “undercapitalized,” and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution’s primary federal and, if applicable, state regulators and other information relevant to the institution’s financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution, therefore, depends in part upon the risk assessment classification assigned to the institution by the FDIC.

          The FDIC’s Board of Directors has continued the 2004 BIF assessment schedule of zero to 27 basis points per annum for the first semiannual period of 2005. The Deposit Insurance Funds Act of 1996 (the “Funds Act”) authorized the Financing Operation, or “FICO,” to levy assessments on BIF-assessable deposits. The FICO assessments are set quarterly and ranged from 1.68 basis points for BIF in the first quarter of 2003 to 1.52 basis points in the last quarter of 2003 and from 1.54 basis points in the first quarter of 2004 to 1.46 basis points in the last quarter of 2004. The FICO assessment rate for the first quarter of 2005 is 1.44 basis points. During the three years ended December 31, 2004, our bank paid $0 in BIF deposit insurance premiums, and paid approximately $29,157.84, $26,920.89 and $23,046.21 in FICO assessments during 2004, 2003 and 2002, respectively.

Other Laws and Regulations

          The International Money Laundering Abatement and Anti-Terrorism Funding Act of 2001 specifies new “know your customer” requirements that obligate financial institutions to take actions to verify the identity of their account holders in connection with opening an account at any U.S. financial institution. Banking regulators will consider compliance with the money laundering provisions of this law in acting upon acquisition and merger proposals, and sanctions for violations can be imposed in an amount equal to twice the sum involved in the violating transaction, up to $1 million.

     Under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as to enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps –

•	to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

•	to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•	to ascertain, for any foreign bank the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

•	to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

     The USA PATRIOT Act requires financial institutions to establish anti-money laundering programs, and sets forth minimum standards for these programs, including:

•	the development of internal policies, procedures, and controls;

•	the designation of a compliance officer;

•	an ongoing employee training program; and

•	an independent audit function to test the programs.

          In addition, the USA PATRIOT Act authorizes the Secretary of the Treasury to adopt rules increasing the cooperation and information sharing between financial institutions, regulators, and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities.

Legislative and Regulatory Changes

          Legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions and bank and bank holding company powers are being considered by the executive branch of the Federal government, Congress and various state governments, including Tennessee. The FDIC has proposed a restructuring of the federal deposit insurance system, including provisions to better measure and price deposit insurance, to merge BIF and SAIF and to increase deposit insurance coverage. Other proposals pending in Congress would, among other things, allow banks to pay interest on checking accounts, allow the Federal Reserve to pay interest on deposits, and permit interstate branching on a de novo basis. Certain of these proposals, if adopted, could significantly change the regulation or operations of banks and the financial services industry. It cannot be predicted whether any of these or other proposals will be adopted, and, if adopted, how such proposals will affect us and our bank.

DESCRIPTION OF PROPERTY

          The bank currently operates from its main office in Sevierville, Tennessee and five branch offices located in Gatlinburg, Pigeon Forge, Seymour, and Kodak, Tennessee. The main office, which is located at 300 East Main, Sevierville, Tennessee 37862, contains approximately 24,000 square feet and is owned by Mountain National Bank.

          The first Gatlinburg branch was built in 1999 and is located at 960 E. Parkway. It contains approximately 4,800 square feet. Our bank leases the land at this location.

          The second Gatlinburg branch is a walk-up branch leased by our bank located at 745 Parkway, which lies in the heart of the Gatlinburg tourist district.

          The Pigeon Forge branch, owned by our bank, contains approximately 3,800 square feet and is located at 3104 Teaster Lane, Pigeon Forge, Tennessee.

          The Seymour branch, also owned by our bank, contains approximately 3,800 square feet and is located on Chapman Highway, Seymour, Tennessee.

          Construction of the fifth branch office, on land purchased by our bank, was completed in July 2002. This branch office is located in the Kodak community of Sevierville on Highway 66 – Winfield Dunn Parkway, which is the main corridor from Interstate 40 into Sevier County. The branch is centrally located between Interstate 40 and the downtown area of Sevierville, and is one of the fastest growing commercial areas in the county.

          In July of 2004, we completed construction of our new operations center containing approximately 26,000 square feet. The center houses the accounting, data processing, proof, training, credit and deposit services departments. Moving these functions and associated personnel to the new operations center allows for future growth in the lending department at the bank’s main branch in Sevierville. The bank’s commercial loan department now occupies a portion of the third floor at the main branch, which was previously occupied by some of the above-mentioned support departments now located in our operations center.

          In addition to the bank’s six existing locations, we purchased property on Wears Valley Road in Pigeon Forge during the first quarter of 2004 for a new branch location. Construction is under way, and we expect to open the new branch during the third quarter of 2005. The bank is continuing to evaluate additional sites for future expansion.

          Management believes that the physical facilities maintained by the bank are suitable for its current operations and that all properties are adequately covered by insurance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

          To better understand financial trends and performance, our management analyzes certain key financial data in the following pages. This analysis and discussion reviews our results of operations for the two-year period ended December 31, 2004, and the three-and six-month periods ended June 30, 2005, and our financial condition at December 31, 2003 and 2004, and June 30, 2005 and June 30, 2004. We have provided comparisons of financial data as of and for the fiscal years ended December 31, 2003 and 2004, and the three-and six-month periods ended June 30, 2005 and June 30, 2004, to illustrate significant changes in performance and the possible results of trends revealed by that historical financial data. The following discussion should be read in conjunction with our consolidated audited financial statements, including the notes thereto, and the selected consolidated financial data presented elsewhere in this prospectus.

Overview

          We conduct our business, which consists primarily of traditional commercial banking operations, through our wholly owned subsidiary, Mountain National Bank. Through our bank we offer a broad range of traditional banking services from our corporate headquarters in Sevierville, Tennessee, and through five additional branches in Sevier County, Tennessee. Our banking operations primarily target individuals and small businesses in Sevier County and the surrounding area. The retail nature of our bank’s commercial banking operations allows for diversification of depositors and borrowers, and we do not believe that the bank is dependent upon a single or a few customers. Due to the predominance of the tourism industry in Sevier County, a significant portion of the bank’s commercial loan portfolio is concentrated within that industry. The predominance of the tourism industry also makes our business more seasonal in nature than may be the case with banks in other market areas. Growth of the tourism industry in Sevier County has remained strong during recent years and we anticipate that this trend will continue.

          In addition to our six existing locations, we purchased property and have begun construction on a seventh location on Wears Valley Road in Pigeon Forge, Tennessee. The bank has received approval from the OCC for this new branch and we expect to complete construction during the third quarter of 2005. We also regularly evaluate additional sites for future expansion in and around our existing markets.

     On April 1, 2005, we formed a subsidiary, MNB Holdings, Inc. and subsequently transferred to this new subsidiary our ATM machines, vehicles, excess bank land that will not be used for bank branching, approximately $6 million of investment securities, approximately $90 million in real estate loans, and $25,000 cash in exchange for 100% of the common stock of the subsidiary. Our bank presently leases the ATM machines and vehicles from this subsidiary.
     On April 1, 2005, MNB Holdings, Inc., formed a subsidiary, MNB Investments, Inc. and transferred approximately $6 million of investment securities, approximately $90 million in real estate loans, and $25,000 cash to this subsidiary in exchange for 100% of the common stock of the subsidiary. MNB Investments is a Nevada corporation that manages the investment portfolio it received.
     On April 1, 2005, MNB Investments, Inc., formed a subsidiary, MNB Real Estate, Inc., and transferred approximately $90 million in real estate loans to this subsidiary in exchange for 100% of the common stock of the subsidiary. MNB Investments, Inc. is a real estate investment trust and maintains the loan portfolio and purchases additional loans from Mountain National Bank with the receipts of principal payments from the loans it owns. These loans are primarily secured by real estate and are originated by Mountain National Bank. MNB Real Estate has contracted with Mountain National Bank to service these loans for a fee, and allows Mountain National Bank to pledge certain consumer one to four family secured loans in its portfolio for advances the bank receives from the Federal Home Loan Bank.

          Our net income for the second quarter of 2005 was $720,864, an increase of $219,531, or 43.79%, from net income of $501,333 for the corresponding period in 2004. Basic and diluted earnings per share increased from $0.38 and $0.35, respectively, in the second quarter of 2004 to $0.53 and $0.49, respectively, in the second quarter of 2005. Net income increased $422,150, or 44.96%, to $1,361,034 for the six-month period ended June 30, 2005, compared to $938,884 for the same period of 2004. Basic and diluted earnings per share increased from $0.71 and $0.66, respectively, in the six months ended June 30, 2004, to $1.00 and $0.93, respectively, for the six months ended June 30, 2005. The increase in net income and earnings per share was due in part to the increases in the balances of loans outstanding during the first six months of 2005 of more than $21,000,000. This increase in loans, and the increases in the federal funds rate of 225 basis points since July 2004, has caused interest income on loans to continue to rise significantly more than the interest expense paid on deposits used to fund the loans. During the six months ended June 30, 2005, our total assets increased by 10.75% to approximately $320,311,000 from approximately $289,231,000 at December 31, 2004. Liabilities increased approximately $29,649,000 during the first six months of 2005 from approximately $272,692,000 at December 31, 2004 to approximately $302,341,000 at June 30, 2005, an increase of 10.87%. This increase was primarily attributable to the increase in time deposits of approximately $23,000,000. More than $12 million of this increase in time deposits resulted from our bank’s purchase of brokered deposits.

          Our net income for the fiscal year ended December 31, 2004 was $2,133,472, an increase of $470,196, or 28.3%, from net income of $1,663,276 for 2003. Basic and diluted earnings per share increased from $1.26 and $1.19, respectively, in 2003 to $1.61 and $1.50, respectively, in 2004. The per share data has been restated to reflect the 5% stock dividend paid in January 2005. At December 31, 2004, our total assets were approximately $289,231,000, an increase of $64,762,000, or 28.9%, from total assets of approximately $224,469,000 at December 31, 2003, our total liabilities, including deposits, were approximately $272,692,000, an increase of $62,722,000, or 29.9%, from total liabilities of approximately $209,970,000 at December 31, 2003, and our shareholders’ equity was approximately $16,539,000, an increase of $2,040,000, or 14.1%, from shareholders’ equity of $14,499,000 at December 31, 2003.

Critical Accounting Policies

          Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America as defined by the Public Company Accounting Oversight Board and conform to general practices accepted within the banking industry. Our significant accounting policies are described in the notes to our consolidated financial statements. Certain accounting policies require management to make significant estimates and assumptions that have a material impact on the carrying value of certain assets and liabilities, and we consider these to be critical accounting policies. The estimates and assumptions used are based on historical experience and other factors that management believes to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and on our results of operations for the reporting periods.

          We believe the following are the critical accounting policies that require the most significant estimates and assumptions and that are particularly susceptible to a significant change in the preparation of our financial statements.

Valuation of Investment Securities

          Investment securities are classified into three categories. Debt securities that we have the intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as “trading securities” and reported at their fair value, with unrealized gains and losses included in earnings. Debt securities not classified as either held-to-maturity securities or trading securities, and equity securities not classified as trading securities, are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of other comprehensive income. We did not have any securities classified as trading securities as of December 31, 2003 or 2004 or at June 30, 2005.

          Premiums and discounts related to securities are amortized or accreted over the life of the related security as an adjustment to the yield using the effective interest method and considering prepayment assumptions. Dividend and interest income is recognized when earned.

          Gains and losses on sales or calls of securities are recognized on the settlement date based on the adjusted cost basis of the specific security. The financial statement impact of settlement date accounting versus trade date accounting is not significant. Declines in fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value.

          Management conducts regular reviews to assess whether the values of our investments are impaired and if any impairment is other than temporary. If management determines that the value of any investment is other-than-temporarily impaired, we record a charge against earnings equal to the amount of the impairment. The determination of whether other-than-temporary impairment has occurred involves significant assumptions, estimates and judgments by management. Changing economic conditions – global, regional or related to industries of specific issuers – could adversely affect these values. We recorded no impairment of our investment securities during 2003, 2004 or during the first six months of 2005.

Allowance and Provision for Loan Losses

          The allowance and provision for loan losses are based on management’s assessments of amounts that it deems to be adequate to absorb losses inherent in our existing loan portfolio. The allowance for loan losses is established through a provision for losses based on management’s evaluation of current economic conditions, volume and composition of the loan portfolio, the fair market value or the estimated net realizable value of underlying collateral, historical charge off experience, the level of nonperforming and past due loans, and other indicators derived from reviewing the loan portfolio. The evaluation includes a review of all loans on which full collection may not be reasonably assumed. Should the factors that are considered in determining the allowance for loan losses change over time, or should management’s estimates prove incorrect, a different amount may be reported for the allowance and the associated provision for loan losses. For example, if economic conditions in our market area undergo an unexpected and adverse change, we may need to increase our allowance for loan losses by taking a charge against earnings in the form of an additional provision for loan losses.

Results of Operation for Three and Six Months Ended June 30, 2005 and 2004

Net Income
     Our net income for the second quarter of 2005 was $720,864, compared to $501,333 for the second quarter of 2004, an increase of 43.79%. Net income for the six months ended June 30, 2005 was $1,361,034, an increase of 44.96% from $938,884 for the same period in 2004. The increase in our net income during the three and six months ended June 30, 2005 as compared to June 30, 2004 is attributable in part to the increase in net interest income. Basic and diluted earnings per share were $0.53 and $0.49, respectively, for the second quarter of 2005, compared to $0.38 and $0.35, respectively, for the second quarter of 2004. For the six months ended June 30,2005, basic and diluted earnings per share totaled $1.00 and $0.93 respectively, as compared to $0.71 and $0.66 for the same period in 2004. The 50 basis point increase in the prime-lending rate during the second quarter of 2005, which resulted from increases by the Federal Reserve’s Federal Open Market Committee in its Fed Funds Rate, has had a very positive impact on earnings. Our bank has over $98 million in loans tied to the prime lending rate that reprice with each rate increase. We believe that rising market interest rates in the near term will continue to positively affect our net interest income because our interest-earning assets generally reprice more frequently and more closely track changes in market rates than do our interest-bearing liabilities.
The following chart illustrates our net income for the periods indicated:

	2003	2004	2005
First Quarter	$292,741	$437,551	$640,170
Second Quarter	$366,766	$501,333	$720,864
Third Quarter	$504,272	$601,096
Fourth Quarter	$499,497	$593,492

Annual Total	$1,663,276	$2,133,472	$1,361,034

     The following consolidated condensed statement of income reflects the principle components of our net income for the second quarters and first six months of 2005 and 2004 and the percentage change in each component of net income between the second quarter and first six months of 2005 and the second quarter and first six months of 2004.

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2005	2004	CHANGE	2005	2004	CHANGE
Net Interest Income*	$3,039,673	$2,317,987	31.13%	$5,841,377	$4,496,300	29.92%
Provision for Loan Losses	(99,000)	(117,000)	(15.38)%	(198,000)	(234,000)	(15.38)%
Non-interest Income	683,563	525,096	30.18%	1,299,056	1,102,380	17.84%
Total Non-interest Expenses	(2,581,854)	(1,928,555)	33.87%	(4,901,937)	(3,882,644)	26.25%
Income Tax Expense	(321,519)	(296,195)	8.55%	(679,462)	(543,152)	25.10%

Net income	$720,864	$501,333	43.79%	$1,361,034	$938,884	44.96%
     *Net interest income is the difference between the interest income received on our bank’s earning assets and the interest expense paid on its deposits and borrowings.
     The improvement in net income in the second quarter of 2005 and first six months of 2005 relative to the same periods in 2004 was due principally to the increase in interest income. The following discussion and analysis describes, in greater detail, the specific changes in each income statement component outlined above.
Net Interest Income
     Net interest income was approximately $3,040,000 for the second quarter of 2005, an increase of $722,000, or 31.13%, from approximately $2,318,000 for the same period of 2004. For the six months ended June 30,2005, net interest income was approximately $5,841,000, a 29.92% increase from the approximately $4,496,000 for the six months ended June 30, 2004. The increase in net interest income for the three and six months ended June 30, 2005 as compared to the same periods in 2004 was attributable primarily to increases in our volume of loans outstanding as well as increases in the interest rate we earn on our loans. Improving net interest income was also attributable to increases in the volume of investment securities and federal funds sold between the two periods being compared.
     We anticipate that the recent and future increases in the target Federal Funds Rate by the Federal Reserve will contribute to continued improvements in our net interest income during future periods as our interest-earning assets typically reprice more quickly than do our interest-bearing liabilities. Future increases in these rates may have an even more significant impact on our net interest income as additional interest-earning assets are repriced.
     The interest income and fees earned on loans are the largest contributing component of net interest income and our bank’s net interest margin.
     For the three- and six-month periods ended June 30, 2005, interest income on investment securities increased $257,335 and $588,409, respectively, or 73.70% and 96.94%, respectively, to $606,480 and $1,195,418, respectively, from $349,145 and $607,009, respectively, for the same periods of 2004. These increases are primarily attributable to growth of our investment portfolio of more than $19 million from June 30, 2004 to June 30, 2005.

Interest Expense and Net Interest Margin
     Total interest expense increased $1,305,991, or 81.76%, to $2,903,345 for the six months ended June 30, 2005 from $1,597,354 for the six months ended June 30, 2004. Total interest expense increased $759,704, or 91.39%, to $1,590,980 for the second quarter of 2005 from $831,276 for the second quarter of 2004. These changes resulted from the increasing interest rates paid on deposits and other borrowings, combined with the increased volume of interest-bearing deposits.
     Interest on deposits, the primary component of total interest expense, increased $615,391 or 83.86%, to $1,349,183 for the second quarter of 2005 compared to $733,792 for the same period of 2004 and $1,067,896, or 75.99%, to $2,473,170 for the six months ended June 30, 2005, as compared to $1,405,274 for the same period in 2004. The increase in interest expense on deposits for the three- and six-month periods ended June 30, 2005, was due primarily to increases in the interest paid on NOW accounts and Certificates of Deposit. The balance on NOW accounts increased over $4 million and the balance on CDs increased over $23 million from December 31, 2004 to June 30, 2005. Also, the interest rate paid on NOW accounts increased substantially from an average of 0.46% and 0.96% for the second quarter and first six months of 2004 to an average of 2.36% and 2.54% for the second quarter and first six months of 2005. These increases were due to rates negotiated and paid on large municipal NOW account deposits.
     Interest expense on other borrowings increased $238,095, or 123.96%, to $430,175 for the six months ended June 30, 2005 from $192,080 for the six months ended June 30, 2004. Interest expense on other borrowings was $241,797 and $97,484 for the second quarters of 2005 and 2004, respectively. This represents an increase of $144,313 or 148.04%. The increases in interest expense on other borrowings for the three- and six-month periods ended June 30, 2005 is due to the increase in the interest rate paid on other borrowings and the increase in the balance of borrowed funds. Federal Home Loan Bank advances increased $11.6 million or 121.47% from $9,550,000 at December 31, 2004, to $21,150,000 at June 30, 2005. These funds were obtained at favorable interest rates for various terms and should enhance our bank’s earnings going forward.
     Our net interest margin, the difference between the yield on earning assets, including loan fees, and the rate paid on funds to support those assets, averaged 4.57% in the second quarter of 2005 versus 4.39% during the same period for 2004 and 4.42% in the first six months of 2005 as compared to 4.38% for the same period in 2004. While recent increases in the Federal Funds Rate will exert pressure on our bank to increase the rates we pay on interest-bearing liabilities, we anticipate in this current period of rising interest rates that the interest rates we earn on loans, the principal component of our interest-earning assets, will increase faster and will more closely follow the magnitude of changes in market rates of interest, than will the rates we pay on interest bearing liabilities, which consist primarily of interest-bearing deposits. Consequently, we expect our net interest margin to improve in the near term if interest rates continue to rise. The positive effects of the rising interest rate environment on our net interest margin were enhanced during the first quarter of 2005 by our efforts during the quarter to move a greater proportion of our interest-bearing deposit base to longer-term deposits that, although paying higher current rates of interest than short-term interest-bearing deposits, are expected to result in less overall interest expense to us for the term of the deposits than would similarly funded short-term deposits, which has proven to be the case since market interest rates continue to rise. Our management pursued this shift in our deposit mix by increasing our purchase of longer-term (two to three year) brokered deposits during the first quarter of 2005. At June 30, 2005, we had approximately $21 million in brokered deposits, which represents 7.82% of our total deposits. As market rates of interest continue to rise, we expect this strategy of selecting longer terms on a greater proportion of our interest-bearing deposits will contribute to greater improvements in net interest margin than we would otherwise have achieved because the yields we earn on our loans will continue to rise with market interest rates while the rates we pay on this fixed portion of our interest-bearing deposits will remain stable.
Provision For Loan Losses
     The provision for loan losses is based on management’s evaluation of economic conditions, volume and composition of the loan portfolio, historical charge off experience, the level of non-performing and past due loans, and other indicators derived from reviewing the loan portfolio. Management performs such reviews quarterly and makes appropriate adjustments to the level of the allowance for loan losses. For the second quarter of 2005, the funding of the provision for loan losses was $99,000, compared to $117,000 in the second quarter of 2004, a decrease of $18,000, or 15.38%. For the six months ended June 30, 2005, the provision for loan losses was $198,000 compared to $234,000 for the same period in 2004, a decrease of $36,000 or 15.38%. Low net charge offs during 2004 allowed us to reduce our provision for loan losses during the second quarter and first six months of 2005 relative to the same periods in 2004 while maintaining an allowance for loan losses that management believes is sufficient to absorb anticipated future losses. We continue to experience low levels of loan losses compared to the volume of loans we have originated during our five years of operations. Net charge-offs during the second quarter and first six months of 2005 averaged 0.02% and 0.02%, respectively, as compared to average charge-offs of 0.001% and 0.16% during the second quarter and first six months of 2004.
Non-Interest Income
     Non-interest income represents the total of all sources of income, other than interest-related income, which are derived from various service charges, fees and commissions charged for bank services. Total non-interest income increased to $683,563 during the second quarter of 2005 from $525,096 during the second quarter of 2004, an increase of $158,467, or 30.18%. For the six months ended June 30, 2005, total non-interest income was $1,299,056, an increase of 17.84% from $1,102,380 for the first six months of 2004. The increases for the three and six months ended June 30, 2005 were primarily attributable to additional fee income from debit card and ATM services provided to our customers.
Non-Interest Expense
     Total non-interest expense represents the total costs of operating overhead, such as salaries, employee benefits, building and equipment costs, telephone costs and marketing costs. Non-interest expense increased to $2,581,854 during the second quarter of 2005 from $1,928,555 during the second quarter of 2004, an increase of $653,299, or 33.87%. For the six months ended June 30, 2005, total non-interest expenses were $4,901,937, a $1,019,293 or 26.25% increase from $3,882,644 for the same period in 2004. The increase in non-interest expenses is primarily attributable to increased salary and benefit expenses, caused in part by an increase in the number of employees. Additionally, we have made a commitment to maintain efficiency through technology improvements, which requires a significant investment each year for replacement equipment and support, which we record as non-interest expense. Also, the addition of our bank’s Operations Center after the second quarter of 2004 has had an impact on non-interest expense due to the increase in property, plant, and equipment expense.
Income Taxes
     For the three months ended June 30, 2005, income tax expense increased $25,324, or 8.55%, to $321,519 from $296,195 in the corresponding period of 2004. Income tax expense increased $136,310, or 25.10%, to $679,462 for the six months ended June 30, 2005 from $543,152 for the six months ended June 30, 2004. These levels represent an effective tax rate on pre-tax earnings of 33.30% and 36.65% for the six-month periods ended June 30, 2005 and 2004, respectively.

Results of Operations for the Years Ended December 31, 2004 and 2003

General Discussion of Our Results

          Our principal source of revenue is net interest income at our bank. Net interest income is the difference between:

•	income received on interest-earning assets, such as loans and investment securities; and

•	payments we make on our interest-bearing sources of funds, such as deposits and borrowings.

          The level of net interest income is determined primarily by the average balances, or volume, of interest-earning assets and the various rate spreads between the interest-earning assets and our funding sources. Changes in our net interest income from period to period result from, among other things:

•	increases or decreases in the volumes of interest-earning assets and interest-bearing liabilities;

•	increases or decreases in the average rates earned and paid on those assets and liabilities;

•	our ability to manage our interest-earning asset portfolio, which includes loans;

•	the availability and costs of particular sources of funds, such as non-interest bearing deposits; and

•	our ability to “match” liabilities to fund assets of similar maturities at a profitable spread of rates earned on assets over rates paid on liabilities.

          In 2004, our other principal sources of revenue were service charges on deposit accounts, and gains on the sale of mortgage loans and securities available for sale.

Net Income

          For the year ended December 31, 2004, we recorded net income of $2,133,472, an increase of $470,196, or 28.3%, from net income of $1,663,276 during 2003. The increase in net income in 2004 as compared with 2003 was primarily attributable to a significant increase in net interest income from loans and securities available for sale. The increased net interest income attributable to loans and to securities available for sale resulted from loan growth and a favorable interest rate environment in 2004. Increased earnings on interest-earning assets exceeded the increased expense from the growth in interest-bearing liabilities, resulting in an improvement in net interest income. Our total revenues for 2004 were $15,689,797, an increase of $1,967,987, or 14.3%, over total revenues of $13,721,710 for 2003. This increase in total revenues in 2004 relative to 2003 was partially offset by a $1,203,156 increases in total expenses, which rose from $11,119,624 in 2003 to $12,322,780 in 2004. The year-over-year increase in our total expenses was primarily due to an increase in employee salaries and benefits that primarily resulted from expansion of our workforce, and the costs associated with beginning operations at our new operations center. These increased expenses were somewhat offset by a decrease in the provision for loan losses in 2004. Basic and diluted earnings per share were $1.68 and $1.56, respectively, for 2004, compared to $1.32 and $1.24, respectively, for 2003. The one hundred and twenty-five basis point total increase in the Fed Funds Rate by the Federal Reserve’s Federal Open Market Committee during the second, third and fourth quarters of 2004, which resulted in concomitant increases in the prime lending rate, began to contribute to an improvement in our net income during the fourth quarter of 2004. Our bank has over $90 million in loans tied to the prime lending rate that reprice with each rate increase. We believe that rising market interest rates in the near term will positively affect our net interest income because our interest-earning assets generally reprice more frequently and more closely track changes in market interest rates than do our interest-bearing liabilities.

          The following chart illustrates our net income for the periods indicated:

	2005	2004	2003
First Quarter	$640,171	$437,551	$292,741
Second Quarter	$720,864	$501,333	$366,766
Third Quarter		$601,096	$504,272
Fourth Quarter		$593,492	$499,497

Annual Total	$1,361,034	$2,133,472	$1,663,276

          The following consolidated condensed statement of income reflects the principal components of our net income for 2004 and 2003 and the percentage change in each component of net income from 2003 to 2004.

	2004	2003	% Change
	(in thousands)
Net Interest Income*	$9,684	$8,376	15.6%
Provision for Loan Losses	(468)	(735)	(36.3%)
Non-Interest Income	2,372	2,023	17.2%
Operating Expenses	(8,221)	(7,062)	16.4%

Net Income (loss) before Income tax provision	$3,367	$2,602	29.4%

*	Net Interest income is the difference between the interest income received on our bank’s earning assets and the interest expense paid on its deposits and borrowings.

          The improvement in net income in 2004 relative to 2003 was due principally to strong growth in our loan portfolio, particularly growth in real estate loans, as well as growth in our investment securities portfolio. The following discussion and analysis describes, in greater detail, the specific changes in each income statement component outlined above.

Net Interest Income

Average Balances, Interest Income, and Interest Expense

     The following table contains condensed average balance sheets for the years indicated. In addition, the amount of our interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the related average interest rates, net interest spread and net yield on average interest earning assets are included.

Average Balance Sheet and Analysis of Net Interest Income
for the Years Ended December 31,
(Dollars in thousands)

	2004			2003			2002
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Investment securities	$37,806	1,673	4.43%	$24,241	853	3.52%	$25,943	$1,271	4.90%
Unrealized gains on available for sale securities	(299)	—	—	145	—	—	281	—	—
Federal funds sold	1,634	27	1.65%	882	10	1.13%	3,451	51	1.48%
Loans (1)	188,481	11,618	6.16%	162,133	10,836	6.68%	122,177	9,231	7.56%
Allowance for loan losses	(2,137)	—	—	(1,954)	—	—	(1,234)	—	—
Cash and due from banks	6,972	—	—	5,010	—	—	3,729	—	—
Other assets	19,759	—	—	16,526	—	—	11,936	—	—
Total	252,216	—	—	206,983	—	—	166,283	—	—
Total interest-earning assets	227,921	13,318	5.84%	187,256	11,699	6.25%	151,571	10,553	6.96%
Liabilities:
Noninterest-bearing demand deposits	35,816	—	—	27,946	—	—	21,046	—	—
Interest bearing demand and savings deposits	85,366	1,092	1.28%	67,378	753	1.12%	57,465	1,066	1.86%
Time deposits	99,664	2,109	2.12%	87,602	2,290	2.61%	69,432	2,392	3.45%
Total deposits	220,846	—	—	182,926	—	—	147,943	—	—
Other borrowings	15,671	433	2.76%	10,321	280	2.71%	5,297	156	2.95%
Other liabilities	901	—	—	899	—	—	780	—	—
Shareholders’ equity	14,798	—	—	12,837	—	—	12,263	—	—
Total	252,216	—	—	206,983	—	—	166,283	—	—
Total interest-bearing liabilities	200,701	3,634	1.81%	165,301	3,323	2.01%	132,194	3,614	2.73%
Net interest income	—	9,684	—	—	8,376	—	—	6,939	—
Net interest spread (2)	—	—	4.03%	—	—	4.24%	—	—	4.23%
Net interest margin (3)	—	—	4.25%	—	—	4.47%	—	—	4.58%

(1)	Interest income from loans includes total fee income of approximately $1,169,000, $1,373,000 and $989,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

(2)	Interest rate spread is the weighted average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

     Net interest income was $9,684,438 for 2004, an increase of $1,308,335, or 15.6%, from net interest income of $8,376,103 for 2003. The increase in net interest income was attributable primarily to an increase in our interest-earning assets. Additionally, our investment securities portfolio continued to perform above our peer group average during 2004. Continued strong growth in our loan portfolio, particularly real estate secured loans, contributed to higher average outstanding balances of those interest-earning assets and at higher yields than we paid on interest-bearing deposits and borrowings. See the additional discussion under “Discussion of Financial Condition – Loans.”

     We anticipate that the recent and future increases in the target Federal Funds Rate by the Federal Reserve will contribute to continued improvements in our net interest income during future periods because our interest-earning assets typically reprice more frequently than do our interest-bearing liabilities. Future increases in market interest rates may have an even more significant impact on our net interest income as additional interest-earning assets are repriced if the prime rate exceeds their established “floors” on these assets.

     The interest income we earn on loans is the largest contributing component of net interest income and the bank’s net interest margin.

     Also contributing to our growth in net interest income during 2004 was the approximately $28,450,000 growth in our portfolio of investment securities, which was funded primarily by the approximately $28,256,000 growth in NOW deposit accounts. For the 2004 fiscal year, interest income on investment securities increased $820,425, or 96.2%, to $1,672,992 from $852,567 for 2003. This increase was primarily attributable to increases in our average investment securities during 2004, as well as an increase in the net yield on these average balances from 3.52% in 2003 to 4.43% in 2004, an increase of 91 basis points. See additional discussion under “Discussion of Financial Condition – Investment Securities.”

Rate and Volume Analysis

     The following table sets forth the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by previous year rate); (2) change in rate (change in rate multiplied by current year volume); and a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

ANALYSIS OF CHANGES IN NET INTEREST INCOME
FOR THE YEARS ENDED DECEMBER 31,
(In Thousands)

	2004 Compared to 2003
	Increase (decrease)
	due to change in
	Rate	Volume	Total
Income from interest-earning assets:
Interest and fees on loans	$(979)	$1,761	$782
Interest on securities	343	477	820
Interest on Federal funds sold	9	8	17

Total interest income	$(627)	$2,246	$1,619

Expense from interest-bearing liabilities:
Interest on interest-bearing deposits	$137	$202	$339
Interest on time deposits	(496)	315	(181)
Interest on other borrowings	8	145	153

Total interest expense	$(351)	$662	$331

Net interest income	$(276)	$1,584	$1,308

Provision for Loan Losses

     The provision for loan losses is based on management’s evaluation of economic conditions, volume and composition of the loan portfolio, historical charge off experience, the level of nonperforming and past due loans, and other indicators derived from reviewing the loan portfolio. Management performs such reviews quarterly and makes appropriate adjustments to the level of the allowance for loan losses.

     For the year ended December 31, 2004, the provision for loan losses decreased by $267,000 to $468,000, compared to the provision for loan losses in 2003 of $735,000. The decrease in 2004 was based on management’s evaluation of the overall allowance for loan losses relative to management’s assessment of the risk of losses inherent in our loan portfolio. Due to our limited historical charge off experience and the approximately $29 million increase in total loans during 2004, management has continued to focus on maintaining our allowance for loan losses at levels comparable to the allowance maintained by peer banks.

     Our management believes that its current credit-granting and administration processes follow a comprehensive and disciplined approach that mitigates risk and lowers the likelihood of significant increases in charge-offs and non-performing loans, although all credit-granting processes require subjective judgments and estimates. For additional information refer to the discussion under “Discussion of Financial Condition – Allowance for Loan Losses.”

Other Income

     Other income increased by approximately $349,000, or 17%, to approximately $2,372,000 in 2004 from approximately $2,023,000 in 2003. The principal component of other income during 2004 was service charges on deposits. Deposit and service charge income increased by approximately $198,000 for the year ended December 31, 2004. This increase is due primarily to an increase of approximately $76,000 in fees we charged to our customers for overdrafts in their deposit accounts.

Interest Expense and Net Interest Margin

     Total interest expense increased $311,122, or 9.4%, to $3,633,855 for 2004, up from $3,322,733 for 2003. This year-over-year change resulted primarily from an increase in the interest rates we paid on interest-bearing deposits and short-term borrowings during 2004 relative to 2003.

     Interest on deposits, the primary component of our total interest expense, increased $157,828, or 5.2%, to $3,200,654 for 2004 compared to interest expense on deposits of $3,042,826 for 2003. The increase in interest expense on deposits for 2004 was attributable to both the increase of approximately $41 million in the balance of our interest-bearing deposits in 2004 relative to 2003 and to the repricing of our existing interest-bearing deposits to higher rates during 2004. We anticipate that the current environment of rising market interest rates will continue to put upward pressure on the rates we pay on interest-bearing deposits.

     Interest expense on other borrowings was $433,201 and $279,906 for 2004 and 2003, respectively. This represents an increase of $153,295, or 54.8% year-over-year. This increase in interest expense related to other borrowings for 2004 was primarily due to an increase in the average balance due in other borrowed funds, which resulted primarily from a $2,349,726 increase in average Federal Home Loan Bank borrowings, as well as the higher cost of borrowed funds due to the increases in the federal funds overnight rate. Rising interest rates in 2004 caused the cost of borrowed funds to increase for our note payable and for our bank’s Federal Home Loan Bank advances and overnight federal funds purchases. The average balance in other borrowed funds increased by over $5 million during 2004, which we used to promote our continued growth.

     Our net interest margin, the difference between the yield on earning assets and the rate paid on funds to support those assets, averaged 4.25% in 2004 versus 4.47% during 2003, a decrease of 22 basis points. The decrease in our net interest margin reflects a decline in the average spread in 2004 between the rates we earned on our interest-earning assets, which had a decrease in overall yield of 41 basis points to 5.84%, and the rates we paid on interest-bearing liabilities, which had a decrease in overall yield of 20 basis points to 1.81%. Although we believe that our net interest margin generally will improve as market interest rates rise, the decline in our net interest margin during 2004, a year in which the Federal Funds rate increased by a total of 125 basis points, did not reflect this trend because many of our interest-earning assets and interest-bearing liabilities were acquired at higher rates of interest than average market rates during 2004 and, consequently, these assets and liabilities continued to reprice during 2004 at lower average rates even as market interest rates leveled and began to rise. Additionally, many of our interest-earning assets are subject to interest rate floors which limit how low the interest rates we earn on these assets can move even as market rates continue to decline. The very low market rates of interest that existed prior to the recent interest rate increases by the Federal Reserve were below many of the floors on our interest-earning assets. Consequently, the rates we earn on these interest earning assets did not begin to adjust upward until market interest rates moved above their floors, which occurred with respect to many of our interest-earning assets in the fourth quarter of 2004. While recent increases in the Federal Funds Rate will exert pressure on the bank to increase the rates paid on interest-bearing liabilities, we anticipate in this current period of rising interest rates that the interest rates the bank earns on loans, the principal component of the bank’s interest-earning assets, will generally increase faster, and will more closely follow the magnitude of changes in market rates of interest, than the rates the bank pays on interest bearing liabilities, which consist primarily of interest-bearing deposits. Consequently, we expect the bank’s net interest margin to improve in the near term. The continued increase in non-interest-bearing deposits (capital and demand deposits) relative to interest-bearing deposits also had a positive effect on net interest margin in 2004.

Other Expenses

     Non-interest expenses increased by approximately $1,159,034, or 16.4%, from $7,061,891 in 2003 to $8,220,925 in 2004. The largest component of our non-interest expense, and the greatest contributing factor to the increase in non-interest expense during 2004, was the cost of salaries and employee benefits, which increased by approximately $443,000 during 2004. The increase in salaries and employee benefits included normal increases in salaries, group insurance, payroll taxes, profit sharing and employee incentives along with increases directly related to an increased number of employees. The number of full-time equivalent employees increased from 102 at December 31, 2003 to 112 at December 31, 2004. Combined equipment and occupancy expenses increased from $1,212,240 during 2003 to $1,413,873 in 2004. The increase in equipment and occupancy expenses was related to construction of the new operations center, which we placed in service during July 2004.

Income Taxes

     For 2004, our income tax expense increased $294,635, or 31.4%, to $1,233,545 from $938,910 in 2003. Our 2004 income tax expense represent an effective tax rate on pre-tax earnings of 36.6%, compared to an effective tax rate of 36.1% for 2003.

Discussion of Financial Condition

General Discussion of Our Financial Condition

     Total average assets increased in 2004 by approximately $45,233,000, or 21.9%, to approximately $252,216,000 relative to total average assets of approximately $206,983,000 in 2003. The most significant increase in average assets came in the growth of our loan portfolio, as described in more detail below under “Loans.” Total average interest-earning assets increased by approximately $40,665,000, or 21.7%, to approximately $227,921,000 in 2004, compared to total interest-earning assets of approximately $187,256,000 in 2003. Other average assets increased by approximately $3,233,000 from approximately $16,526,000 in 2003 to approximately $19,759,000 in 2004.

     Total average liabilities increased in 2004 by approximately $43, 273,000, or 22.3%, to approximately $237,419,000 relative to total average liabilities of approximately $194,146,000 in 2003. The most significant increase in average liabilities came in growth of deposits, as described in more detail below under “Deposits.” Total average deposits increased by approximately $37,920,000, or 20.7%, from approximately $182,926,000 in 2003 to approximately $220,846,000 in 2004. Average non-interest-bearing demand deposits increased from 2003 to 2004 by approximately $7,870,000, or 28.2%, while average interest-bearing demand and savings deposits increased by approximately $17,987,000, or 26.7%, and average time deposits increased by approximately $12,062,000, or 13.8%.

     Shareholders’ equity increased from $14,498,690 at December 31, 2003 to 16,538,913 at December 31, 2004, an increase of $2,040,223, or 14.1%. This increase reflected net earnings of approximately $2,133,000 for 2004. Accumulated other comprehensive income, which represents the net unrealized gains or (losses) on securities available-for-sale, decreased during 2004 by $168,571 from $(21,686) at December 31, 2003 to $(190,257) at December 31, 2004.

     Shareholders’ equity increased $1,431,334 during the six months ended June 30, 2005, from $16,538,913 at December 31, 2004, to $17,970,247, an increase of 8.65%. Net income of $1,361,034 was offset by the increase in accumulated other comprehensive loss in the amount of $206,469 during the six month period ended June 30, 2005. Accumulated other comprehensive loss represents the unrealized loss on available for sale securities consisting of U. S. Agency securities and bonds issued by municipalities. Our bank does not anticipate recognizing any portion of this unrealized loss, which totaled $396,726 at June 30, 2005, since the bank has the ability to hold these securities to maturity. Additionally, shareholders’ equity increased $293,014 due to the exercise of 30,288 stock options during the six month period ended June 30, 2005.

Loans

     At December 31, 2004, our loans totaled approximately $209,178,000, an increase of approximately $29,333,000, or 16.3%, from approximately $179,845,000 at December 31, 2003. At December 31, 2003 and 2004, loans comprised 89.4% and 80.5% of our total earning assets, respectively. This increase in our loan portfolio was primarily attributable to strong growth in real estate loans, including commercial and residential real estate loans. Total earning assets as a percent of total assets, were 89.9% at December 31, 2004, compared to 89.6% at December 31, 2003. This increase in total earning assets relative to total assets in 2004 was attributable to the increase in loans and securities available for sale.

     Loan Portfolio. Our loan portfolio consisted of the following loan categories and amounts as of the dates indicated:

	At December 31,
	2004	2003	2002
Commercial, financial, agricultural	$9,870	$10,489	$7,542
Real estate – construction, development, vacation	55,618	44,086	39,183
Real estate – mortgage	134,272	119,821	93,654
Consumer and other	9,418	5,449	5,989

Less allowance for loan losses	2,218	2,142	1,595
Loans, net	$206,897	$177,703	$144,773

     Maturities and Sensitivities of Loan Portfolio to Changes in Interest Rates. Total loans as of December 31, 2004, 2003 and 2002 are classified in the following table according to maturity or scheduled repricing:

	Maturity/Repricing
	2004	2003	2002
	(Dollars in Thousands)
One year or less	$140,433	$63,602	$46,868
Over one year through three years	41,623	53,229	46,629
Over three years through five years	16,590	43,878	41,653
Over five years	10,532	19,136	11,218

Total	$209,178	$179,845	$146,368

     Of our loans maturing more than one year after December 31, 2004, 35.4% had fixed rates of interest and 64.6% had variable rates of interest. At December 31, 2004, our only concentration of credit that exceeded ten percent of total loans consisted of loans to subdividers/developers, which accounted for eleven percent of our total loans. The subdivision development industry has sustained significant growth in Sevier County for several years and has been a very successful and stable source of loans for us. We do not believe that this concentration of loans poses a significant or increased risk of loss given the sustained growth in Sevier County and this industry.

     At June 30, 2005, our loans totaled approximately $230,255,000, an increase of approximately $21,077,000, or 10.08%, from $209,178,000 at December 31, 2004. At June 30, 2005, loans comprised 78.60% of our bank’s earning assets. This increase in our loan portfolio was primarily attributable to the increase in commercial real estate loans. Total earning assets, as a percent of total assets, were 91.46% at June 30, 2005, compared to 89.85% at December 31, 2004, and 89.57% at June 30, 2004. This increase in total earning assets relative to total assets was attributable to the increase in loans during the period, which outpaced growth of other of our assets.

Allowance for Loan Losses

     The allowance for loan losses represents management’s assessment and estimates of the risks associated with extending credit and its evaluation of the quality of our loan portfolio. Management analyzes the loan portfolio to determine the adequacy of the allowance for loan losses and the appropriate provision required to maintain the allowance for loan losses at a level believed to be adequate to absorb anticipated loan losses. In assessing the adequacy of the allowance, management reviews the size, quality and risk of loans in the portfolio. Management also considers such factors as the bank’s loan loss experience, the amount of past due and nonperforming loans, specific known risks, the status, amounts and values of nonperforming assets (including loans), underlying collateral values securing loans, current and anticipated economic conditions and other factors which affect the allowance for potential credit losses. The bank’s loan review officer on a quarterly basis prepares an analysis of the credit quality of the loan portfolio.

     Our allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to a group of peer banks identified by the regulators. During their routine examinations of banks, regulatory agencies may require a bank to make additional provisions to its allowance for loan losses when the opinion of the regulators regarding credit evaluations and allowance for loan loss methodology differ materially from those of the bank’s management.

     Concentrations of credit risk typically involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are secured by the same type of collateral. Our most significant concentration of credit risks lies in the high proportion of our loans to businesses and individuals dependent on the tourism industry. The bank maintains ten primary concentrations of credit by industry, of which five are directly related to the tourism industry. At December 31, 2004, approximately $58 million in loans, representing approximately 28% of our total loans, were to businesses and individuals whose ability to repay depends to a significant extent on the tourism industry in the markets we serve. We also have additional loans that would be considered related to the tourism industry in addition to the five categories included in the industry concentration amounts noted above.

     While it is the bank’s policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because the risk of loss includes unpredictable factors, such as the state of the economy and conditions affecting individual borrowers, management’s judgments regarding the appropriate size of the allowance for loan losses is necessarily approximate and imprecise, and involves numerous estimates and judgments that may result in an allowance that is insufficient to absorb all future loan losses.

     Asset quality was somewhat static for the year ended December 31, 2004. Non-accrual loans as a percentage of total loans decreased from 0.16% at December 31, 2003 to 0.08% at December 31, 2004. The ratio of nonperforming assets to total loans decreased from 0.97% at December 31, 2003 to 0.09% at December 31, 2004. Our allowance for loan losses at December 31, 2004, was approximately $2,281,000, a net increase of approximately $139,000 for the year. As a result of our static asset quality during 2004, the allowance for loan losses as a percentage of total loans and non-accrual loans at December 31, 2004 was 1.09% and 1,418%, respectively, compared to 1.19% and 741%, respectively, at December 31, 2003. Net charge-offs during 2004 increased from approximately $188,000 in 2003 to approximately $329,000 in 2004, representing a net charge-off ratio of 0.17% in 2004 compared to 0.12% in 2003. Our management continues to evaluate and adjust our allowance for loan losses to be comparable to our peer banks, and management presently believes the allowance for loan losses is adequate to provide for potential losses in the loan portfolio.

     The following table sets forth, as of the dates indicated, the aggregate value of non-performing loans for the following categories:

	At December 31,
	2004	2003	2002
	(Dollars in thousands)
Loans accounted for on a nonaccrual basis	$161	$289	$159
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	21	1,460	46
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	0	0	0
Loans now current about which there are serious doubts as to the ability of borrower to comply with present loan repayment terms	15	182	2,424

     The following table sets forth the reduction in interest income we experienced in 2004 as a result of non-performance of certain loans during the year:

Interest income that would have been recorded on nonaccrual loans under original terms	$9,669
Interest income that was recorded on nonaccrual loans	$189

Reduction in interest income	$9,480

     The following table summarizes our loan loss experience and related adjustments to the allowance for loan losses as of the dates and for the periods indicated:

	At December 31,
	2004	2003	2002
	(Dollars in thousands)
Average balance of loans outstanding	$188,481	$162,133	$122,177
Balance of allowance for loan losses at beginning of year	2,142	1,595	847
Charge-offs:
Real estate – mortgage	322	10	26
Consumer	46	188	19
Commercial	0	0	0

Recoveries:
Real estate – mortgage	38	4	0
Consumer	1	6	13
Commercial	0	0	0

Net charge-offs	329	188	32
Additions to allowance charged to operations	468	735	780
Balance of allowance charged to operations	2,281	2,142	1,595
Ratio of net loan charge-offs during the year to average loans outstanding during the year	0.17%	0.12%	0.03%

     The following table presents our allocation of the allowance for loan losses to the categories of loans in our loan portfolio as of the dates indicated:

	Year Ended December 31,
	2004		2003		2002
		Percent of		Percent of		Percent of
		Loans in each		Loans in each		Loans in each
		Category To		Category To		Category To
	Amount	Total Loans	Amount	Total Loans	Amount	Total Loans
Commercial	$146	4.72%	$161	5.83%	$210	5.15%
Real estate	2,013	90.78%	1,882	91.14%	1,182	90.76%
Consumer	122	4.50%	99	3.03%	203	4.09%

Total	$2,281	100.00%	$2,142	100.00%	$1,595	100.00%

     As of June 30, 2005, the bank had loans totaling $116,152 that were 30 days or more but less than 90 days past due and $359 in non-performing loans (loans past due 90 days or more and non-accrual loans). Accordingly, management considers the current level of its allowance for loan losses at June 30, 2005 in the amount of approximately $2,433,000 to be adequate to absorb anticipated future loan losses. No assurance can be given, however, that adverse economic circumstances or other events, including additional loan review, examination findings or changes in borrowers’ financial conditions, will not result in increased losses in the bank’s loan portfolio or in the need for increases in the allowance for loan losses.

Securities

     At December 31, 2004, our investment securities portfolio totaled $50,705,432, up from $22,255,902 at December 31, 2003, an increase of $28,449,530, or 127.8%. Our investment securities portfolio consists of securities of U.S. government agencies and municipal securities. The investment securities portfolio is the second largest component of our earning assets and represented 19.7% of total earning assets and 17.5% of total assets at year-end. As an integral component of our asset/liability management strategy, we manage our investment securities portfolio to maintain liquidity, balance interest rate risk and augment interest income. We also use our investment securities portfolio to meet pledging requirements for deposits and borrowings. The average yield on our investment securities portfolio during 2004 was 4.43% versus 3.52% for 2003, an improvement of 91 basis points. Net unrealized losses on securities available for sale, included in accumulated other comprehensive income, increased by $(168,571), net of income taxes, during 2004.

     The growth in our investment securities portfolio during 2004 was attributable to deposit inflows that exceeded loan demand during the period, which resulted in available funds that we invested in Government Securities. The average yields on these investments generally exceeded the cost of the interest-bearing deposits and borrowings that funded them during 2004. Included in our investment securities portfolio as of December 31, 2004 was approximately $3,320,000 in tax-exempt municipal securities recorded at amortized cost.

     The carrying amounts of securities at the dates indicated are summarized as follows:

	December 31,
	2004	2003	2002
	(Dollars in thousands)
Securities available for sale:
U.S. Treasury and government agencies and corporations	$9,091	$6,546	$2,064
Mortgage-backed securities	38,308	15,710	22,560
Obligations of states and political subdivisions	2,307	—	—

Total	49,706	22,256	24,624

Securities held to maturity:
Obligations of states and political subdivisions	999	—	—

     The carrying amounts of securities in each category as of December 31, 2004, are shown in the following table according to maturity classifications:

	Maturity
		More than	More than
	One year or	one year to	five years to	More than
	less	five years	ten years	ten years
	(Dollars in Thousands)
U.S. Treasury and government agencies and corporations	$257	$0	$1,181	$7,654
Mortgage-backed securities	0	0	0	38,308
Obligations of state and political subdivisions	0	0	0	3,306
Total	$257	0	$1,181	$49,268

None of the securities held in our investment securities portfolio exceeded 10% of total shareholders’ equity as of December 31, 2004.

     At June 30, 2005, the bank’s investment securities portfolio totaled $55,168,384, up from $50,705,432 at December 31, 2004, an increase of $4,462,952 or 8.80%. Our investment portfolio consists of securities of U.S. government agencies and municipal securities. The investment securities portfolio is the second largest component of our earning assets and represented 17.22% of total assets at quarter-end. As an integral component of our asset/liability management strategy, we manage our investment securities portfolio to maintain liquidity, balance interest rate risk and augment interest income. We also use our investment securities portfolio to meet pledging requirements for deposits and borrowings. The average yield on our investment securities portfolio during the first six months of 2005 was 4.40% versus 4.32% for the first six months of 2004. Net unrealized losses on securities available for sale, included in accumulated other comprehensive income, increased by $206,469, net of income taxes, during the first six months of 2005.
     Beginning in July 2004, the bank began investing in tax-exempt municipal securities. The balance on these securities has increased to approximately $9,775,000 at June 30, 2005, which represents 17.72% of the securities portfolio at that date.

Deposits

     Asset growth during 2004 was funded primarily by an increase in deposits during the period from approximately $196,930,000 at December 31, 2003 to approximately $245,072,000 at December 31, 2004, an increase of $48,142,000, or 24.5%. Non-interest-bearing deposits increased $6,705,000, or 19.4%, from approximately $34,637,000 at December 31, 2003, to approximately $41,342,000 at December 31, 2004, while total interest-bearing deposits increased $41,437,000, or 25.5% from approximately $162,293,000 to approximately $203,730,000 at December 31, 2003 and 2004, respectively. The increase in interest-bearing deposits relative to non-interest-bearing deposits during 2004 was primarily attributable to the increase in NOW account deposits from approximately $12,236,000 to approximately $40,492,000 at December 31, 2003 and 2004, respectively. This increase of $28,256,000, or 230.9% accounted for almost 60% of our total deposit growth. The cost of funds in NOW accounts to us is generally lower than the cost to us of time deposits. Time deposits increased from approximately $91,466,000 at December 31, 2003 to approximately $98,634,000 at December 31, 2004, an increase of $7,168,000, or 7.8%. Money market accounts increased from approximately $52,832,000 at December 31, 2003, to approximately $58,141,000 at December 31, 2004, an increase of $5,309,000, or 10.1%.

     The average balances of deposit accounts by category and the average rates paid thereon are presented below for the periods indicated:

	2004		2003		2002
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Non-interest-bearing demand deposits	$35,816	0%	$27,946	0%	$21,046	0%
Interest-bearing demand and savings deposits	$85,366	1.28%	$67,378	1.12%	$57,465	1.86%
Time deposits	$99,664	2.12%	$87,602	2.61	$69,432	3.45

Total	$220,846		$182,926		$147,943

     The balances in time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2004, are shown below by time remaining until maturity:

(Dollars in
Thousands)
Three months or less	$19,881
Over three months through six months	24,523
Over six months through 12 months	8,723
Over 12 months	2,252

Total	$55,379

     Average balances of interest-bearing demand and savings deposits grew approximately $17,987,000, or 26.7%, to $85,366,000 during 2004 compared to $67,379,000 in 2003, and average time deposits grew by $12,062,000, or 13.8%, to $99,664,000 during 2004 compared to $87,602,000 in 2003. The average rate paid on these interest-bearing deposits in 2004 was 1.28% and 2.12%, respectively, from 1.12% and 2.61%, respectively in 2003.

     We also continue to experience high demand for our certificate of deposit accounts. We offer certificate of deposit accounts on a wide range of terms in order to achieve sustained growth in a market area where there is strong competition for new deposits. Our total average cost of interest-bearing deposits (including demand, savings and certificate of deposit accounts) for 2004 was 1.73%, down from 1.96% in the prior year. Our total average cost of interest-bearing deposits (including demand, savings and certificate of deposit accounts) for the first three months of 2005 was 2.12%, up from 1.64% for the same period a year ago.

     The table below sets forth the total balances of deposits by type as of December 31, 2004 and 2003, and the percent change in balances over the intervening period:

	December 31,
	2004	2003	% Change
	(in thousands)
Non-Interest bearing accounts	$41,342	$34,637	19.4%
NOW Accounts	40,492	12,236	230.9%
Money Market Accounts	58,140	52,832	10.1%
Savings Accounts	6,464	5,758	12.3%
Certificates of Deposits	91,944	85,331	7.8%
Individual Retirement Accounts	6,690	6,136	9.0%

TOTAL DEPOSITS	$245,072	$196,930	24.5%
     Asset growth during the first six months of 2005 was funded primarily by an increase in deposits during the period from approximately $245,072,000 at December 31, 2004, to approximately $269,284,000 at June 30, 2005, an increase of $24,212,000, or 9.88%. Noninterest-bearing deposits increased $5,032,932, or 12.17%, from $41,341,894 at December 31, 2004, to $46,374,826 at June 30, 2005, while total interest-bearing deposits increased $19,179,413, or 9.41%, from $203,730,125 to $222,909,538 during the first six months of 2005. The increase in interest-bearing deposits relative to noninterest-bearing deposits was primarily attributable to the increase in time deposits mentioned above. Included in this increase to time deposits was approximately $12 million in brokered deposits.
     We continue to experience high demand for our certificate of deposit accounts. We offer certificate of deposit accounts on a wide range of terms in order to achieve sustained growth in a market area where there is strong competition for new deposits. Included in our increase in certificates of deposit noted in the chart below is the addition of approximately $12 million in brokered deposits we obtained during the first quarter of 2005. Also, there was a shift of deposits from our Money Market Accounts to certificate of deposit accounts of more than $5 million during the first quarter of 2005. Our total average cost of interest-bearing deposits (including demand, savings and certificate of deposit accounts) for the three- and six-month periods of 2005 was 2.45% and 2.29%, respectively, up from 1.65% and 1.63%, respectively, for the same periods a year ago. Interest expense on Certificates of Deposit increased $511,225, or 53.15%, from $961,845 at June 30,2004, to $1,473,070 at June 30, 2005.
     The table below sets forth the total balances of deposits by types as of June 30, 2005 and December 31, 2004, and the percent change in balances over the intervening period:

	June 30,	December 31,	%
	2005	2004	CHANGE
	(in thousands)
Non-Interest bearing accounts	$46,374,826	$41,341,894	12.17%
NOW Accounts	44,304,718	40,492,048	9.42%
Money Market Accounts	50,481,816	58,140,593	(13.17%)
Savings Accounts	6,444,112	6,463,756	(0.30%)
Certificates of Deposits	115,452,430	91,943,594	25.57%
Individual Retirement Accounts	6,226,462	6,690,134	(6.93%)
TOTAL DEPOSITS	$269,284,364	$245,072,019	9.88%

Interest Rate Sensitivity Management

     Interest rate risk is the risk to earnings or market value of equity from the potential movement in interest rates. The primary purpose of managing interest rate risk is to reduce the effects of interest rate volatility and achieve reasonable stability of earnings from changes in interest rates and preserve the value of our equity. Changes in interest rates affect, among other things, our net interest income, volume of loan production and the fair value of financial instruments and our loan portfolio. A key component of our interest rate risk management policy is the maintenance of an appropriate mix of assets and liabilities.

     It is our objective to manage assets and liabilities to control the impact of interest rate fluctuations on earnings and to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers within the bank are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix.

     The bank’s asset/liability mix is monitored on a regular basis and a report reflecting the interest rate sensitive assets and interest rate sensitive liabilities is prepared and presented to our board of directors and management’s asset/liability committee on a quarterly basis. The key objective of our asset/liability management policy is to monitor and adjust the mix of interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings by matching rates and maturities of our interest-earning assets to those of out interest-bearing liabilities. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less.

     We use interest rate sensitivity gap analysis to achieve the appropriate mix of interest rate-sensitive assets and liabilities. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within a given time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the amount of interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

     A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, unpredictable variables such as the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types of assets and liabilities may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps”), that limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap.

     The following table summarizes our interest-sensitive assets and liabilities as of December 31, 2004. Adjustable rate loans are included in the period in which their interest rates are scheduled to adjust. Fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities and anticipated prepayments. Investment securities are included in the period in which they are scheduled to mature while mortgage backed securities are included according to expected repayment. Certificates of deposit are presented according to contractual maturity dates.

Analysis of Interest Sensitivity
As of December 31, 2004
(Dollars in Thousands)

	0-3	3-12	1-3	Over 3
	Months	Months	Years	Years	Total
Federal funds sold	$0	$0	$0	$0	$0
Securities	75	527	1,228	48,875	50,705
Loans (1)	131,040	29,697	30,701	17,740	209,178

Total interest-earning assets	131,115	30,224	31,929	66,615	259,883

Interest-bearing liabilities:
Interest-bearing demand deposits	98,633	0	0	0	98,633
Savings	6,464	0	0	0	6,464
Time deposits	17,393	59,352	16,812	5,077	98,634
Other borrowings	$17,146	$4,100	$5,450	$0	$26,696

Total interest-bearing liabilities	$139,636	$63,452	$22,262	$5,077	$230,427

Interest rate sensitivity gap	$(8,521)	$(33,228)	$9,667	$61,538	$29,456

Cumulative interest rate sensitivity gap	$(8,521)	$(41,749)	$(32,082)	$29,456

Interest rate sensitivity gap ratio	(6.50)%	(109.94)%	30.28%	92.38%

Cumulative interest rate sensitivity gap ratio	(6.50)%	(25.88)%	(16.60)%	11.33%

(1)	Includes nonaccrual loans.

     In 2004 the Federal Reserve raised the targeted federal funds rate and the discount rate five times, for a total of 1.25%. In February and March 2005, the Federal Reserve raised these rates by a total of 0.50% and indicated that further increases were likely in the future.

     At December 31, 2004, the bank’s cumulative one-year interest rate sensitivity gap ratio was (25.88)%, which would tend to indicate that our interest-earning assets will reprice during this period at a rate slower than our interest-bearing liabilities. However, in our experience, not all liabilities shown in our gap analysis as being subject to repricing during a given period will in fact experience significant repricing even as market rates change. For example, we have a base of core deposits consisting of interest-bearing checking accounts and passbook savings accounts whose average balances and interest rates paid generally fluctuate very little with changes in the levels of market interest rates. Consequently, these relatively static interest-bearing liabilities, while sensitive to market interest rates and therefore included in our interest rate sensitivity gap analysis, tend to have a much greater effect on our gap analysis than they do on our actual net interest margin. More than $50 million of the deposits reflected in the table above as repricing within the first three months of 2005 fall into this category of interest-bearing liabilities that have low interest rate variability relative to changes in market rates of interest. Because the effects of these categories of interest-bearing liabilities tends to be overstated in our gap analysis, we believe that the spread between our interest-earning assets and interest-bearing liabilities will increase in the near term rising interest rate environment because the interest rates we are required to pay on these more static interest-bearing deposit accounts will not keep pace with the increased interest rates we earn on loans as the loans reprice with changes in market rates of interest.

Return on Assets and Equity

     The following table summarizes our return on average assets and return on average equity for the years ended December 31, 2004, 2003 and 2002:

	For the Years Ending
	December 31,
	2004	2003	2002
Return on Average Assets	0.85%	0.80%	0.90%
Return on Average Equity	14.53%	12.56%	12.13%
Average Equity as a Percentage of Average Assets	7.07%	6.40%	7.38%

Funding Sources, Capital Adequacy and Liquidity

     Our funding sources primarily include customer-based core deposits and customer repurchase accounts. The bank, being situated in a market that relies on tourism as its principal industry, can be subject to periods of reduced deposit funding because tourism in Sevier County is seasonably slow in the winter months. The bank manages seasonal deposit outflows through its secured Federal Funds lines of credit at several correspondent banks. Those lines totaled more than $10 million as of June 30, 2005, and are available on one day’s notice. The bank also has a cash management line of credit in the amount of $35 million from the FHLB of Cincinnati that the bank uses to meet short-term liquidity demands.

     Capital adequacy is important to the continued financial safety and soundness and growth of Mountain National and its bank. Our banking regulators have adopted risk-based capital and leverage guidelines to measure the capital adequacy of national banks and bank holding companies. Based on these guidelines, management believes we and our bank are “well capitalized.”

Regulatory Capital Requirements

     Our bank is subject to minimum capital standards as set forth by federal bank regulatory agencies.

     The bank’s capital for regulatory purposes differs from the bank’s equity as determined under generally accepted accounting principles. Generally, “Tier 1” regulatory capital will equal capital as determined under generally accepted accounting principles less any unrealized gains or losses on securities available for sale, while “Tier 2” capital includes the allowance for loan losses up to certain limitations. Total risk based capital is the sum of Tier 1 and Tier 2 capital. Our capital ratios and required minimums at December 31, 2004 and June 30, 2005, are shown below:

	Minimum	December 31,	June 30,
	Regulatory	2004	2005
	Requirement	Actual	Actual
Tier 1 capital to risk adjusted assets	4.00%	9.94%	9.57%
Total capital to risk adjusted assets	8.00%	10.96%	10.54%
Tier 1 leverage ratio (to average quarterly assets)	4.00%	8.08%	7.69%

     Total capital at the bank also has an important effect on the amount of FDIC insurance premiums paid. Institutions not considered well capitalized are subject to higher rates for FDIC insurance.

     The table below sets forth our consolidated capital ratios as of the periods indicated:

	June 30,	December 31,	December 31,
	2005	2004	2003
Tier 1 Risk-Based Capital	9.57%	9.94%	10.10%
Regulatory Minimum	4.00	4.00	4.00
Well-capitalized Minimum	6.00	6.00	6.00

Total Risk-Based Capital	10.54%	10.96%	11.64%
Regulatory Minimum	8.00	8.00	8.00
Well-capitalized Minimum	10.00	10.00	10.00

Tier 1 Leverage	7.69%	8.08%	8.87%
Regulatory Minimum	4.00	4.00	4.00
Well-capitalized Minimum	5.00	5.00	5.00

     The table below sets forth the Bank’s capital ratios as of the periods indicated:

	June 30,	December 31,	December 31,
	2005	2004	2003
Tier 1 Risk-Based Capital	9.26%	9.65%	10.27%
Regulatory Minimum	4.00	4.00	4.00
Well-capitalized Minimum	6.00	6.00	6.00

Total Risk-Based Capital	10.23%	10.67%	11.39%
Regulatory Minimum	8.00	8.00	8.00
Well-capitalized Minimum	10.00	10.00	10.00

Tier 1 Leverage	7.44%	7.85%	9.01%
Regulatory Minimum	4.00	4.00	4.00
Well-capitalized Minimum	5.00	5.00	5.00

     In November 2003, we formed a wholly owned Delaware statutory trust subsidiary, MNB Capital Trust I. This subsidiary issued approximately $5.5 million in trust preferred securities, guaranteed by us on a junior subordinated basis. We obtained the proceeds from the trust’s sale of trust preferred securities by issuing junior subordinated debentures to the trust. Under revised Interpretation No. 46 (FIN 46R) recently promulgated by Financial Accounting Standards Board (FASB), the trust subsidiary must be deconsolidated with us for accounting purposes. As a result of this recent accounting pronouncement, the Federal Reserve Board recently adopted changes to its capital rules with respect to the regulatory capital treatment afforded to trust preferred securities. The Federal Reserve Board’s new rules permit qualified trust preferred securities and other restricted capital elements to be included as Tier 1 capital up to 25% of core capital, net of goodwill and intangibles for the first 25 years of the 30 year term of the related junior subordinated notes. During the last five years preceding maturity, the amount included as capital will decline 20% per year. We believe that the Federal Reserve’s final rules with respect to the capital treatment of trust preferred securities will not adversely affect our regulatory capital and that our and our bank’s capital ratios will remain at a level to allow us and the bank to continue to be “well capitalized” under applicable banking regulations.

     On July 11, 2005, we filed a registration statement with the Securities and Exchange Commission registering the sale of our common stock. We are selling a minimum of 291,500 and a maximum of 416,500 shares of our common stock at a price of $24 per share. Each purchaser of shares in the offering will also receive a warrant, exercisable beginning on the first anniversary of the consummation of the offering and exercisable for one year thereafter, to purchase a number of shares of our common stock equal to the number of shares purchased in the offering at an exercise price of $25.20 per share. We expect that we will receive net proceeds of approximately $9.9 million if the maximum number of shares are sold in the offering and an additional $10.5 million if all of the warrants are subsequently exercised. We expect to complete the offering in the third quarter of 2005.

     Liquidity is the ability of a company to convert assets into cash or cash equivalents without significant loss. Our liquidity management involves maintaining our ability to meet the day-to-day cash flow requirements of our customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Without proper liquidity management, we would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the production and growth needs of the communities we serve.

     The primary function of asset and liability management is not only to assure adequate liquidity in order for us to meet the needs of our customer base, but also to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that we can also meet the investment objectives of our shareholders. For additional information relating to our interest rate sensitivity management, refer to the discussion above under the heading “Interest Rate Sensitivity Management.” Daily monitoring of the sources and uses of funds is necessary to maintain an acceptable cash position that meets both the needs of our customers and the objectives of our shareholders. In a banking environment, both assets and liabilities are considered sources of liquidity funding and both are therefore monitored on a daily basis.

Off-Balance Sheet Arrangements

     Our only material off-balance sheet arrangements consist of commitments to extend credit and standby letters of credit issued in the ordinary course of business to facilitate customers’ funding needs or risk management objectives.

Commitments and Lines of Credit

     In the ordinary course of business, the bank has granted commitments to extend credit and standby letters of credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by the bank’s loan committee. These commitments are recorded in the financial statements as they are funded. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     The following is a summary of the bank’s commitments outstanding at June 30, 2005, December 31, 2004 and 2003.

	(Dollars in Thousands)
	June 30,	December	December
	2005	2004	2003
Commitments to extend credit	$70,761	$48,140	$37,906
Standby letters of credit	2,951	3,444	5,640

TOTALS	$73,712	$51,584	$43,546

     Commitments to extend credit include unused commitments for open-end lines secured by 1-4 family residential properties, commitments to fund loans secured by commercial real estate, construction loans, land development loans, and other unused commitments. Commitments to fund commercial real estate, construction, and land development loans increased by approximately $7,699,000 to $27,003,000 at December 31, 2004, compared to commitments of approximately $19,304,000 at December 31, 2003 and by approximately $18,784,000 to $45,787,000 at June 30, 2005, compared to commitments of $27,003,000 at December 31, 2004. These increases in commitments from 2003 to 2004 and December 31, 2004 to June 30, 2005 were due to the continued increase in the development of property in Sevier County, and our success in attracting new customers.

Effects of Inflation

     Our consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operational results in terms of historic dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Inflation generally increases the costs of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant effect on the performance of a financial institution than the effects of general levels of inflation. In addition, inflation affects financial institutions’ cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and stockholders’ equity. Mortgage originations and refinancings tend to slow as interest rates increase, and likely will reduce the bank’s volume of such activities and the income from the sale of residential mortgage loans in the secondary market.

MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information concerning our directors and executive officers as of June 30, 2005:

Name	Age	Position (3)	Director Since
Dwight B. Grizzell (2) (3)	54	President and Chief Executive Officer	1998
Michael L. Brown	46	Executive Vice President – Chief Operating Officer	—
Grace D. McKinzie	52	Executive Vice President – Chief Lending Officer	—
James E. Bookstaff (2) (3)	62	Director	1998
Gary A. Helton (1)	45	Director	1998
Charlie R. Johnson (2)	63	Director	1998
Sam L. Large (2)	52	Director	1998
Jeffrey J. Monson (1)	50	Director	1998
Linda N. Ogle (2)	59	Director	1998
Michael C. Ownby (2)	55	Director	1998
John M. Parker (2) (3)	58	Director	1998
Ruth Reams (3)	65	Director	1998
Barbara S. Stevens (1)	68	Director	1998

(1)	Member of the Audit Committee of the Board of Directors.

(2)	Member of the Executive/Loan Committee of the Board of Directors.

(3)	Member of the ALCO/Investment Committee of the Board of Directors.

     Dwight Grizzell is the President and CEO of the bank and Mountain National. Mr. Grizzell has 33 years of banking experience. Before becoming the bank’s CEO he served as Regional President of BankFirst for Sevier County from 1997 to 1998. Prior to that he was the President /CEO and director of First National Bank of Gatlinburg. Mr. Grizzell began his career with Third National Bank in Nashville in 1972. Mr. Grizzell has held numerous managerial and administrative positions with Third National Bank, First Security National Bank in Lexington, Kentucky and First National Bank of Gatlinburg. He has served in numerous civic and professional capacities and presently serves on the Tennessee Bankers Association Board of Directors; member of the Leadership Sevier Class of 1998; member of Area-wide Development Corporation Loan Review Committee; and member of Great Smoky Mountain Church of Christ.

     Michael L. Brown serves as our and the bank’s Executive Vice President – Chief Operating Officer. Mr. Brown has been with Mountain National since its inception in 2002 and with the bank since 1998. Prior to joining the bank, Mr. Brown served as a Senior Vice President of First National Bank of Gatlinburg from 1995 to 1997, which later was purchased by BankFirst where he continued to serve in that capacity until joining Mountain National Bank in 1998. Mr. Brown began his banking career with First Federal Savings Bank in Maryville, Tennessee in 1981 and has 24 years of banking experience. He is a graduate of the University of Tennessee and the Graduate School of Banking at LSU, and he has served in several civic and professional capacities during his career. He is a member of the Leadership Sevier Class of 2005 and is a member of East Maryville Baptist Church.

     Grace D. McKinzie serves as our and the bank’s Executive Vice President – Chief Lending Officer. Ms. McKinzie has been with Mountain National since its inception in 2002 and with the bank since 1998. Ms. McKinzie is a native of Gatlinburg and began her banking career with The First National Bank of Gatlinburg where she served for more than 20 years prior to the formation of Mountain National.

     James Bookstaff has been chief manager of Bookstaff LLC, located in Sevier County Tennessee, since 1997. He has resided in Sevier County since 1971 and serves on several non-profit Christian boards. He is a graduate of the Culinary Institute of America and Michigan State University.

     Gary A. Helton has been the owner and General Manager of Volunteer Chevrolet in Sevierville, Tennessee since its opening in May 1994. At Volunteer Chevrolet he is involved with all aspects of its daily operation. He also coordinated construction and has been the owner of the Comfort Inn East in Knoxville, Tennessee since 1991. In addition to these ownerships, he is involved in many other real estate ventures, both commercial and residential. Mr. Helton is a member of First Baptist Church in Sevierville and a lifelong resident of Sevier County. He graduated with a B.S. Degree in Business Management from Carson-Newman College in Jefferson City, Tennessee in 1982, where he also served as the 1982 class chair for the Alumni Fund Raising program during 1993 and 1994 and has recently been elected to the CNC Board of Trustees.

     Charlie R. Johnson has been a named partner of Johnson, Murrell & Associates, a law firm located in Sevierville, Tennessee, since 1976 and serves as vice-president of Sevier Title, Inc., a title escrow and closing company serving Sevier County, Tennessee. He is also an owner and Vice-President of Oak Haven Resort Management, Inc., a log cabin rental and development company. Mr. Johnson’s law firm is involved primarily in business law, real estate and estate administration. Mr. Johnson is a former elected member of the Board of Mayor and Alderman for the City of Sevierville and previously served eight years as the Mayor of Sevierville and eight years as an alderman. Mr. Johnson formerly served four years as chairman of the board of Water Works and Sewage Commissioners for the City of Sevierville. Mr. Johnson is a member of the Walters State Community College Sevier County Campus Development Council and a member of Board of Trustees at Walters State. He is a deacon at the Fist Baptist Church of Sevierville, Tennessee. He graduated from Tennessee Technological University with a degree in Political Science and a minor in Economics. He holds a master’s degree in Public Administration and a doctorate in Jurisprudence from the University of Tennessee.

     Sam L. Large has been a promoter of the Gatlinburg Craftsmen’s Fairs since 1988. Prior to that time, Mr. Large was Manager and Buyer for the Gatlinburg Craft Center and Manager of Brookside Village. Mr. Large is the Owner of S.L.L., Inc., a real estate and promotions firm, and Sam L. Large Construction. Mr. Large has an Associate Degree in Accounting and Computer Programming. He has served on the Board of Directors of the Gatlinburg Convention and Visitors Bureau and the Gatlinburg Chamber of Commerce from 1993 until 1996, and was president of both organizations in 1996.

     Jeffrey J. Monson has worked for TRW Fuji Valve for 23 years in various engineering and management positions in six plant locations. He was part of the start-up team for TRW’s Station Plant in Greenville, North Carolina and more recently TRW’s Fuji Valve Plant in Sevierville, Tennessee which was established in 1989. He has served as manufacturing manager and quality manager at the TRW Fuji Plant. Mr. Monson is a graduate of Purdue University with a Bachelor’s Degree in Mechanical Engineering and served as an Officer in Purdue’s Mechanical Engineering Honorary Society. He also received a Master’s Degree from Purdue’s Krannert School of Business Management. Monson is a member of the First Methodist Church of Sevierville and served on the Staff Parish Committee. He served as a member of the United Way of Sevier County Board of Directors from 1994-2000. Mr. Monson is a member of the Leadership Sevier Class of 2002, a member of the Boy’s and Girl’s Club of the Smoky Mountains Board of Directors and President of the Sevier County High School Soccer Support Group.

     Linda N. Ogle has been president of Riverside Motor Lodge, Inc. and Riverside Towers, LLC for the past nine years. Ms. Ogle is involved in all aspects of the daily operations of her businesses and has served in numerous civic and professional capacities. She currently serves on Leadership Tomorrow Board and East Tennessee Regional Leadership. She is a member of the Sevierville Noon Day Rotary Club, a member of the board of directors for the Boys & Girls Club of the Smoky Mountains, past chairperson for the Hotel Division of the United Way Campaign, a member of the Leadership Knoxville Class of 2005, a member of the Leadership Sevier Class of 1998, a member of the Republican Women’s Club, Secretary of Pigeon Forge Library Board, advisory board member of the Smoky Mountain Home for Children, board of directors for Leadership Sevier and board of directors for the Dr. Robert F. Thomas Foundation.

     Michael C. Ownby has been president of Ownby Insurance Services, Inc., an insurance agency in Sevierville, Tennessee, since 1973. He was previously president of Rest Inn, Inc. which operated a franchised Hampton Inn Motel in Townsend, Tennessee, since 1991. Mr. Ownby is also involved in various real estate ventures in developing subdivisions and the buying and selling of commercial development properties with other partners in and around Sevier County, Tennessee. Mr. Ownby previously served on the board of directors of Tennessee State Bank from 1977 to 1981. He is a graduate of the University of Tennessee with a B.A. in Business Administration. He is a member of the Sevierville Rotary Club and is on the board of directors of the Sevier County Chapter of the Salvation Army. Mr. Ownby is a member of First Baptist Church in Sevierville, Tennessee where he has served as

Sunday School Director, taught Sunday School and has served on various committees of the church. Ownby was previously a director of the Sevierville Chamber of Commerce; director of the Dr. Robert F. Thomas Foundation; member of the Sevier County Kiwanis Club; member of the Sevier County Jaycees; and a member of the Commercial Lines Insurance Committee with the Insurers of Tennessee. Mr. Ownby is also on the board of directors of the Insurers of Tennessee.

     John M. Parker, Sr. is a native of East Tennessee and has resided in Sevier County, Tennessee for the past 30 years. He has participated in several business ventures, which have contributed to the growth in Sevier County. He was one of the founding partners and past president of Smoky Mountain Knife Works. Over the years, he has been very active in developing many residential subdivisions and commercial business properties in Sevier and surrounding counties. He is currently owner of Riverside Antique and Collectors Mall located on Hwy. 66 in Sevierville, Tennessee and is also the owner of several other commercial business properties in the county.

     Ruth A. Reams has retired from Reams Drug Store where she assisted her husband in the operation of the family business for many years. She currently is serving as a board member on the Dr. Robert F. Thomas Foundation Board, on the advisory board of directors of the Pigeon Forge Library, a volunteer for “Relay For Life”, and a recent graduate of “Leadership Sevier”.

     Barbara S. Stevens upon retirement in 1999 was honored by her professional peers, The Great Smoky Mountains Association of Realtors. For her years of dedication and leadership, she was conferred an honorary lifetime membership in the Local, State and National Association of Realtors. Ms. Stevens is only the second person in the history of the local origination to receive this lifetime award. In addition to the above recognition, a scholarship in Ms. Stevens’ name has been established for Realtor continuing education. Ms. Stevens became a realtor in 1972 and served in various capacities. She and her husband owned and operated Barbara’s Real Estate company in Gatlinburg from 1973 until 1999. Both Ms. Stevens and her husband have served as Chamber presidents as well as presidents of the Board of Realtors. Ms. Stevens and her husband were instrumental in the early development of Chalet Village, a prestigious vacation home resort destination in Gatlinburg, Tennessee. She has lived in Gatlinburg, Tennessee since 1940.

Executive Compensation

     The following table sets forth information with respect to all compensation paid or accrued for each of the last three fiscal years for Dwight B. Grizzell, our President and Chief Executive Officer. No other executive officer of ours or our bank was paid $100,000 or more in salary, bonus and directors’ fees during the year ended December 31, 2004.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
						Awards		Payouts
Securities
				Other			Under-
				Annual		Restricted	lying		All Other
				Compen-		Stock	Options/	LTIP	Compen-
Name &		Salary	Bonus	sation		Award(s)	SARs	Payouts	sation
Principal Position	Year	($)	($)	($)		($)	(#)	($)	($)
Dwight B. Grizzell,	2004	$161,149	$1153	$5,850	(1)	None	None	None	None
President	2003	$156,230	$4,363	$5,400	(l)	None	None	None	None
	2002	$135,000	$1,099	$5,400	(l)	None	None	None	None

(1)	Represents director fees.

Director Compensation

     Directors are paid $525 for each bank board meeting attended, $175 for each Executive Loan Committee meeting attended, and $125 for each other bank board committee meeting attended. Directors receive no compensation for service on the board of directors of Mountain National Bancshares. The Chairman of the Board

receives a fee of $1,100 for each board meeting attended. There are no other arrangements pursuant to which any of the directors were compensated during 2004 for any service provided as a director.

Stock Option Grants and Related Information

     There were no stock option grants to Mr. Grizzell during the fiscal year ended December 31, 2004. The following table sets forth information with respect to Mr. Grizzell’s unexercised options held as of the end of the fiscal year. No options were exercised by Mr. Grizzell in 2004.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

Number of Securities
	Underlying Unexercised		Value of Unexercised In-the-Money
	Options at		Options at Fiscal
	Fiscal Year-End (#)(1)		Year-End(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Dwight B. Grizzell	42,024	21,011	$482,436	$241,206

(1)	Mr. Grizzell’s stock option agreement grants him the right to purchase a number of shares equal to 5% of our outstanding shares at the date of exercise. The figure shown is based on the current number of outstanding shares and is subject to adjustment. According to the terms of Mr. Grizzell’s stock option agreement, the options vest and become exercisable in six annual installments beginning upon our achievement of certain financial goals, which were reached during 2002. The Board of Directors retroactively amended Mr. Grizzell’s stock option agreement to provide for vesting of the first annual installment on December 31, 2001.

(2)	All of Mr. Grizzell’s stock options had an exercise price of $9.52 per share at December 31, 2004. The fair market value of the common stock underlying Mr. Grizzell’s stock options, which was determined at the close of business on December 31, 2004, was $21.00 per share, based on the price of the last trade of which management is aware as of such date.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

     On December 28, 2001, the bank entered into an employment agreement with Dwight B. Grizzell. Under the terms of the agreement, Mr. Grizzell will serve as the bank’s President and Chief Executive Officer for an initial annual base salary of $135,000. The board of directors reviews and adjusts the base salary amount annually. In addition, Mr. Grizzell is entitled to participate in any employee benefit plan of the bank made available to the bank’s senior executive officers and its employees generally. Upon termination of the employment agreement (other than by death, disability, retirement, termination for cause, a change of control, or voluntary termination by Mr. Grizzell) or upon an unconsented material change in duties, liquidation or dissolution of the bank, or breach of the agreement by the bank, Mr. Grizzell will be entitled to receive a lump sum payment equal to twelve months’ base salary. Upon a change in control of the bank, Mr. Grizzell will be entitled to receive an amount equal to his annualized compensation. Additionally, he would be entitled to the continuation of some employee benefits. The agreement with Mr. Grizzell further provides that in the event of termination he will be prohibited from competing with the bank for a period of 12 months in any city, town or county in which the bank has a branch office.

     Pursuant to the terms of our stock option plan, unless otherwise provided, all outstanding options will become fully vested and exercisable in the event of a change in control or certain other corporate transactions. A “change in control” is defined in our stock option plan to include, among other things, the acquisition by another person of more than twenty-five percent of the total combined voting power of the our outstanding common stock; a change in the composition of a majority of the board of directors within a specified period of time; a merger or consolidation in which we are not the surviving entity; and certain other transactions.

Equity Compensation Plan Information

     The following table sets forth information relating to our equity compensation plans as of December 31, 2004:

EQUITY COMPENSATION PLAN INFORMATION

				Number of securities
				remaining available for
				future issuance under
	Number of securities to		Weighted-average	equity compensation
	be issued upon exercise		exercise price of	plans (excluding
	of outstanding options,		outstanding options,	securities reflected in
	warrants and rights		warrants and rights	column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	169,689		$10.08	50,651

Equity compensation plans not approved by security holders	9,600	(1)	$10.00	-0-

Total	179,289		$10.07	50,651

(1)	Represents options granted to our former chief financial officer pursuant to a severance agreement. These options are fully vested and immediately exercisable, have no voting or dividend rights, and expire on October 4, 2007 if not exercised on or prior to that date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain of our and the bank’s directors and executive officers, members of their families and companies or firms with which they are associated, were customers of and had banking transactions with the bank, in the ordinary course of business during 2004, and such transactions are expected to continue in the future. All loans and lending commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features. None of such loans outstanding to our or the bank’s directors or officers, members of their families or companies or firms with which they are associated was non-performing as of December 31, 2004. Total loans outstanding to all of our and the bank’s directors and executive officers, or affiliates of such persons (including members of the immediate families of such persons or companies in which such persons had a 10% or more beneficial interest), amounted to an aggregate of $6,434,000 at December 31, 2004.

     The bank has retained the law firm Johnson, Murrell & Associates as its local counsel. Charlie R. Johnson, Chairman of our board of directors, is a named partner of the firm.

PRINCIPAL SHAREHOLDERS

     We are authorized to issue up to 2,400,000 shares of our common stock. At June 30, 2005, we had 1,362,384 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

     The following table sets forth certain information with respect to the beneficial ownership, as of June 30, 2005, of shares of common stock by (a) each of the our directors, (b) our named executive officers, and (c) all of our directors and executive officers as a group, and the percentage of the outstanding shares of common stock represented thereby. We are not aware of any person who beneficially owns more than five percent of our outstanding common stock other than Dwight Grizzell. Except as otherwise noted, we believe that each of the persons listed has sole investment and voting power with respect to the shares included in the table.

	Number of
	Shares		Percent of
	Beneficially		Common
Name of Beneficial Owner	Owned(1)(2)		Stock
James E. Bookstaff	52,678		3.87%
Dwight B. Grizzell (CEO and Director)	72,660	(3)	5.17%
Gary A. Helton	28,456		2.08%
Charlie R. Johnson	16,754	(4)	1.27%
Sam L. Large	16,130		1.18%
Jeffrey J. Monson	26,970	(5)	1.98%
Linda N. Ogle	25,195	(6)	1.85%
Michael C. Ownby	7,705	(7)	0.57%
John M. Parker	60,821	(8)	4.46%
Ruth Reams	22,894	(9)	1.68%
Barbara S. Stevens	5,105	(10)	0.37%
All Directors and executive officers (13 persons)(11)	380,486		26.27%

(1)	Information relating to beneficial ownership of common stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in the Commission’s rules under the Exchange Act. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power” which includes the power to vote or direct the voting of each security, or “investment power” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors possess sole voting and investment power with respect to all shares of Common Stock set forth opposite their names.

(2)	The aggregate number of shares includes shares of Common Stock that the individual has the right to acquire on or before August 19, 2005, (60 days from June 20, 2005), through the exercise of options or warrants. The number of shares underlying options or warrants that may be exercised within 60 days of June 30, 2005, is as follows: (i) Mr. Bookstaff – 0 shares; (ii) Mr. Grizzell – 44,166 shares; (iii) Mr. Helton – 3,104 shares; (iv) Mr. Johnson – 3,104 shares; (v) Mr. Large – 0 shares; (vi) Mr. Monson – 2,254 shares; (vii) Ms. Ogle – 0 shares; (viii) Mr. Ownby – 0 shares; (ix) Mr. Parker – 0 shares; (x) Ms. Reams – 0 shares; (xi) Ms. Stevens – 3,104 shares; (xii) all directors and executive officers as a group (14 persons) – 85,912 shares.

(3)	Includes 15,076 shares held jointly with spouse, 108 shares held solely by spouse and 792 shares held by children.

(4)	Includes 2,899 shares held jointly with spouse, 2,756 shares held in Mr. Johnson’s IRA account, 10 shares held solely by spouse and 488 shares held by children.

(5)	Includes 6,981 shares held by GCS Partnership, of which Mr. Monson holds a partnership interest.

(6)	Includes 110 shares held by child and 54 shares held by mother.

(7)	Includes 1,953 shares held by MSP Enterprises, LLC of which Mr. Ownby serves as Chief Manager.

(8)	Includes 55,885 shares held jointly with spouse and 4,935 shares held by child.

(9)	Includes 7,980 shares held in Ms. Reams’ IRA account, 3,102 shares held jointly with spouse and 4,299 shares held in spouse’s IRA account

(10)	Includes 2,000 shares held jointly with spouse.

(11)	The address for each of the above-named executive officers and directors is c/o Mountain National Bancshares, Inc., 300 Main Street, Sevierville, TN 37862

DESCRIPTION OF OUR CAPITAL STOCK

     We have the authority to issue 2,400,000 shares of common stock. As of June 30, 2005, 1,362,384 shares of our common stock were outstanding. Our common stock is the only class of capital stock we are authorized to issue.

     The following summary descriptions of selected provisions of our charter, bylaws, common stock and Tennessee Business Corporation Act are not complete. The summaries are subject to, and are qualified entirely by, the provisions of our charter and bylaws, all of which are included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and the Tennessee Business Corporation Act. You are encouraged to read our charter and bylaws.

Common Stock

     The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders. Notwithstanding the foregoing, at any shareholder meeting where directors are to be elected, each shareholder entitled to vote shall have the right to multiply the number of votes he or she is entitled to cast by the number of vacancies being filled and cast the product for a single candidate or distribute the product among two or more candidates. This feature is referred to as cumulative voting. Holders of common stock have no preemptive rights, and there are no conversion rights or redemption or sinking fund provisions with respect to shares of our common stock. All shares of our common stock being offered under this prospectus will be fully paid and not liable for further calls or assessment by us.

Preemptive Rights

     No holder of our shares has any preemptive rights to purchase, subscribe for or otherwise acquire any additional shares of our common stock or any securities exercisable for or convertible into our shares.

Tennessee’s Anti-takeover Provisions

     Provisions in Tennessee law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise.

     Tennessee Business Combination Act. The Tennessee Business Combination Act provides that a party owning shares equal to 10% or more of the voting power of any class or series of the then outstanding voting stock of a “resident domestic corporation” is an “interested shareholder.” An interested shareholder also includes a party that is an affiliate or associate, as defined in the Tennessee Business Combination Act, of a “resident domestic corporation.” We are currently a resident domestic corporation within the meaning of this act. An interested shareholder cannot engage in a business combination with the resident domestic corporation unless the combination:

•	takes place at least five years after the interested shareholder first acquired 10% or more of the voting power of any class or series of the then outstanding voting stock of the resident domestic corporation; and

•	either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies fairness conditions specified in the Tennessee Business Combination Act.

These provisions apply unless one of the following exemptions is available:

•	a business combination with an entity can proceed without delay when approved by the target corporation’s board of directors before that entity becomes an interested shareholder;

•	a business combination is exempt, if in its original charter or original bylaws, the resident domestic corporation elects not to be governed by the Tennessee Business Combination Act;

•	unless the charter of the resident domestic corporation provides otherwise, the Tennessee Business Combination Act does not apply to a business combination of a resident domestic corporation with, or proposed by or on behalf of, an interested shareholder if the resident domestic corporation did not have, on such interested shareholder’s share acquisition date, a class of voting stock registered or traded on a national securities exchange or registered with the securities and exchange commission pursuant to Section 12(g) of the Exchange Act; or

•	the resident corporation may enact a charter or bylaw amendment to remove itself entirely from the Tennessee Business Combination Act that must be approved by a majority of the shareholders who have held shares for more than one year before the vote and which cannot become operative until two years after the vote.

We have not adopted a charter amendment or bylaw to remove ourselves from the Tennessee Business Combination Act.

     Tennessee Greenmail Act. The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price higher than fair market value, from a holder of 3% or more of any class of its securities who has beneficially owned the securities for less than two years. We can, however, make this purchase if the majority of the outstanding shares of each class of voting stock issued by us approves the purchase or if we make an offer of at least equal value per share to all holders of shares of the same class of securities as those held by the prospective seller.

     Tennessee Control Share Acquisition Act. The Tennessee Control Share Acquisition Act strips a purchaser’s shares of voting rights any time an acquisition of shares in a Tennessee corporation which has elected to be covered by the Tennessee Control Share Acquisition Act (which Mountain National Bancshares at this time has not) brings the purchaser’s voting power to one-fifth, one-third or a majority of all voting power. The purchaser’s voting rights can be restored only by a majority vote of the other shareholders. The purchaser may demand a meeting of shareholders to conduct such a vote. The purchaser can demand a meeting for this purpose before acquiring shares in excess of the thresholds described above, which we refer to as a control share acquisition, only if it holds at least 10% of the outstanding shares and announces a good faith intention to make the acquisition of shares having voting power in excess of the thresholds stated above. If a target corporation so elects prior to the date on which a purchaser makes a control share acquisition, a target corporation may redeem the purchaser’s shares if the shares are not granted voting rights.

     The effect of these provisions may make a change of control of Mountain National Bancshares harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest, including those attempts that might result in the payment of a premium over the market price for our shares. They may also promote the continuity of our management by making it harder for you to remove or change the incumbent members of the board of directors.

Limitations on Liability and Indemnification of Directors and Officers.

     The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;

•	in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest;

•	in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

•	in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

•	the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;

•	the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or

•	the officer or director breached his or her duty of care to the corporation.

     Our charter and bylaws provide that to the extent permitted by the Tennessee Business Corporation Act, we may indemnify, hold harmless and advance expenses to each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of ours or is or was serving at our request as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or employee or in any other capacity while serving as a director, officer or employed.

     Our charter and bylaws also allow us to purchase and maintain insurance to protect our directors, officers, agents and employees against any expense, liability or loss asserted against them or incurred by them. The insuring of the directors, officers, agents and employees is permitted whether or not we would have the power to indemnify that director, officer, agent or employee under our charter or the terms of the Tennessee Business Corporation Act.

PLAN OF DISTRIBUTION

     We will sell shares directly to investors on our behalf acting through our employees, officers and directors, each of whom performs substantial duties on our behalf other than in connection with this offering. None of these officers will be separately compensated either directly or indirectly for his or her services in connection with this offering. We will, however, pay all of the expenses incident to the offering and sale of our shares. We will not compensate any brokers or sales agents in connection with this offering.

     This offer is contingent upon the sale of a minimum of 291,500 shares and all proceeds from the sale of any shares offered hereby will be immediately available for our use following the sale by us of the minimum number of shares. See “Use of Proceeds.” There can be no assurance that any of the shares offered under this offering will be sold. If we are unable to sell the minimum number of shares being offered by this prospectus, we will return all subscription amounts to the subscribers, without interest.

     We are first offering the shares and warrants to our existing shareholders as of the close of business on August 12, 2005. If after fourteen days from August 31, 2005, our existing shareholders have not purchased all of the shares we are offering, we will offer any unsold shares to persons who were not existing shareholders of ours as of the close of business on August 12, 2005. We reserve the right, in our sole discretion, to extend the fourteen day initial period in which only our existing shareholders are allowed to purchase shares in the offering for an additional seven days if our board of directors determines to do so.

     We will begin accepting subscriptions at 8:00 a.m. eastern daylight time on Wednesday, August 31, 2005, and the offering period for the shares will end when all of the shares of the common stock are sold or 5:00 p.m., Sevierville time, on September 30, 2005, whichever will occur first. We may extend this date at our discretion for additional periods not exceeding a total of fifteen (15) additional days (i.e., until October 15, 2005). We will promptly notify subscribers of any extensions.

     We will have the sole right to accept offers to purchase shares and may reject any proposed purchase of shares in whole or in part. We reserve the right to withdraw, cancel or modify the offering of the shares at any time, without notice. For more information on the distribution of our shares see “How to Participate in this Offering.”

EXPERTS

     The consolidated financial statements of Mountain National Bancshares as of December 31, 2004 and 2003, and for the periods then ended are included herein and in the registration statement in reliance upon the report of Hazlett, Lewis & Bieter, PLLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in giving these reports.

LEGAL MATTERS

     The validity of the shares of our common stock and warrants to purchase shares of our common stock to be issued in this offering will be passed upon by Bass, Berry & Sims PLC, Nashville, Tennessee.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act for the common stock being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the Commission located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The Commission also maintains a website that contains reports, proxy statements, registration statements and other information. The Commission website address is www.sec.gov. You may call the Commission at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2005	2004
	(unaudited)	(audited)
ASSETS
Cash and due from banks	$8,303,477	$8,770,202
Federal funds sold	5,900,000	—

Total cash and cash equivalents	14,203,477	8,770,202

Securities available for sale	54,146,714	49,706,549
Securities held to maturity	1,021,670	998,883
Restricted investments, at cost	1,617,768	1,267,305
Loans, net of unearned interest and allowance for loan losses	227,821,517	206,896,783
Premises and equipment	15,211,415	14,880,998
Accrued interest receivable	1,161,755	1,041,319
Cash surrender value of life insurance	3,999,721	3,930,613
Other assets	1,126,802	1,737,851

Total assets	$320,310,839	$289,230,503

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing demand deposits	$46,374,826	$41,341,894
NOW accounts	44,304,718	40,492,048
Money market accounts	50,481,816	58,140,593
Savings accounts	6,444,112	6,463,756
Time deposits	121,678,892	98,633,728

Total deposits	269,284,364	245,072,019

Federal funds purchased	—	8,625,000
Securities sold under agreements to repurchase	4,844,678	2,849,567
Accrued interest payable	348,825	225,595
Notes payable	5,671,000	5,671,000
Federal Home Loan Bank advances	21,150,000	9,550,000
Other liabilities	1,041,725	698,409

Total liabilities	302,340,592	272,691,590

Shareholders’ equity:
Common stock, $1.00 par value; 2,400,000 shares authorized; 1,362,384, and 1,268,614 shares issued and outstanding at June 30, 2005, and December 31, 2004, respectively	1,362,384	1,268,614
Additional paid-in capital	13,783,150	12,059,704
Retained earnings	3,221,439	3,400,852
Accumulated other comprehensive income	(396,726)	(190,257)

Total shareholders’ equity	17,970,247	16,538,913

Total liabilities and shareholders’ equity	$320,310,839	$289,230,503

The Notes to Consolidated Financial Statements are an integral part of these statements.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
INTEREST INCOME
Loans	$7,540,934	$5,485,101	$4,020,508	$2,798,927
Securities	1,195,418	607,009	606,480	349,145
Federal funds sold and deposits in other banks	8,370	1,544	3,665	1,191

Total interest income	8,744,722	6,093,654	4,630,653	3,149,263

INTEREST EXPENSE	2,903,345	1,597,354	1,590,980	831,276

Net interest income	5,841,377	4,496,300	3,039,673	2,317,987

Provision for loan losses	198,000	234,000	99,000	117,000

Net interest income after provision for loan losses	5,643,377	4,262,300	2,940,673	2,200,987

NONINTEREST INCOME
Service charges on deposit accounts	546,989	526,591	294,319	278,395
Gain on sale of mortgage loans	202,662	171,169	112,143	82,336
Gain on securities available for sale	32,714	102,180	11,373	(7)
Other noninterest income	516,691	302,440	265,728	164,372

Total noninterest income	1,299,056	1,102,380	683,563	525,096

NONINTEREST EXPENSES
Salaries and employee benefits	2,503,753	2,148,416	1,269,991	1,086,337
Occupancy expenses	399,416	302,330	201,812	319,591
Other operating expenses	1,998,768	1,431,898	1,110,051	522,627

Total noninterest expenses	4,901,937	3,882,644	2,581,854	1,928,555

Income before income taxes	2,040,496	1,482,036	1,042,382	797,528

Income taxes	679,462	543,152	321,518	296,195

Net income	$1,361,034	$938,884	$720,864	$501,333

EARNINGS PER SHARE
Basic	$1.00	$0.71	$0.53	$0.38
Diluted	0.93	0.66	0.49	0.35

The Notes to Consolidated Financial Statements are an integral part of these statements.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Six Months Ended June 30, 2005 and 2004
(UNAUDITED)

						Accumulated
		Total		Additional	Retained	Other
	Comprehensive	Shareholders’	Common	Paid-in	Earnings	Comprehensive
	Income	Equity	Stock	Capital	(Deficit)	Income
BALANCE, January 1, 2004		$14,498,690	$1,260,702	$11,992,294	$1,267,380	$(21,686)

Comprehensive income:
Net income	$938,884	938,884	—	—	938,884	—
Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities available for sale, net of related tax effect	(716,328)	(716,328)	—	—	—	(716,328)

Total comprehensive income	$222,556

BALANCE, June 30, 2004		14,721,246	1,260,702	11,992,294	2,206,264	(738,014)

BALANCE, January 1, 2005		16,538,913	1,268,614	12,059,704	3,400,852	(190,257)

Exercise of stock options, 30,288 shares		293,014	30,288	262,726

Declaration of 5% stock dividend		(16,245)	63,482	1,460,720	(1,540,447)	—

Comprehensive income:
Net income	$1,361,034	1,361,034	—	—	1,361,034	—

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities available for sale, net of reclassification adjustment	(206,469)	(206,469)	—	—	—	(206,469)

Total comprehensive income	$1,154,565

BALANCE, June 30, 2005		$17,970,247	$1,362,384	$13,783,150	$3,221,439	$(396,726)

The Notes to Consolidated Financial Statements are an integral part of these statements.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,361,034	$938,884
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	468,741	362,003
Net realized gains on securities available for sale	(32,211)	(102,180)
Net amortization on securities	108,787	89,068
Provision for loan losses	198,000	234,000
Loss on sale of other real estate	23,445	—
Increase in cash surrender value of life insurance	(69,108)	—
Change in operating assets and liabilities:
Accrued interest receivable	(120,436)	(170,973)
Accrued interest payable	123,230	(309)
Other assets and liabilities	334,726	(693,846)

Net cash provided by operating activities	2,396,208	656,647

CASH FLOWS FROM INVESTING ACTIVITIES
Activity in available-for-sale securities:
Proceeds from sales, maturities, and calls	9,352,451	19,441,408
Purchases	(14,098,448)	(33,722,237)
Purchases of other investments	(350,463)	(10,800)
Net increase in loans	(21,122,734)	(7,952,643)
Purchase of premises and equipment	(799,158)	(2,150,505)
Proceeds from sale of other real estate	596,194	—

Net cash used in investing activities	(26,422,158)	(24,277,777)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	24,212,345	22,495,830
Net increase in Federal Home Loan Bank advances	11,600,000	—
Net decrease in federal funds purchased	(8,625,000)	(400,000)
Net increase in securities sold under agreements to repurchase	1,995,111	2,614,326
Proceeds from sale of common stock	293,014	—
Redemption of fractional shares	(16,245)	—

Net cash provided by financing activities	29,459,225	24,710,156

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,433,275	972,026

CASH AND CASH EQUIVALENTS, beginning of year	8,770,202	5,968,609

CASH AND CASH EQUIVALENTS, end of year	$14,203,477	$6,940,635

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$2,780,115	$1,597,045
Cash paid during the period for taxes	$577,906	668,773

The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Basis of Presentation and Accounting Policies. The unaudited consolidated financial statements in this report have been prepared in conformity with generally accepted accounting principles and general practices within the industry.
     On July 1, 2002, Mountain National Bank reorganized into a holding company structure with Mountain National Bancshares, Inc. acquiring 100% of the common stock of Mountain National Bank. By virtue of the reorganization, Mountain National Bancshares, Inc. became the successor issuer of Mountain National Bank pursuant to Securities and Exchange Commission Rule 12g-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended.
     Certain information and note disclosures normally included in the Company’s annual audited financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the unaudited financial statements in this report. Consequently, the quarterly financial statements should be read in conjunction with the notes to the audited financial statements presented in the Company’s 2004 Annual Report to Shareholders. The unaudited quarterly financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for interim periods presented. All such adjustments were of a normal, recurring nature. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the complete fiscal year.
Note 2. Stock Options. The Mountain National Bank Stock Option Plan (the “Plan”) is a stock option plan that duplicated the provisions of and replaced the plan originally adopted by the Bank when the Company became the holding company of the Bank in 2002. The Plan, which is administered by the Company’s Board of Directors, provides for the grant of both incentive stock options and nonqualified stock options relating to Company common stock. The Plan provides that the exercise price of options granted will not be less than the fair market value of the Company’s common stock on the date of grant. The maximum number of shares that can be sold or optioned under the Plan is 262,500. A total of 229,522 options, with a weighted average exercise price of $10.79 per share, have been granted under the Plan through June 30, 2005. Options for 5,224 shares were exercised during the quarter at an exercise price of $10.21 per share.
     In January 2004, we issued a stock dividend equal to 5 percent of the total shares of common stock outstanding on December 31, 2003. In lieu of fractional shares, shareholders received cash payments totaling $7,245. All per share data included in the accompanying financial statements reflects this stock dividend.
     On January 31, 2005, we issued a 5 percent stock dividend to stockholders of record as of January 7, 2005. This stock dividend resulted in the issuance of 63,482 additional shares of common stock and the payment of a cash dividend in the aggregate amount of $16,245 to stockholders in lieu of fractional shares. The historical per share data presented in the financial statements and data included in this report has been retroactively restated to include this dividend.
     During 2005, the Company has granted incentive stock options to certain officers. As of June 30, 2005, there were 7,500 of these options outstanding, with an exercise price of $24.01 per share. Such options vest in equal amounts over a period of five years, beginning in 2005. If not exercised, these options will expire during 2015.

     A summary of activity in the Plan for the six months ended June 30, 2005 and June 30, 2004, is as follows:

	Outstanding Options		Exercisable Options
		Weighted		Weighted
	Number	Average	Number	Average
	of Options	Exercise Price	of Options	Exercise Price
Options outstanding, December 31, 2003	213,516	$10.28	135,442	$9.79
Options granted	8,400	20.82	—	—
Options which became exercisable	—	—	28,587	11.29
Options exercised	—	—	—	—
Options rescinded/expired	—	—	—	—

Options outstanding, June 30, 2004	221,916	10.28	164,029	9.79

Options outstanding, December 31, 2004	214,543	10.70	156,430	9.79
Options granted	7,500	24.01	—	—
Options which became exercisable	—	—	30,305	9.75
Options exercised	(30,288)	9.65	(30,288)	9.65
Options rescinded/expired	(1,433)	13.62	(331)	13.62

Options outstanding, June 30, 2005	190,322	$10.79	156,116	$9.92

The numbers of options and weighted average exercise price set forth in the table above have been adjusted to reflect the 5% stock dividend issued January 2004 and the 5% stock dividend issued January 31, 2005.
The Company applies the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for the Plan. No stock-based employee compensation is reflected in net income as all options granted under this plan had an exercise price equal to or above the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	Six-months ended		Three-months ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income, as reported	$1,361,034	$938,884	$720,864	$501,333
Effect of stock-based employee compensation expense determined under fair value method for all awards, net of the related tax effects	(26,967)	(23,559)	(13,484)	(11,779)

Pro forma net income	$1,334,067	$915,325	$707,380	$489,554

Earning per share
Basic — as reported	$1.00	$0.71	$0.53	$0.38

Basic — pro forma	$0.98	$0.69	$0.52	$0.37

Diluted — as reported	$0.93	$0.66	$0.49	$0.35

Diluted — pro forma	$0.92	$0.65	$0.48	$0.35

For 2005, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Dividend yield	0.00%
Expected life	7 years
Expected volatility	10%
Risk-free interest rate	4.28%

Note 3. Recently Issued Accounting Standards.
     In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS Statement No. 95, “Statement of Cash Flows.” Generally, the approach to accounting for share-based payments in SFAS No 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values (i.e., pro forma disclosure is no longer an alternative to financial statement recognition). SFAS No. 123(R) is effective for the Company beginning January 1, 2006. The Company is currently evaluating the provisions of SFAS No. 123(R) to determine its impact on the Company’s consolidated financial statements in future periods.

Note 4. Net Earnings Per Common Share. Net earnings per common share are based on the weighted average number of common shares outstanding during the period. Diluted earnings per share include the effects of potential common shares outstanding, including shares issuable upon the exercise of options, during the period.
The following is a summary of the basic and diluted earnings per share calculation for the three- and six-months ended June 30, 2005 and 2004:

	Six-Months Ended		Three-Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Basic earnings per share calculation:

Numerator — Net income	1,361,034	938,884	720,864	501,333
Denominator — Average common shares outstanding	1,355,539	1,323,737	1,358,761	1,323,737

Basic net income per share	$1.00	$0.71	$0.53	$0.38

Diluted earnings per share calculation:

Numerator — Net income	1,361,034	938,884	720,864	501,333
Denominator — Average common shares outstanding	1,355,539	1,323,737	1,358,761	1,323,737

Dilutive shares contingently issuable	100,568	91,556	101,996	91,556

Average dilutive common shares outstanding	1,456,107	1,415,293	1,460,757	1,415,293

Diluted net income per share	$0.93	$0.66	$0.49	$0.35

Report of Independent Registered Public Accounting Firm

To the Stockholders and
  Board of Directors
Mountain National Bancshares, Inc.
Chattanooga, Tennessee

     We have audited the accompanying consolidated balance sheets of Mountain National Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mountain National Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Chattanooga, Tennessee
March 3, 2005

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003

	2004	2003
ASSETS

Cash and due from banks	$8,770,202	$5,968,609
Securities available for sale	49,706,549	22,255,902
Securities held to maturity, fair value of $991,980	998,883	—
Restricted investments, at cost	1,267,305	1,245,105
Loans, net of allowance for loan losses of $2,280,554 in 2004 and $2,141,783 in 2003	206,896,783	177,703,487
Premises and equipment	14,880,998	12,020,937
Accrued interest receivable	1,041,319	922,283
Cash surrender value of life insurance	3,930,613	3,116,933
Other assets	1,737,851	1,235,419

Total assets	$289,230,503	$224,468,675

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing demand deposits	$41,341,894	$34,637,363
NOW accounts	40,492,048	12,235,763
Money market accounts	58,140,593	52,832,296
Savings accounts	6,463,756	5,758,202
Time deposits	98,633,728	91,466,434

Total deposits	245,072,019	196,930,058

Federal funds purchased	8,625,000	4,400,000
Securities sold under agreements to repurchase	2,849,567	2,340,580
Accrued interest payable	225,595	222,671
Notes payable	5,671,000	5,671,000
Federal Home Loan Bank advances	9,550,000	—
Other liabilities	698,409	405,676

Total liabilities	272,691,590	209,969,985

Stockholders’ equity:
Common stock, $1.00 par value; 2,400,000 shares authorized; issued and outstanding 1,268,614 shares in 2004 and 1,260,702 shares in 2003	1,268,614	1,260,702
Additional paid-in capital	12,059,704	11,992,294
Retained earnings	3,400,852	1,267,380
Accumulated other comprehensive income	(190,257)	(21,686)

Total stockholders’ equity	16,538,913	14,498,690

Total liabilities and stockholders’ equity	$289,230,503	$224,468,675

The Notes to Consolidated Financial Statements are an integral part of these statements.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2004 and 2003

	2004	2003
INTEREST INCOME
Loans	$11,618,058	$10,836,297
Securities	1,672,992	852,567
Federal funds sold and deposits in other banks	27,243	9,972

	13,318,293	11,698,836

INTEREST EXPENSE	3,633,855	3,322,733

Net interest income	9,684,438	8,376,103

Provision for loan losses	468,000	735,000

Net interest income after provision for loan losses	9,216,438	7,641,103

NONINTEREST INCOME
Service charges on deposit accounts	1,189,193	991,571
Other fees and commissions	423,886	354,947
Gain on sale of mortgage loans	364,482	454,412
Gain on securities available for sale	207,375	85,272
Other noninterest income	186,568	136,772

	2,371,504	2,022,974

NONINTEREST EXPENSES
Salaries and employee benefits	4,457,428	4,014,432
Occupancy expenses	672,928	518,104
Other operating expenses	3,090,569	2,529,355

	8,220,925	7,061,891

Income before income taxes	3,367,017	2,602,186

Income taxes	1,233,545	938,910

Net income	$2,133,472	$1,663,276

EARNINGS PER SHARE
Basic	$1.68	$1.32
Diluted	1.56	1.24

The Notes to Consolidated Financial Statements are an integral part of these statements.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2004 and 2003

						Accumulated
		Total		Additional		Other
	Comprehensive	Stockholders’	Common	Paid-in	Retained	Comprehensive
	Income	Equity	Stock	Capital	Earnings	Income
BALANCE, December 31, 2002		$13,012,753	$1,200,000	$10,800,000	$854,345	$158,408

Declaration of 5% stock dividend		(7,245)	59,702	1,183,294	(1,250,241)	—

Exercise of stock options, 1,000 shares issued		10,000	1,000	9,000	—	—

Comprehensive income:
Net income	$1,663,276	1,663,276	—	—	1,663,276	—

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities available for sale, net of reclassification adjustment	(180,094)	(180,094)	—	—	—	(180,094)

Total comprehensive income	$1,483,182

BALANCE, December 31, 2003		14,498,690	1,260,702	11,992,294	1,267,380	(21,686)

Exercise of stock options, 7,912 shares issued		75,322	7,912	67,410	—	—

Comprehensive income:
Net income	$2,133,472	2,133,472	—	—	2,133,472	—

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities available for sale, net of reclassification adjustment	(168,571)	(168,571)	—	—	—	(168,571)

Total comprehensive income	$1,964,901

BALANCE, December 31, 2004		$16,538,913	$1,268,614	$12,059,704	$3,400,852	$(190,257)

The Notes to Consolidated Financial Statements are an integral part of these statements.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,133,472	$1,663,276
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	716,450	643,385
Net realized gains on securities available for sale	(207,375)	(85,272)
Net amortization on securities	167,911	504,226
Provision for loan losses	468,000	735,000
Gain on sale of other real estate	—	(103,623)
Deferred income taxes	41,245	(74,190)
Increase in cash surrender value of life insurance	(136,680)	(157,817)
Change in operating assets and liabilities:
Accrued interest receivable	(119,036)	(82,426)
Accrued interest payable	2,924	(94,044)
Other assets and liabilities	(247,758)	(469,194)

Net cash provided by operating activities	2,819,153	2,479,321

CASH FLOWS FROM INVESTING ACTIVITIES
Activity in available-for-sale securities:
Proceeds from sales, maturities, and calls	39,298,215	21,497,709
Purchases	(66,902,380)	(19,728,511)
Purchases of securities held to maturity	(977,670)	—
Purchases of other investments	(22,200)	(452,805)
Loan originations and principal collections, net	(29,661,296)	(35,118,336)
Purchase of premises and equipment	(3,576,499)	(2,254,387)
Purchase of life insurance	(677,000)	—
Proceeds from sale of other real estate	—	919,641

Net cash used in investing activities	(62,518,830)	(35,136,689)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	48,141,961	21,041,755
Payments on notes payable	—	(6,000,000)
Proceeds from notes payable	—	5,671,000
Net increase (decrease) in Federal Home Loan Bank advances	9,550,000	(2,000,000)
Proceeds from federal funds purchased	4,225,000	4,400,000
Net increase in securities sold under agreements to repurchase	508,987	340,943
Proceeds from exercise of stock options	75,322	10,000
Redemption of fractional shares	—	(7,245)

Net cash provided by financing activities	62,501,270	23,456,453

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,801,593	(9,200,915)

CASH AND CASH EQUIVALENTS, beginning of year	5,968,609	15,169,524

CASH AND CASH EQUIVALENTS, end of year	$8,770,202	$5,968,609

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$3,630,931	$3,416,777
Cash paid during the year for taxes	1,234,853	1,453,355

The Notes to Consolidated Financial Statements are an integral part of these statements.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 1.	Summary of Significant Accounting Policies

The accounting and reporting policies of Mountain National Bancshares, Inc. and subsidiary (Company) conform with generally accepted accounting principles and practices within the banking industry. The policies that materially affect financial position and results of operations are summarized as follows:

Nature of operations and geographic concentration:

The Company is a bank-holding company which owns all of the outstanding common stock of Mountain National Bank (Bank). The Bank provides a variety of financial services through its branch offices located in Sevier County, Tennessee. The Bank’s primary deposit products are demand deposits, savings accounts, and certificates of deposit. Its primary lending products are commercial loans, real estate loans, and installment loans.

Principles of consolidation:

The consolidated financial statements include the accounts of the Company and the Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 1.	Summary of Significant Accounting Policies (continued)

Use of estimates: (continued)

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Statements of cash flows:

The Company considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks, and federal funds sold to be cash equivalents for purposes of the statements of cash flows.

Securities:

Debt securities are classified as held to maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at market value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available for sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method.

Declines in the market value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 1.	Summary of Significant Accounting Policies (continued)

Securities sold under agreements to repurchase:

The Bank enters into sales of securities under agreements to repurchase identical securities the next day. The securities underlying the agreements are book-entry securities.

Loans:

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

The accrual of interest on real estate and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Installment loans and other personal loans are typically charged off no later than 90 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses:

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 1.	Summary of Significant Accounting Policies (continued)

Premises and equipment:

Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and the declining balance methods based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Other real estate owned:

Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Bank’s carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Other real estate owned also includes excess bank property from acquisition of land used for the construction of bank branches. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.

Income taxes:

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes related primarily to differences between the basis of the allowance for loan losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Advertising costs:

The Company expenses all advertising costs as incurred. Advertising expense was $229,613 and $190,412 for the years ended December 31, 2004 and 2003, respectively.

Reclassifications:

Certain amounts reported in the 2003 financial statements have been reclassified to conform to the 2004 presentation.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 1.	Summary of Significant Accounting Policies (continued)

Stock-based compensation:

At December 31, 2004, the Company has a stock-based compensation plan, which is described more fully in Note 14. The Company applies the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for the plan. No stock-based employee compensation is reflected in net income as all options granted under this plan had an exercise price equal to or above the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	2004	2003

Net income, as reported	$2,133,472	$1,663,276

Effect of stock-based employee compensation expense determined under fair value method for all awards, net of the related tax effects	(47,299)	(40,262)

Pro forma net income	$2,086,173	$1,623,014

Earnings per share:
Basic-as reported	$1.68	$1.32

Basic-pro forma	$1.64	$1.29

Diluted-as reported	$1.56	$1.24

Diluted-pro forma	$1.52	$1.21

Segment reporting:

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” provides for the identification of reportable segments on the basis of discreet business units and their financial information to the extent such units are reviewed by an entity’s chief decision maker (which can be an individual or group of management persons). The Statement permits aggregation or combination of segments that have similar characteristics. In the Company’s operations, each branch is viewed by management as being a separately identifiable business or segment from the perspective of monitoring performance and allocation of financial resources. Although the branches operate independently and are managed and monitored separately, each is substantially similar in terms of business focus, type of customers, products and services. Accordingly, the Company’s consolidated financial statements reflect the presentation of segment information on an aggregated basis in one reportable segment.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 2.	Securities

Securities have been classified in the balance sheet according to management’s intent as securities held to maturity or securities available for sale. The amortized cost and approximate market value of securities at December 31, 2004 and 2003, are as follows:

	2004
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

Securities available for sale:
U.S. Government securities	$256,718	$196	$—	$256,914
U.S. Government agencies	8,894,883	3,492	(63,839)	8,834,536
Obligations of states and political subdivisions	2,320,623	8,585	(21,800)	2,307,408
Mortgage-backed securities	38,541,190	18,012	(251,511)	38,307,691

	$50,013,414	$30,285	$(337,150)	$49,706,549

Securities held to maturity:
Obligations of states and political subdivisions	$998,883	$—	$(6,903)	$991,980

	2003
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

Securities available for sale:
U.S. Government securities	$514,607	$4,222	$(157)	$518,672
U.S. Government agencies	6,051,237	25,781	(49,756)	6,027,262
Mortgage-backed securities	15,725,035	66,893	(81,960)	15,709,968

	$22,290,879	$96,896	$(131,873)	$22,255,902

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 2.	Securities (continued)

At December 31, 2004, securities that have been in a continuous unrealized loss position for twelve months or more are not significant in relation to the total securities portfolio.

At December 31, 2004 and 2003, securities with a carrying value of approximately $31,651,000 and $16,810,000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. At December 31, 2004 and 2003, the carrying amount of securities pledged to secure repurchase agreements was approximately $4,980,000 and $3,762,000, respectively.

The amortized cost and estimated market value of securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale		Securities Held to Maturity
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value

Due in one year or less	$256,718	$256,914	$—	$—
Due from five years to ten years	1,175,991	1,180,930	—	—
Due after ten years	10,039,515	9,961,014	998,883	991,980
Mortgage-backed securities	38,541,190	38,307,691	—	—

	$50,013,414	$49,706,549	$998,883	$991,980

Proceeds from the sale of securities available for sale were $31,064,706 for 2004 and $4,980,692 for 2003. Gross gains realized on those sales were $210,573 in 2004 and $85,272 in 2003. Gross losses on those sales were $3,198 in 2004 and $1,347 in 2003.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 3.	Loans and Allowance for Loan Losses

At December 31, 2004 and 2003, the Bank’s loans consist of the following (in thousands):

	2004	2003

Mortgage loans on real estate:
Residential 1-4 family	$37,655	$23,962
Residential multifamily	5,912	7,103
Commercial	76,388	75,819
Construction	55,618	44,086
Second mortgages	1,706	1,572
Equity lines of credit	12,611	11,365

	189,890	163,907

Commercial loans	9,870	10,489

Consumer installment loans:
Personal	8,080	4,521
Credit cards	1,338	928

	9,418	5,449

Total loans	209,178	179,845
Less: Allowance for loan losses	(2,281)	(2,142)

Loans, net	$206,897	$177,703

A summary of transactions in the allowance for loan losses for the years ended December 31, 2004 and 2003, is as follows:

	2004	2003

Balance, beginning of year	$2,141,783	$1,594,956

Provision for loan losses	468,000	735,000
Loans charged-off	(367,019)	(198,412)
Recoveries of loans previously charged-off	37,790	10,239

Balance, end of year	$2,280,554	$2,141,783

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 3.	Loans and Allowance for Loan Losses (continued)

The Bank’s only significant concentration of credit at December 31, 2004, occurred in real estate loans which totaled approximately $189,890,000. While real estate loans accounted for 91 percent of total loans, these loans were primarily residential mortgage loans, commercial loans secured by commercial properties and consumer loans. A portion of these loans were for construction, land acquisition and development. Substantially all real estate loans are secured by properties located in Tennessee.

In the normal course of business, the Bank makes loans to executive officers and directors and their affiliates of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Loans to executive officers, principal shareholders, and directors and their affiliates were approximately $6,434,000 and $5,693,000 at December 31, 2004 and 2003, respectively.

Impaired loans without a valuation allowance were insignificant in relation to the Bank’s loan portfolio at December 31, 2004 and 2003.

Interest income recognized on impaired loans was insignificant to total interest income on loans for each of the years ending December 31, 2004 and 2003.

Note 4.	Bank Premises and Equipment

A summary of bank premises and equipment at December 31, 2004 and 2003, is as follows:

	2004	2003

Land	$3,872,631	$3,114,492
Buildings and improvements	9,521,984	7,541,337
Furniture, fixtures and equipment	3,965,834	3,305,130

	17,360,449	13,960,959
Accumulated depreciation	(2,479,451)	(1,940,022)

	$14,880,998	$12,020,937

Depreciation expense for the years ended December 31, 2004 and 2003, amounted to $716,450 and $643,385, respectively.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 5.	Time Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004, was approximately $55,379,000.

At December 31, 2004, the scheduled maturities of time deposits are as follows:

2005	$76,713,585
2006	13,310,863
2007	3,483,385
2008	3,930,599
2009	1,195,296

Total	$98,633,728

Note 6.	Income Taxes

The Company files consolidated income tax returns with its subsidiary. Under the terms of a tax-sharing agreement, the subsidiary’s allocated portion of the consolidated tax liability is computed as if it were reporting income and expenses to the Internal Revenue Service as a separate entity.

Income tax expense in the statements of income for the years ended December 31, 2004 and 2003, consists of the following:

	2004	2003

Current tax expense	$1,192,300	$1,013,100
Deferred tax expense (benefit) related to:
Depreciation	153,270	87,200
Provision for loan losses	(179,200)	(158,000)
Amortization	—	48,400
Other	67,175	(51,790)

Income tax expense	$1,233,545	$938,910

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 6.	Income Taxes (continued)

Income tax expense is different from expected income tax expense computed by multiplying income before income taxes by the statutory federal income tax rates. The reasons for this difference are as follows:

	2004	2003

Expected tax at statutory rates	$1,145,000	$884,700

Increase (decrease) resulting from tax effect of:
State income taxes, net of federal tax benefit	139,100	106,900
Increase in cash surrender value of life insurance	(52,400)	(55,900)
Other	1,845	3,210

Income tax expense	$1,233,545	$938,910

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2004 and 2003, were as follows:

	2004	2003

Deferred tax assets:
Provision for loan losses	$(562,600)	$(383,464)
Deferred compensation	(41,900)	(23,302)
Other	(120,175)	(13,291)

Total deferred tax assets	(724,675)	(420,057)

Deferred tax liabilities:
Accelerated depreciation	474,090	362,021
Other	133,400	28,962

Total deferred tax liabilities	607,490	390,983

Net deferred tax (asset) liability	$(117,185)	$(29,074)

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 7.	Federal Home Loan Bank Advances

The Bank has an agreement with the Federal Home Loan Bank (FHLB) that can provide short-term and long-term funding to the Bank in an amount up to $32,000,000. The Bank’s portfolio of one to four single-family mortgages has been pledged as collateral for any advances based upon an agreement requiring a collateral-to-loan ratio of 125%.

At December 31, 2004, FHLB advances consist of the following:

Long-term advance requiring monthly interest payments at 3.44%, principal due in December 2006	$2,500,000

Long-term advance requiring monthly interest payments at 3.12%, principal due in August 2006	2,950,000

Long-term advance requiring monthly interest payments at 3.10%, principal due in December 2005	2,500,000

Long-term advance requiring monthly interest payments at 2.52%, principal due in August 2005	1,600,000

$9,550,000

Note 8.	Notes Payable

During November 2003, the Company issued floating rate junior subordinated debt securities totaling $5,671,000. Interest on these debt securities is payable quarterly at the three-month LIBOR rate plus 305 basis points. The entire principal balance is due December 31, 2033, and principal may be repaid without penalty at any time after December 31, 2008.

Note 9.	Employee Benefit Plan

The Bank sponsors a 401(k) employee benefit plan covering substantially all employees who have completed at least six months of service and met minimum age requirements. The Bank’s contribution to the plan is discretionary and was $68,360 for 2004 and $52,970 for 2003.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 10.	Leases

The Bank is leasing the land on which its Gatlinburg branch is located under a noncancelable lease agreement that expires in 2013. This lease agreement contains renewal options for twelve additional five-year terms.

In addition, the Bank is leasing the building in which its Gatlinburg walk-up facility is located and property on which it has placed automated teller machines. These leases expire at various dates through 2010 and contain various renewal options. Total rental expense under all operating leases was $105,289 in 2004 and $118,574 in 2003.

The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2004:

2005	$102,038
2006	101,178
2007	101,379
2008	99,222
2009	100,708
Thereafter	193,429

Total	$697,954

Note 11.	Financial Instruments With Off-Balance-Sheet Risk

In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet. At December 31, 2004, commitments under standby letters of credit and undisbursed loan commitments aggregated of approximately $51,584,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 11.	Financial Instruments With Off-Balance-Sheet Risk (continued)

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

The Bank was not required to perform on any financial guarantees and did not incur any losses on its commitments during 2004 or 2003.

Note 12.	Fair Value of Financial Instruments

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature; involve uncertainties and matters of judgment; and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents:

For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Securities:

The fair value of securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

Restricted investments:

Restricted investments consist of Federal Home Loan Bank, Federal Reserve Bank, and The Bankers Bank stock and the carrying amount approximates fair value based on the stock redemption provisions of each of the entities.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 12.	Fair Value of Financial Instruments (continued)

Loans:

The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates, adjusted for credit risk and servicing costs. The estimate of maturity is based on historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

Cash surrender value of life insurance:

The estimated value of cash surrender value of life insurance approximates its carrying value.

Deposits:

The fair value of deposits with no stated maturity, such as demand deposits, money market accounts, and savings deposits, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Federal funds purchased and securities sold under agreements to repurchase:

The estimated value of these liabilities, which are extremely short term, approximates their carrying value.

Notes payable:

For the notes payable with a floating interest rate tied to LIBOR, the carrying amounts are considered a reasonable estimate of fair value.

Federal Home Loan Bank advances:

The carrying amounts of the FHLB advances approximate their fair value.

Commitments to extend credit, letters of credit and lines of credit:

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 12.	Fair Value of Financial Instruments (continued)

The carrying amount and estimated fair value of the Company’s financial instruments at December 31, 2004 and 2003, are as follows (in thousands):

	2004		2003
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Assets:
Cash and cash equivalents	$8,770	$8,770	$5,969	$5,969
Securities	50,705	50,699	22,256	22,256
Restricted investments	1,267	1,267	1,245	1,245
Loans	206,897	206,443	177,703	177,673
Cash surrender value of life insurance	3,931	3,931	3,117	3,117

Liabilities:
Noninterest-bearing demand deposits	$41,342	$41,342	$34,638	$34,638
NOW accounts	40,492	40,492	12,236	12,236
Savings and money market accounts	64,604	64,604	58,590	58,590
Time deposits	98,634	98,271	91,466	92,022
Notes payable	5,671	5,671	5,671	5,671
Federal funds purchased and securities sold under agreements to repurchase	11,475	11,475	6,741	6,741
Federal Home Loan Bank advances	9,550	9,550	—	—
Unrecognized financial instruments (net of contract amount):
Commitments to extend credit	—	—	—	—
Letters of credit	—	—	—	—
Lines of credit	—	—	—	—

Note 13.	Liquidity and Capital Resources

The Company’s primary source of funds with which to pay its future obligations is the receipt of dividends from its subsidiary bank. Banking regulations provide that the Bank must maintain capital sufficient to enable it to operate as a viable institution and, as a result, may limit the amount of dividends the Bank may pay without prior approval. It is management’s intention to limit the amount of dividends paid in order to maintain compliance with capital guidelines and to maintain a strong capital position in the Bank.

Note 14.	Stock Option Plan

The Company has a stock option plan that is administered by the Board of Directors and provides for both incentive stock options and nonqualified stock options. The exercise price of each option shall not be less than 100 percent of the fair market value of the common stock on the date of grant. The maximum number of shares that can be sold or optioned under the plan is 262,500. All options have been granted at the fair market value of the shares at the date of grant. The maximum term for each option is ten years.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 14.	Stock Option Plan (continued)

The Company has granted incentive stock options to certain key officers and employees. The Company has also granted nonqualified stock options to non-employee organizers of the Bank. Options granted under the plan vest beginning one year from the grant date on an equal incremental basis over periods of three to six years. The stock option agreements state that upon termination of employment, employees have 90 days to exercise any stock options vested as of the termination date.

A summary of activity in the Company’s stock option plan for the years ended December 31, 2004 and 2003, is as follows:

	Unexercised Options		Exercisable Options
	Number	Weighted Average	Number	Weighted Average
	of Shares	Exercise Price	of Shares	Exercise Price

Outstanding, December 31, 2002	172,849	$9.55	104,366	$9.57
Options granted	33,500	14.29	—	—
Options which became exercisable	—	—	25,626	9.75
Options exercised	(1,000)	10.00	(1,000)	10.00
Options rescinded	(2,000)	14.29	—	—

Outstanding, December 31, 2003	203,349	10.28	128,992	9.79
Options granted	8,000	20.82	—	—
Options which became exercisable	—	—	18,066	9.52
Options exercised	(7,912)	9.52	(7,912)	9.52
Options rescinded	(500)	20.82	—	—

Outstanding, December 31, 2004	202,937	10.70	139,146	9.77

The weighted-average fair value of options granted in 2004 was $6.06 per share. The weighted-average fair value of options granted in 2003 was $3.57 per share. At December 31, 2004, the range of exercise prices of outstanding options issued was $9.52 to $20.82. The weighted average remaining contractual life of all options is 4.77 years. If not exercised, the options will expire from 2008 to 2014.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2004	2003

Dividend yield	0.00%	0.00%
Expected life	6.5 years	6.5 years
Expected volatility	15%	10%
Risk-free interest rate	4.70%	4.10%

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 15.	Regulatory Matters

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s prompt corrective action category for bank capital.

The Company’s and the Bank’s actual capital amounts and ratios are also presented in the table. Dollar amounts are presented in thousands.

			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Total capital to risk-weighted assets:
Consolidated	$24,510	10.96%	$17,888	8.00%
Mountain National Bank	23,833	10.67%	17,865	8.00%

Tier I capital to risk-weighted assets:
Consolidated	22,229	9.94%	8,944	4.00%
Mountain National Bank	21,552	9.65%	8,932	4.00%

Tier I capital to average assets:
Consolidated	22,229	8.08%	10,998	4.00%
Mountain National Bank	21,552	7.85%	10,981	4.00%

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 15.	Regulatory Matters (continued)

			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Total capital to risk-weighted assets:
Consolidated	$22,303	11.64%	$15,323	8.00%
Mountain National Bank	21,795	11.39%	15,303	8.00%

Tier I capital to risk-weighted assets:
Consolidated	19,345	10.10%	7,661	4.00%
Mountain National Bank	19,653	10.27%	7,651	4.00%

Tier I capital to average assets:
Consolidated	19,345	8.87%	8,728	4.00%
Mountain National Bank	19,653	9.01%	8,725	4.00%

Note 16.	Other Comprehensive Income

Other comprehensive income consists of unrealized holding gains and losses on securities available for sale. A summary of other comprehensive income and the related tax effects for the years ended December 31, 2004 and 2003, is as follows:

		Tax
	Before-Tax	(Expense)	Net-of-Tax
	Amount	Benefit	Amount
Year ended December 31, 2004:
Unrealized holding gains and losses arising during the period	$(64,514)	$24,515	$(39,999)

Less reclassification adjustment for gains realized in net income	207,375	(78,803)	128,572

	$(271,889)	$103,318	$(168,571)

Year ended December 31, 2003:
Unrealized holding gains and losses arising during the period	$(205,202)	$77,977	$(127,225)

Less reclassification adjustment for gains realized in net income	85,272	(32,403)	52,869

	$(290,474)	$110,380	$(180,094)

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 17.	Earnings Per Common Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.

Potential common shares that may be issued by the Company relate to outstanding stock options, determined using the treasury stock method.

Earnings per common share have been computed based on the following:

	2004	2003

Net income applicable to common stock	$2,133,472	$1,663,276

Average number of common shares outstanding	1,268,614	1,259,801
Effect of dilutive stock options	99,525	83,896

Average number of common shares outstanding used to calculate diluted earnings per common share	1,368,139	1,343,697

Note 18.	Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain embedded derivatives, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement amends SFAS No. 133 to reflect the decisions made as part of the Derivatives Implementation Group and in other FASB projects or deliberations. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this Standard had no material effect on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this Standard had no material effect on the Company’s consolidated financial statements.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 18.	Recent Accounting Pronouncements (continued)

In November 2002, the FASB issued Interpretation No. 45, (FIN 45) “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Interpretation expands on the accounting guidance of SFAS No. 5, “Accounting for Contingencies,” SFAS No. 57, “Related Party Disclosures,” and SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” It also incorporates without change the provisions of FASB Interpretation No. 34, “Disclosure of Indirect Guarantees of Indebtedness of Others,” which is superseded. The initial recognition and measurement provisions of this Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation were effective for periods ending after December 15, 2002. Adoption of this Standard did not have a material effect on the Company’s consolidated financial statements.

In December 2003, the FASB issued revised Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” This Interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements,” for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the variable interest entities’ expected losses if they occur, receive a majority of the variable interest entities’ residual returns if they occur, or both. This Interpretation was effective for variable interest entities created after January 31, 2003, and for variable interest entities in which an enterprise obtains an interest after that date. This Interpretation is effective in the first fiscal year or interim period beginning after December 15, 2004, for variable interest entities in which an enterprise holds a variable interest that was acquired before February 1, 2003, with earlier adoption permitted. Adoption of this Standard did not have a material effect on the Company’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” which is a revision of SFAS No. No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS Statement No. 95, “Statement of Cash Flows.” Generally, the approach to accounting for share-based payments in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 18.	Recent Accounting Pronouncements (continued)

employee stock options, to be recognized in the financial statements based on their fair values (i.e., pro forma disclosure is no longer an alternative to financial statement recognition). SFAS No. 123(R) is effective for the Company beginning January 1, 2006. The Company is currently evaluating the provisions of SFAS No. 123(R) to determine its impact on the Company’s consolidated financial statements in future periods.

Note 19.	Stock Dividends

Effective December 31, 2003, the Board of Directors declared a stock dividend equal to 5 percent of the total outstanding common stock on that date. In lieu of fractional shares, certain stockholders received cash payments totaling $7,245. All per share data included in the accompanying financial statements reflects this stock dividend.

During January 2005 the Board of Directors approved a 5% stock dividend for stockholders of record as of January 7, 2005. This stock dividend will result in the issuance of approximately 63,400 additional shares of common stock. The stock dividend will require retroactive restatement of all historical per share data in the quarter ending March 31, 2005. Unaudited pro forma results for basic and diluted earnings per share for 2004 and 2003 are as follows:

	2004	2003

Earnings per share:
Basic-as reported	$1.68	$1.32

Basic-pro forma	$1.60	$1.26

Diluted-as reported	$1.56	$1.24

Diluted-pro forma	$1.49	$1.18

The unaudited pro forma impact of the stock dividend on the Company’s consolidated balance sheet at December 31, 2004, would be to increase common stock and additional paid in capital by approximately $63,400 and $1,458,800, respectively, with an offsetting reduction to retained earnings.

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 20.	Condensed Parent Information

	2004	2003
BALANCE SHEETS

ASSETS
Cash	$423,674	$223,797
Investment in subsidiary	21,362,123	19,631,442
Other assets	451,873	395,027

Total assets	$22,237,670	$20,250,266

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$5,671,000	$5,671,000
Other liabilities	27,757	80,576

Total liabilities	5,698,757	5,751,576

Stockholders’ equity	16,538,913	14,498,690

Total liabilities and stockholders’ equity	$22,237,670	$20,250,266

STATEMENTS OF INCOME

INCOME	$7,734	$1,080

EXPENSES	350,829	239,532

Loss before equity in undistributed earnings of subsidiary	(343,095)	(238,452)

Equity in undistributed earnings of subsidiary	2,344,892	1,818,375

Income tax benefit	131,675	83,353

Net income	$2,133,472	$1,663,276

MOUNTAIN NATIONAL BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

Note 20.	Condensed Parent Information (continued)

	2004	2003

STATEMENTS OF CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,133,472	$1,663,276
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary	(1,899,251)	(870,745)
Other	(109,666)	(91,426)

Net cash provided by operating activities	124,555	701,105

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of stock in capital trust	—	(171,000)

Net cash used in investing activities	—	(171,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	—	5,671,000
Principal payments on note payable	—	(6,000,000)
Redemption of fractional shares	—	(7,245)
Exercise of stock options	75,322	10,000

Net cash provided by (used in) financing activities	75,322	(326,245)

NET INCREASE IN CASH AND CASH EQUIVALENTS	199,877	203,860

CASH AND CASH EQUIVALENTS, beginning of year	223,797	19,937

CASH AND CASH EQUIVALENTS, end of year	$423,674	$223,797

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid (received) during the year for:
Interest	$256,498	$214,740
Income taxes	(27,757)	(107,621)

August ___, 2005

     Until August ___, 2005, all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interests, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     The Registrant’s charter and bylaws provide that the Registrant shall to the fullest extent allowed by the laws of the State of Tennessee, both as now in effect or hereafter adopted, indemnify and advance expenses to each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or employee or in any other capacity while serving as a director, officer or employed.

     The Registrant’s bylaws also provide that the indemnification rights contained in the bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, agreement, vote of shareholders, disinterested directors, or otherwise.

     The Registrant believes that its charter and bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

     The Registrant’s charter and bylaws also allow it to purchase and maintain insurance to protect its directors, officers, agents and employees against any liability asserted against them or incurred by them. The insuring of the directors, officers, agents and employees is permitted whether or not the Registrant would have the power to indemnify that director, officer, agent or employee under its charter or the terms of the Tennessee Business Corporation Act.

Item 25. Other Expenses of Issuance and Distribution.

     The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee	$1,103
*Blue Sky Fees	$5,000
*Legal Fees and Expenses	$30,000
*Accounting Fees and Expenses	$15,000
*Miscellaneous	$48,897

*Total	$100,000

*	Estimated

Item 26. Recent Sales of Unregistered Securities.

     None.

Item 27. Exhibits.

Exhibit
Number	Description
2.1	Plan of Reorganization dated March 28, 2003, by and between the Registrant and Mountain National Bank (included as Exhibit 2.1 to the Report on Form 8-K12G3 of the Registrant, dated July 12, 2003 (File No. 000-49912), previously filed with the Commission and incorporated herein by reference).

2.2	Amendment to Plan of Reorganization dated July 1, 2003 (included as Exhibit 2.2 to the Report on Form 8-K12G3 of the Registrant, dated July 12, 2003 (File No. 000-49912), previously filed with the Commission and incorporated herein by reference).

3.1	Charter of Incorporation of the Registrant (included as Exhibit 3.1 to the Report on Form 8-K12G3 of the Registrant, dated July 12, 2003 (File No. 000-49912), previously filed with the Commission and incorporated herein by reference).

3.2	Bylaws of the Registrant (included as Exhibit 3.2 to the Report on Form 8-K12G3 of the Registrant, dated July 12, 2003 (File No. 000-49912), previously filed with the Commission and incorporated herein by reference).

4.1	Specimen Common Stock Certificate**

5.1	Opinion of Bass, Berry & Sims PLC**

10.1	Stock Option Plan of the Registrant (included as Exhibit 10.1 to the Registrant’s Form 10-KSB for the year ended December 31, 2002 and incorporated herein by reference)*

10.2	Employment Agreement of Dwight B. Grizzell (included as Exhibit 10.2 to the Registrant’s Form 10-KSB for the year ended December 31, 2002 and incorporated herein by reference)*

10.3	Stock Option Agreement of Dwight B. Grizzell (assumed by Registrant) (included as Exhibit 10.3 to the Registrant’s Form 10-KSB for the year ended December 31, 2002 and incorporated herein by reference)*

10.4	Summary Description of Director Compensation Arrangements (included as Exhibit 10.4 to the Registrant’s Form 10-KSB for the year ended December 31, 2004 and incorporated herein by reference)*

10.5	Form of Warrant Agreement

21.1	Subsidiaries of the Registrant (included as Exhibit 21.1 to the Registrant’s Form 10-KSB for the year ended December 31, 2004 and incorporated herein by reference)

23.1	Consent of Hazlett, Lewis & Bieter, PLLC

23.2	Consent of Bass, Berry and Sims PLC (included in Exhibit 5.1)**

24.1	Power of Attorney (contained on signature page of this registration statement)**

*	Denotes management contract or compensatory plan or arrangement.

**	Filed previously.

Item 28. Undertakings.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned small business issuer hereby undertakes that it will:

(1)	For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)	For determining liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned in the City of Sevierville, State of Tennessee on August 23, 2005.

MOUNTAIN NATIONAL BANCSHARES, INC.
By:	/s/ Dwight B. Grizzell
Dwight B. Grizzell
President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Dwight B. Grizzell Dwight B. Grizzell	President, Chief Executive Officer, and Director (Principal Executive Officer)	August 23, 2005
/s/ Rick Hubbs Rick Hubbs	Senior Vice President and Controller (Principal Accounting and Financial Officer)	August 23, 2005
* James F. Bookstaff	Director	August 23, 2005
* Gary A. Helton	Director	August 23, 2005
* Charlie R. Johnson	Director	August 23, 2005

Signature	Title	Date
* Sam L. Large	Director	August 23, 2005
* Jeffrey J. Monson	Director	August 23, 2005
* Linda N. Ogle	Director	August 23, 2005
* Michael C. Ownby	Director	August 23, 2005
* John M. Parker, Sr.	Director	August 23, 2005
* Ruth A. Reams	Director	August 23, 2005
* Barbara S. Stevens	Director	August 23, 2005

*	/s/ Dwight B. Grizzell Dwight B. Grizzell Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Plan of Reorganization dated March 28, 2003, by and between the Registrant and Mountain National Bank (included as Exhibit 2.1 to the Report on Form 8-K12G3 of the Registrant, dated July 12, 2003 (File No. 000-49912), previously filed with the Commission and incorporated herein by reference).

2.2	Amendment to Plan of Reorganization dated July 1, 2003 (included as Exhibit 2.2 to the Report on Form 8-K12G3 of the Registrant, dated July 12, 2003 (File No. 000-49912), previously filed with the Commission and incorporated herein by reference).

3.1	Charter of Incorporation of the Registrant (included as Exhibit 3.1 to the Report on Form 8-K12G3 of the Registrant, dated July 12, 2003 (File No. 000-49912), previously filed with the Commission and incorporated herein by reference).

3.2	Bylaws of the Registrant (included as Exhibit 3.2 to the Report on Form 8-K12G3 of the Registrant, dated July 12, 2003 (File No. 000-49912), previously filed with the Commission and incorporated herein by reference).

4.1	Specimen Common Stock Certificate**

5.1	Opinion of Bass, Berry & Sims PLC**

10.1	Stock Option Plan of the Registrant (included as Exhibit 10.1 to the Registrant’s Form 10-KSB for the year ended December 31, 2002 and incorporated herein by reference)*

10.2	Employment Agreement of Dwight B. Grizzell (included as Exhibit 10.2 to the Registrant’s Form 10-KSB for the year ended December 31, 2002 and incorporated herein by reference)*

10.3	Stock Option Agreement of Dwight B. Grizzell (assumed by Registrant) (included as Exhibit 10.3 to the Registrant’s Form 10-KSB for the year ended December 31, 2002 and incorporated herein by reference)*

10.4	Summary Description of Director Compensation Arrangements (included as Exhibit 10.4 to the Registrant’s Form 10-KSB for the year ended December 31, 2004 and incorporated herein by reference)*

10.5	Form of Warrant Agreement

21.1	Subsidiaries of the Registrant (included as Exhibit 21.1 to the Registrant’s Form 10-KSB for the year ended December 31, 2004 and incorporated herein by reference)

23.1	Consent of Hazlett, Lewis & Bieter, PLLC

23.2	Consent of Bass, Berry and Sims PLC (included in Exhibit 5.1)**

24.1	Power of Attorney (contained on signature page of this registration statement)**

* Denotes management contract or compensatory plan or arrangement.

** Filed previously.